As filed with the Securities and Exchange Commission on August 10, 2009
Registration No. 333-156534

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCENTRIC ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	1090	30-0363936
(State or other jurisdiction of	(Primary Standard Industrial	(I. R. S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
3550 Sabin Brown Road, Suite 3
Wickenburg, AZ 85390
(928) 684-2717
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew K. Simpson
Chief Executive Officer and
Chief Financial Officer
Concentric Energy Corp.
3550 Sabin Brown Road, Suite 3
Wickenburg, AZ 85390
(928) 684-2717
FAX: (925) 684-2510
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Harvey Kesner, Esq.
Benjamin S. Reichel, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Tel: (212) 930-9700
FAX: (212) 930-9725
Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if smaller reporting company)
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and offers to buy these securities are not being solicited in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 10, 2009
Concentric Energy Corp.
1,389,645 shares of common stock
     This prospectus relates to the resale of up to 1,389,645 shares of common stock, $.001 par value per share, of Concentric Energy Corp. that may be sold from time to time by the selling stockholders identified in this prospectus, consisting of 765,293 shares of common stock, 380,495 shares of common stock issuable upon the exercise of warrants at $3.50 per share, 167,632 shares of common stock issuable upon the exercise of warrants at $4.55 per share and 76,225 shares of common stock issuable upon the exercise of warrants at $2.44 per share.
     The selling stockholders will be offering and selling our shares of common stock at a price of $0.90 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not presently traded on any exchange or automated quotation system. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to become eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such an application.
     We will not receive any proceeds from the sale of these shares by the selling stockholders. We will, however, receive proceeds from the exercise of the warrants if they are exercised for cash by the selling stockholders.
     We will pay all of the expenses incident to the registration of the shares offered under this prospectus, except for sales commissions and other expenses of selling stockholders applicable to the sales of their shares.
Selling stockholders may sell their shares directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders. The selling stockholders may engage brokers, dealers, or agents who may receive commissions, or discounts from the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” in this prospectus.
     An investment in our common stock is speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page 5.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                      , 2009

     You should only rely on the information contained in this prospectus. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, and you must not rely on any unauthorized information or representations. The information contained in this prospectus is current only as of its date, unless otherwise indicated. Our business, financial conditions, results of operations, and prospects may have changed since that date.

-i-

PROSPECTUS SUMMARY
     The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the more detailed information, including the financial statements and related notes thereto and the “Risk Factors” section, included elsewhere in this prospectus. Unless the context otherwise requires, any reference to “Concentric,” “our company,” “we,” “us,” or, “our” refers to Concentric Energy Corp., a Nevada corporation, together with its wholly-owned subsidiary, Anderson Mining Company, an Arizona corporation, which we refer to as “Anderson Mining.”
CONCENTRIC ENERGY CORP.
Our Company
     We are an exploration stage company engaged in the exploration of uranium and vanadium. Our principal asset is a set of 289 contiguous, unpatented and lode mining claims on a tract of property, referred to as the Anderson Property that is located in a remote area near the town of Wickenburg, Yavapai County, in west-central Arizona. We own the claims and Anderson Mining Company, our wholly owned subsidiary, operates the claims.
     In the late 1970s, prior to Three Mile Island, MinEx, a subsidiary of Unocal Corporation, and Urangesellschaft U.S.A, Inc. drilled approximately 1,300 bore holes in the northern portions of the claims we now hold. MinEx subsequently completed a feasibility study for the mining and processing of the resources underlying its claims and was prepared to begin construction of a mine. However, subsequent to Three Mile Island, both MinEx and Urangesellschaft abandoned their claims. We believe that the Anderson Property may be a significant resource if the economics of the processing costs and uranium prices are favorable. However, the completion of a feasibility study will be necessary to confirm our belief.
     The spot price of uranium was $50 per pound on July 15, 2009. The price of uranium since January 2007 is given by the graph below.
Ux U3O8 Prices
     Source: The Ux Consulting Company, LLC. http://www.uxc.com
Political Security of Uranium Supply
     According to the “Uranium Suppliers Annual” prepared by Ux Consulting in August 2008, global uranium supplies in 2008 totaled approximately 170 million pounds, including recycled weapons stocks. Ux Consulting further reports that the United States currently consumes approximately 40 million pounds of uranium annually or about 24% of the world supply. However, according to Ux Consulting, only 15 million pounds of the uranium supply, about 9% of global supply, originates in the United States including United States government stocks. Just under 5 million pounds of United States sourced supply comes from domestic mine production.

     Conversely, according to Ux Consulting, Russia controls approximately 20% of the global supply of uranium. Moreover, according to Ux Consulting, Russia, Kazakhstan and Uzbekistan together control about 35% of the global uranium supply. If Cameco Corporation’s planned Cigar Lake uranium project in Saskatchewan, Canada fails to come into production by 2015, Ux Consulting reports that Russia, Kazakhstan and Uzbekistan together may control approximately 40% of the global uranium supply. Russia’s prior curtailing of natural gas to Ukraine, recent incursion into Georgia, and potential to exert influence over uranium distribution from Kazakhstan and Uzbekistan, all combine to underscore the issue of the political security of uranium supplies for the United States and other countries.
Our Strategy
     Our strategy is to both build a utility end-user focused consolidator and operator of politically secure uranium supplies and complete the feasibility studies necessary to determine the economics of the Anderson Property.
     We intend to buy and build uranium production assets for operation in the 2010 — 2014 time frame. We seek permittable uranium assets with seven million pounds or more of contiguous mineralized material. We prefer assets in the United States, Canada and in the uranium-permitting areas of Australia. We ideally prefer to invest in companies with good operating managements who may seek a long term financial and technical support platform to enable development of uranium production assets. We have established a best practices governance and management platform including a highly experienced board of directors.
Our History
     We were formed as a limited liability company in the state of Nevada on July 20, 2001 under the name Concentric Energy, LLC. On June 1, 2004, we were converted into a Nevada corporation called Concentric Energy Corp.
     Our principal business offices are located at 3550 Sabin Brown Road, Suite 3, Wickenburg, Arizona 85390, and our telephone number is (928) 684-2717.
Recent Private Placements
     July 2008 Private Placement
     On July 31, 2008, we completed a private placement of 619,968 shares of common stock and four year warrants to purchase an additional 929,952 shares of common stock to certain investors pursuant to a private placement exempt under Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. We entered into a securities purchase agreement with each investor with respect to the private placement, whereby the investors purchased units (or pro-rated fractions thereof) at a purchase price of $30,000 per unit. Each unit consisted of 10,000 shares of our common stock, four year warrants to purchase 10,000 shares of common stock at an exercise price of $4.50 per share, and four year warrants to purchase 5,000 shares of common stock at an exercise price of $6.00 per share. We received net cash proceeds of $1,282,000, net of expenses of approximately $223,000 and net of $350,000 in convertible notes payable which converted into common stock as part of this private placement.
     As a result primarily of our December 2008 private placement and our May 2009 private placement, both of which are described below, and the antidilution protections contained within the warrants issued in our July 2008 private placement, on June 30, 2009, the exercise price of our $3.00 warrants was reduced to $2.44, the exercise price of our $4.50 warrants was reduced to $3.50 and the exercise price of our $6.00 warrants was reduced to $4.55. In addition, as a result of these antidilution provisions and as a result of the warrants which were surrendered to us as part of the subscription to the December 2008 private placement, as discussed below, on June 30, 2009, there were 76,225 $2.44 warrants outstanding, 380,495 $3.50 warrants outstanding and 167,632 $4.55 warrants outstanding.

     In connection with the securities purchase agreement, we also entered into a registration rights agreement with the investors requiring us to register the shares of common stock purchased pursuant to the securities purchase agreement and the shares of common stock issuable upon conversion of the warrants purchased pursuant to the securities purchase agreement by September 14, 2008 and to cause it to become effective by April 30, 2009. When effective, this registration statement satisfies that commitment, and we are obligated to keep this registration statement continuously effective until all shares covered by the registration rights agreement have been sold, or until July 31, 2012. If we fail to meet certain requirements under the registration rights agreement, we are required to pay each investor a monthly cash payment of one-half percent of the aggregate purchase price (approximately $9,300 per month in the aggregate) paid by such investor commencing on February 10, 2009 and continuing until the default is cured (but in no event beyond the 3-year anniversary of the closing of the securities purchase agreement). Our maximum liability under this requirement would be approximately $260,000 if we are unable to cause a registration statement to be declared effective and we are required to make payments from April 30, 2009 until July 31, 2011. At June 30, 2009, we have accrued $44,000 to satisfy our liability under this requirement.
     In conjunction with the securities purchase agreement, Ralph Kettell, our founder, entered into a lock-up agreement pursuant to which Mr. Kettell agreed not to sell any shares of common stock beneficially owned by him (including those owned by his affiliates) until December 1, 2010; provided, however, that he may dispose of up to 300,000 shares of common stock on or after September 30, 2008; an additional 400,000 shares of common stock on or after June 30, 2009; an additional 400,000 shares of common stock on or after September 1, 2009; an additional 400,000 shares of common stock on or after March 31, 2010; and an additional 400,000 shares of common stock on or after September 1, 2010.
     Westminster Securities Corporation acted as our placement agent in connection with this private placement. As part compensation for its services, we issued Westminster Securities Corporation four year warrants to purchase 61,997 shares of our common stock at $3.00 per share, four year warrants to purchase 61,997 shares of our common stock at $4.50 per share and four year warrants to purchase 30,999 shares of our common stock at $6.00 per share. In addition, in January 2007, the CEO of Westminster Securities Corporation, John P. O’Shea and the President of Westminster Securities Corporation, Richard Price, were issued 35,000 shares and 65,000 shares of common stock, respectively, as fees for investment advisory services.
     September 2008 Private Placement
     On September 3, 2008, we completed a private placement of 40,000 shares of common stock and four year warrants to purchase an additional 60,000 shares of common stock with our founder, Ralph W. Kettell, pursuant to a private placement exempt under Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. We entered into a securities purchase agreement with Mr. Kettell with respect to the private placement, whereby he purchased units (or pro-rated fractions thereof) at a purchase price of $30,000 per unit. Each unit consisted of 10,000 shares of our common stock, four year warrants to purchase 10,000 shares of common stock at an exercise price of $4.50 per share, and four year warrants to purchase 5,000 shares of common stock at an exercise price of $6.00 per share. This private placement had identical terms to that of the July 2008 private placement. In addition, the warrants issued in this private placement have identical terms to those issued in the July 2008 private placement. We received net cash proceeds of $120,000 as there were no expenses associated with this offering.
     December 2008 Private Placement
     On December 31, 2008, we completed a private placement of 15% cumulative convertible debentures in the principal amount of $628,376 that are convertible into shares of common stock at $0.90 per share and have a maturity date of December 31, 2012 and four year warrants to purchase 1,396,391 shares of common stock at an exercise price of $1.00 per share. In connection with this private placement, the investors surrendered, as part of the purchase price, 427,581 warrants with an original exercise price of $4.50 and 235,164 warrants with an original exercise price of $6.00. In addition, investors who failed to hold sufficient warrants to satisfy the warrant portion of their subscription price tendered an aggregate of $11,325 to us, representing the Black-Scholes valuation of such number of warrants having an original exercise price of $6.00 as was necessary to satisfy their subscription price, assuming a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such $6.00 warrants as of December 31, 2008 and an expected volatility equal to 124%. We received net cash proceeds of $514,707, net of expenses of approximately $63,669 in connection with this private placement and $50,000 of financial advisory fees not connected with the private placement. We granted each of the investors in this private placement piggy back registration rights in a future registration statement with respect to the shares of common stock underlying these debentures and warrants.
     Westminster Securities Corporation acted as our placement agent in connection with this private placement. As part compensation for its services, we issued Westminster Securities Corporation four year warrants to purchase 136,233 shares of our common stock at $1.00 per share and 68,116 shares of our common stock at $0.90 per share valued at approximately $143,000.
     May 2009 Private Placement
     On May 21, 2009, we completed a private placement of 15% cumulative convertible debentures in the principal amount of $498,644 that are convertible into shares of common stock at $1.22 per share and have a maturity date of April 22, 2013 for $48,644 in principal and May 21, 2013 for $450,000 in principal and four year warrants to purchase 817,449 shares of common stock at an exercise price of $1.00 per share. The Company received net cash proceeds of $498,644 as there were no placement agent or cash expenses associated with the debenture offering. We granted each of the investors in this private placement piggy back registration rights in a future registration statement with respect to the shares of common stock underlying these debentures and warrants.

THE OFFERING

Common Stock Offered By the Selling Stockholders	1,389,645 shares of common stock

Common Stock Issued as of June 30, 2009	10,631,086 shares of common stock

Offering Price	The selling stockholders will be offering and selling our shares of common stock at a price of $0.90 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Use of Proceeds	We will not receive any of the proceeds of the shares offered by the selling stockholders. We will, however, receive the exercise price upon exercise of the warrants by the selling stockholders if they are exercised for cash. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes and to conduct further exploration of the Anderson Property.

Dividend Policy	We intend to retain all available funds and any future earnings, if any, to operate our business, fund the exploration of the Anderson Property, and to expand our business. Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Fees and Expense	We will pay all of the expenses incident to the registration of such shares, except for sales commissions and other expenses of the selling stockholders.

Market Information	There is no current public market for our common stock and there can be no assurances that a public market for our common stock will develop in the future. Our common stock is not currently listed on any national securities exchange and is not quoted on any over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application and there can be no assurance that any market maker will be obtained.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page 5.

RISK FACTORS
     Investing in shares of our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our Condensed Consolidated Financial Statements for the year ended December 31, 2008 and our Condensed Consolidated Financial Statements for the three months ended March 31, 2009, and the related notes thereto appearing elsewhere in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may have a material adverse effect on our business, financial condition, and results of operations. In this event, the market price of our common stock could decline and you could lose part or all of your investment.
Risks Relating to Our Business
     The current financial turmoil affecting the banking system and financial markets has made it very difficult for us, as an exploration stage company, to raise capital.
     The current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets, all of which could make it harder for us to raise money through the issuance of debt or equity securities. This fact is particularly true for us, given that we are a small, exploration stage company without any producing mineral properties. If we are unable to raise money in the near future, we will be unable to execute our business plan, and the value of our common stock could be adversely affected.
     We will require additional capital in the future to accomplish both our strategy of acquiring politically secure uranium assets and to complete the feasibility studies of the Anderson Property. No assurance can be given that such capital will be available at all or available on terms acceptable to us for these purposes.
     Our monthly cash expenses have historically averaged approximately $123,000 per month during the past 6 months. As of June 30, 2009, we had approximately $281, 000 in cash and trading securities. We will need to raise further capital to fund our business and our business strategy. We are currently negotiating with additional investors for further capital. In light of the current economic climate, such financing may not be available, and if it is available, the cost of any such financing could be substantially greater than in the past. If additional capital is raised by issuing our securities, this would likely dilute the interests of our existing stockholders, as has been the case during the last year. Any debt financing, if available, may involve financial covenants that limit our operations. If we cannot obtain such additional financing, we may be required to cease operations altogether or reduce the scope of our activities.
     We will incur higher costs as a result of being a public company, which may be significant. If we fail to accurately predict or effectively manage these costs, our operating results could be materially and adversely affected.
     Prior to this offering, the corporate governance, financial reporting, and continuous disclosure practices and policies required of a publicly traded company and reporting issuer did not apply to us. As a public company and reporting issuer, we will incur significant legal, accounting, and other expenses that we did not directly incur in the past. In addition, we are required to adopt corporate governance practices applicable to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, all of which could adversely impact our operating results
     Our strategy of seeking to acquire politically secure uranium assets requires that such uranium assets be available for us at attractive prices. If such uranium assets are unavailable at such prices, this part of our strategy will be unsuccessful.
     The competition for politically secure uranium assets could be intense within the mineral exploration industry depending on future political events. Our ability to attract the very large amounts of capital necessary for such acquisitions is dependent on the expertise and credibility of our management. In the competitive market that could result, our ability to make such acquisitions could be non-existent, and as a result, we may not be able to accomplish this part of our strategy.
     We have generated no revenues to date, have incurred significant operating losses since our inception and do not expect to generate revenues for the foreseeable future, all of which could adversely impact a return on an investment in us.
     We have generated no revenues or profits since our inception. We experienced operating losses of approximately $5.0 million and $6.3 million in the years ended December 31, 2008 and 2007, respectively. For the three months ended March 31, 2009, we had an operating loss of $877,000. We had an accumulated deficit of $17.0 million as of March 31, 2009. We do not expect to generate revenues in the foreseeable future, and expect to continue to incur losses unless, and until such time, if ever, as the Anderson Property enters into commercial production and generates sufficient revenues to fund our continuing operations.

     The report of our independent public accountants contains an explanatory paragraph as to our ability to continue as a going concern. This opinion could prevent us from obtaining new financing on reasonable terms or at all.
     Our independent registered public accounting firm has issued an opinion in connection with our audited financial statements for the year ended December 31, 2008 expressing substantial doubt about our ability to continue as a going concern. Among the reasons cited include our status as an exploration stage company with one mineral property, our lack of revenues, the fact that we require additional funds prior to being able to generate revenue, and the risk that we may never find sufficient ore reserves to be commercially mined. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms, or at all.
     Our independent registered public accounting firm has identified material weaknesses in our internal control over financial reporting, which, if not properly remediated, could result in material misstatements in our financial statements in future periods.
     A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of financial statements will not be prevented or detected by our internal controls. In the course of auditing our consolidated financial statements for the year ended December 31, 2007, our independent registered public accounting firm discovered that we did not properly accrue for severance payments owed to a former director, which resulted in the restatement of our consolidated financial statements for the fiscal year ended December 31, 2006, and that we failed to properly accrue several other liabilities at December 31, 2007 which resulted in a material weakness in our internal control.
     Following the identification of these material weaknesses, we took measures and plan to continue to take measures to remediate these weaknesses and deficiencies. However, the implementation of these measures may not fully address these weaknesses. Our failure to correct these weaknesses or other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our consolidated financial statements and could impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, effective internal control over financial reporting is important to help prevent or detect fraud.
     It is important to note that neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses in our internal control over financial reporting. Given the deficiencies identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies and material weaknesses may have been identified.
     We rely on a single property for the success of our business. Any lack of mineral deposits, disruption at, or damage to this property would severely and adversely affect our business.
     Our only mineral property is the Anderson Property located in the State of Arizona. Unless we acquire additional properties or projects, we will be solely dependent upon the success of the Anderson Property as a source of future revenue and profits. We cannot assure you that we will establish any reserves or successfully commence mining operations on the Anderson Property or that we will ever obtain an interest in any other property with mineral potential to diversify our business. In addition, so long as the Anderson Property constitutes our sole property, any impairment of this property could result in a material adverse effect on our business prospects.
     The validity of our unpatented mining claims on the Anderson Property could be challenged. If we lose these claims, it could force us to curtail or cease our business operations.
     All of our claims on the Anderson Property consist of unpatented mining claims. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the United States General Mining Law. It is difficult to ascertain the validity of unpatented mining claims from public property records and, even with a title opinion, it is difficult to confirm that we have followed all of the requisite steps for the initiation and maintenance of our claims.

     The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid. Rival mining claimants, as well as the United States government, may challenge mining claims. The defending mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed, and disposed of in a profitable fashion. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when the claim’s validity is challenged. It is therefore conceivable that claims that were valid when they were located, or which are presently valid, could be deemed invalid in the future if challenged during times of falling market prices or negative conditions in which profitability would decline.
     Additionally, title to unpatented claims and mining properties in the western United States typically involves certain other inherent risks due to often ambiguous conveyance histories, as well as frequently ambiguous or imprecise language of mining leases, agreements, and royalty obligations. No generally applicable title insurance is available for mining.
     If it is ultimately determined our mining claims on the Anderson Property are invalid, we could be forced to curtail or cease our business operations.
     The economic feasibility of mining on the Anderson Property has not been established. If the Anderson Property fails to prove financially viable, we may be unable to generate any revenues.
     We are currently in the exploration stage of mining and we cannot assure you that we will unearth any mineral reserves from which revenues or profits may be derived. Even if we discover mineral reserves in the future, the initial capital costs associated with development and production of any reserves found is such that a profit is not expected for a significant time after the initiation of any development or production.
     The mineralized material identified to date on the Anderson Property has not demonstrated economic viability and we cannot provide any assurance that mineral reserves with economic viability will be identified on the property. Whether a uranium deposit will be commercially viable depends on a number of factors, including the particular attributes of the deposit, such as its size and grade, costs, and efficiency of the recovery methods that can be employed, proximity to infrastructure, financing costs, and governmental regulations. It is possible that a feasibility study will determine that none of the known mineral deposits present on the Anderson Property can be economically and legally extracted or produced. If we cannot adequately confirm or discover any mineral reserves of uranium on the Anderson Property, we may not be able to generate any revenues.
     Our exploration activities on the Anderson Property may not be commercially successful, which could lead us to abandon our plans to develop the property.
     Our long-term success depends on our ability to identify mineral reserves on the Anderson Property and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks, and is frequently nonproductive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of mineral exploration is determined in part by the:
•	identification of potential uranium mineralization based on superficial analysis;

•	availability of government-granted exploration permits;

•	quality of our management and our geological and technical expertise;

•	capital available for exploration; and

•	the market price of uranium.

     Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract any minerals, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. We will need to invest significant capital and resources in exploration activities and may abandon such activities if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on our operations and our ability to raise future financing. We cannot give any assurance that our future exploration efforts will result in the discovery of a mineral reserve or mineral resource or result in the discovery of any mineral resource suitable for economic extraction.

     Our applications for exploration permits may be delayed or may be denied in the future, which would adversely affect the cost, manner and feasibility of our planned operations.
     Exploration activities at the Anderson Property will require the granting of permits from various governmental agencies. Obtaining the necessary governmental permits is a complex and time-consuming process involving costly undertakings on our part. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the permitting authority. We may not be able to obtain or renew permits that are necessary to our operations, or the cost to obtain or renew permits may exceed our estimates. Failure to comply with these applicable laws and regulations may result in injunctions, fines, suspension, or revocation of permits and other penalties.
     No new uranium processing licenses have been issued by the Nuclear Regulatory Commission for a conventional mill since 1982. Our inability to acquire a uranium processing license would adversely affect our ability to mine uranium, and would thus severely limit our ability to conduct our business.
     Our goal is to process uranium at the Anderson Property if we are successful in establishing economic feasibility to do so. Uranium processing requires licensing by the Nuclear Regulatory Commission. No uranium processing licenses have been issued for a conventional mill since 1982 and there can be no assurance that new license applications will be approved or acted upon in a timely manner. If we cannot obtain a uranium processing license, we will not be able to mine uranium.
     Development and production of proven mineral reserves will involve inherent risks which may threaten the entirety of the investment and funds expended in these efforts may not be recovered.
     The development of mining operations at the Anderson Property will require the commitment of substantial resources for operating expenses and capital expenditures, which may increase in subsequent years as needed consultants, personnel, and equipment associated with advancing exploration, development, and commercial production of our properties are added. The amounts and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, our acquisition of additional properties, and other factors, many of which are beyond our control.
     There is a significant amount of cost and risk associated with the entire process of exploration, development, and production of mineral resources. Some of the associated costs and risks include:
•	costs of further exploration work, preparation of feasibility studies, and metallurgical test work;

•	costs of development of the mineral reserve prior to production;

•	costs of construction of production facilities;

•	obtaining the necessary permits required to commence production;

•	efficient operation of production facilities;

•	ongoing costs of production;

•	environmental regulations and constraints;

•	availability and cost of financing;

•	adverse changes in uranium prices or market price fluctuations; and

•	availability of buyers of the commodity.
     The marketability of any mineral may also be affected by numerous factors which are beyond our control and which cannot be accurately predicted. Government regulations and restrictions, including those relating to allowable production, importing, and exporting of minerals and mineral products, and environmental protection could also pose a risk. The exploration of the Anderson Property involves significant risks that even a combination of careful evaluation, experience, and knowledge may not eliminate.

     Historical production on the Anderson Property may not be indicative of the potential for future development, and we may have limited success in rendering the property commercially productive.
     We currently have no commercial production at the Anderson Property, and you should not rely on the fact that there were historical mining operations at the Anderson Property as an indication that we will be successful in placing the property into commercial production.
     Our operations are subject to environmental risks and environmental regulations. Our failure to manage such risks or comply with such regulations could potentially expose us to significant liabilities for which we may not be insured.
     All phases of our operations are subject to federal, state, and local environmental laws and regulations. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage, and disposal of solid, liquid, and hazardous wastes. Environmental legislation is evolving in a manner which could involve stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors, and employees. Future changes in environmental regulations could adversely affect our activities. Environmental hazards may exist on the Anderson Property or properties that we may acquire in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.
     We are required to comply with numerous environmental laws and regulations imposed by federal, state and local authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act, the Endangered Species Act and the National Environmental Policy Act impose permit requirements, effluent standards, performance standards, air quality and emissions standards, waste handling and disposal restrictions, and other design or operational requirements for various components of mining and mineral processing, including exploration, ore mining, and processing. There is not a sufficient basis at this time, however, to predict the potential impacts of such regulations on our exploration and possible development activities.
     Many states, including Arizona, have also adopted regulations that establish design, operational, monitoring, and closing requirements for exploration and mining operations. Under these regulations, companies are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of exploration and mining operations. Additionally, Arizona and other states require exploration and mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.
     Exploration and mining operations involve a potential risk of releases to soil, surface water, and groundwater of metals, chemicals, fuels, liquids having acidic properties, and other contaminants. The risk of environmental contamination from present and past exploration or mining activities exists for mining companies. We may be liable for environmental contamination and natural resource damages relating to the Anderson Property which occurred before we owned or operated the property. Under environmental laws and regulations, we could be required to remove or remediate wastes disposed of or released by prior owners or operators.
     Further, the Anderson Property is known to contain two varieties of cacti, the Saguaro and the Barrel. Under Arizona law, all native plants are protected by law and certain permits are required for removal or sale of any native plants, even from private land. We may face potential liability for past activities at the Anderson Property and for our failure, if any, to comply with all applicable state and federal laws protecting these cacti as well as any other protected plant or animal species on the property.
     Our compliance with federal and state environmental laws may also necessitate significant capital outlays, may materially and adversely affect the economics of a given property, or may cause material changes to or delays in our current intended exploration or any possible future exploration or development activities. Further, changes in environmental laws and regulations in the future could adversely affect our business activities or financial condition.

     Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing our operations to cease or be curtailed and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage by reason of such activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.
     TheHardrock Mining and Reclamation Act of 2009, a bill introduced into both the United States House of Representatives and the United States Senate may, if enacted into law, increase our expenses and adversely affect our business operations and financial condition.
     The Hardrock Mining and Reclamation Act of 2009, which we refer to as the Hardrock Act, is a bill currently before both the U.S. House of Representatives and the U. S. Senate on June 30, 2009. The Hardrock Act would apply to any mining claim under the general mining laws of the United States . If enacted into law, the Hardrock Act would subject production of locatable minerals from a mining claim to a royalty of from 2% to 5% of the net smelter return. In addition, the bill sets forth requirements governing (1) lands open to location, (2) environmental protection standards, including reclamation, in connection with mineral activities on mining claims, (3) state or local laws that meet or exceed requirements of the Hardrock Act, and (4) establishes a program for the reclamation of abandoned Hardrock mines which would require operators of hardrock mines to pay a reclamation fee of from 0.3% to 1.0% of the net smelter return. If enacted, this law could negatively impact our business operations, make our operations not economically viable and reduce any future revenues.
     Our exploration activities and any future mining operations are, and will be, subject to operational risks and hazards inherent to the mining industry. We do not and cannot insure against all risks.
     Our operations are subject to all of the operating hazards and risks normally incident to exploring and developing mineral properties, including but not limited to unusual or unexpected geological formations, personal injuries, flooding, cave-ins, changes in technology or mining techniques, and periodic interruptions because of inclement weather and industrial accidents. At the present time, we have no insurance coverage to insure ourselves against such hazards. Liability for such occurrences and from uninsured events could cause us to incur significant liabilities and costs that could have material adverse consequences on our financial condition and could result in our inability to complete our planned exploration or to obtain additional financings to fund our further exploration and could have a material adverse effect on our financial condition and value. Further, should any of these risks and hazards affect any of our exploration activities or future mining operations, it may cause the cost of exploration or cost of development of mining operations or production to increase to a point where it would no longer be economical to carry out these activities.
     We may be unable to attract and retain qualified personnel which could limit the attainment of our strategy and reduce the value of an investment in our common stock.
     The exploration, development, and production of mineral reserves require qualified personnel, and we may not be able to attract and retain such personnel necessary for the implementation and conduct of exploration at the Anderson Property. The competition for qualified personnel is intense in the mineral exploration industry, and we may have particular difficulty attracting and retaining key personnel in the initial phases of our exploration programs. Our inability to attract, retain, and motivate qualified personnel could negatively impact our ability to complete exploration, and if successful, development and production at the Anderson Property. As our business grows, additional key financial, administrative and mining personnel, as well as operations staff, will be required.
     We may not have access to the supplies and materials needed for exploration, which could cause delays or suspension of our operations.
     Competitive demands for contractors and unforeseen shortages of supplies and equipment could result in the disruption of planned exploration activities. Current demand for exploration drilling services, equipment, and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times in our exploration program. If we cannot find the equipment and supplies needed for our various exploration activities, we may have to suspend further exploration until equipment, supplies, funds, and/or skilled manpower can be obtained.
     The success of our business depends on the continuing contributions of certain key executives, the loss of any of which could have a material adverse effect on our operations.
     We are dependent on the services of certain key executives, including Andrew Simpson, our Chief Executive Officer, Chief Financial Officer and a member of the board of directors and Lynn Oates, our President, Vice President of Finance, and Controller. We currently do not have key person insurance on either of these individuals. The loss of either of these individuals could have a material adverse effect on our business and operations.

     Mr. Simpson will retain significant influence after this offering and he could have actual or potential interests that may depart from those of our stockholders.
     On completion of the offering, Andrew Simpson, our Chief Executive Officer, Chief Financial Officer, and a member of our Board of Directors, will have control or discretion over approximately 38.6% of the issued shares of our common stock, including control or discretion over 3,575,000 shares of our outstanding common stock controlled by virtue of a voting trust entered into by Ralph W. Kettell, Laura Kettell and any persons or entities affiliated with Ralph Kettell or Laura Kettell. Accordingly, Mr. Simpson will have a significant influence over our policies and affairs and will be in a position to determine or influence the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to our charter, and the approval of significant transactions. As such, Mr. Simpson may sometimes act in a manner in which you do not agree and Mr. Simpson’s interests may not always be aligned with yours. Furthermore, this concentration of voting interest may also have the effect of delaying or preventing a change in control that is in your best interest.
     None of our officers or directors has specific experience in uranium and vanadium exploration mining, which inexperience may adversely affect the success of our business.
     Our management has significant prior experience in restructuring and financing of small mining companies, but no uranium experience. We have directors with significant experience in the mining industry, but no uranium mining experience. We have enlisted a group of experienced uranium mining professionals as paid advisors whose expertise includes mining engineering for in situ recovery, open pit and underground extraction; mill management; geology and resource assessment; and uranium mine permitting. Some of these advisors previously worked on the Anderson Project prior to the current management’s involvement with it and some have worked with our management on other projects. We expect that these outside consultants will continue their association with us in the future. We recognize that if the scope of our exploration, development or operating activities increases, we will need to hire a staff of mining professionals. We intend to do so, when and if increased activities require additions to personnel and as we have the financial resources, if any, to support the increased costs that such additions would entail.
     We may face contingent liabilities resulting from past transactions.
     Some of our past transactions were incompletely documented or may not have been conducted in compliance with applicable income tax law. These transactions include the spin-off of non-uranium assets previously owned by us and the distribution of shares in the resulting company, Nevada Fluorspar, Inc., to our stockholders as of July 29, 2005.
     In May 2007, we notified investors who purchased shares of our common stock at $2.50 per share in a private placement concluded in 2006, which we refer to as the 2006 Offering, that we would, if any of those investors so requested, rescind the investment. In that notice, we informed investors that we were conducting a subsequent private placement pursuant to a private placement memorandum which contained disclosures that were not part of the 2006 Offering documents, including disclosure regarding our founder’s beneficial holdings of our common stock, information regarding the spin-off of our non-uranium assets into Nevada Fluorspar, Inc., our investment in E-VAT, Inc., and certain financial information associated with these related party transactions. In order to limit the prospect that investors in the 2006 Offering might later assert claims relating to those omissions, we offered to rescind investments at the original purchase price plus interest, subject to any legal restrictions on such an offer. A Canadian investor who purchased $12,500 of shares in the 2006 Offering requested his original investment of $12,500 be rescinded, although Canadian law has prevented consummation of such request. We may be subject to liabilities related to these transactions.
     Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and share price.
     As a public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act, and, we anticipate that beginning with the year ending December 31, 2010, we will have to obtain an annual attestation from our independent registered public accounting firm regarding our internal control over financial reporting. We cannot be certain as to the timing of completion of our internal control evaluation, testing, and remediation actions or of their impact on our operations. Upon completion of this process, we may identify control deficiencies of varying degrees of severity that remain unremediated. We will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal control that, or that are reasonably likely to, materially affect internal control over financial reporting. A “material weakness” is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of financial statements will not be prevented or detected by our internal controls.. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, including the Securities and Exchange Commission. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements, and our share price may be adversely affected as a result. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets, and our share price may be adversely affected.

Risks Related to Our Industry
     The uranium market is a volatile market that has a direct impact on the value of mineral resources and our potential revenues and profits.
     The price of uranium has varied over the last five years from a high of approximately $138 per pound to a low of approximately $10 per pound. The price as of July 15, 2009 was approximately $50 per pound. Large participants in the market can cause significant price changes very quickly and without warning. The price of uranium is affected by numerous factors beyond our control, including the demand for nuclear power, increased supplies from both existing and new uranium mines, sales of uranium from existing government stockpiles, and political and economic conditions.
     Our long-term success is highly dependent on the price of uranium, as the economic feasibility of any ore body discovered on the Anderson Property, or any property we may acquire in the future, will in large part be determined by the prevailing market price of uranium. A decline in uranium prices could have a significant adverse effect on our ability to raise funds, make our operations not economically viable, reduce our revenues, result in losses, or cause us to cease activities. Because mining costs are relatively fixed, the lower the market price of uranium, the greater the chance that investors might be unwilling to provide us with necessary funds and that we would therefore have to cease our operations.
     Competition in the mineral exploration industry is intense, and many of our competitors have greater financial, technical and other resources than we do. Competing in this industry could result in high operating costs for us.
     Our business is intensely competitive and we will compete with other mining companies, many of which have greater resources and experience. Competition in the mining industry is primarily for mineral properties which can be developed and can produce economically; for the technical expertise to find, develop and operate such properties; for the labor to operate the properties; and for the capital for funding such properties. Competitors not only explore for and develop these mineral properties, but conduct refining and marketing operations on a worldwide basis. Such competition may result in our being unable to acquire the desired properties, to recruit or train qualified employees, or to acquire the capital necessary to fund operations and develop properties. Our inability to compete with other mining companies for these resources would have a material adverse effect on our results of operations and our business and would prevent us from realizing our business goals.
     The intense competition from other energy sources could materially affect the value of your investment.
     A great deal of uranium’s value comes from its use as a nuclear energy component used to fuel nuclear power plants for the generation of electricity. Nuclear energy competes with other sources of energy, including oil, natural gas, coal, and hydro-electricity. These other energy sources are, to some extent, interchangeable with nuclear energy, particularly over the long term. Lower prices of oil, natural gas, coal and hydro-electricity may result in lower demand for uranium concentrate and uranium conversion services, which would materially affect the value of your investment.
     The public may not accept nuclear energy as an alternative energy source, which will significantly impair the growth and expansion of our business.
     The growth of the uranium and nuclear power industry beyond its current level will depend upon continued and increased acceptance of nuclear technology as a means of generating energy. Because of unique political, technological, and environmental factors that affect the nuclear industry, the industry is subject to public opinion risks which could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry. The failure of nuclear energy to be accepted as an alternative energy source could have a significant adverse effect on our ability to raise funds, make our operations not economically viable, and cause us to cease activities.

Risks Related to this Offering
     There is no market for our common stock, which will make it difficult for investors to sell their shares.
     There is currently no public market for our common stock and we cannot assure you that a public market will develop for our common stock following this offering. Until a market for our common stock develops, it will be very difficult for investors to liquidate their holdings in us.
     We do not expect to pay any dividends in the foreseeable future. Any return on investment, therefore, may be limited to the value of our common stock.
     We intend to retain all available funds and future earnings, if any, to operate our business, fund the exploration of the Anderson Property, and to expand our business. Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. As such, investors may only be able to realize a return on their investments in us through the appreciation of our common stock.
     Substantial sales of our common stock, or the perception that such sales are likely to occur, could cause the price of our common stock to decline.
     The market price, if any, of our common stock could decline as a result of sales of substantial amounts of our common stock following this registration, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. We have an aggregate of 10,631,086 shares of common stock issued as of June 30, 2009. All the shares registered for resale under this prospectus will be freely tradable, and substantially all of the remaining shares of common stock may be available for resale in the public market, subject to the restrictions on sale or transfer imposed by Rule 144 under the Securities Act of 1933, as amended. The market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.
     Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.
     Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply to companies whose common stock is not listed on the Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share or that have tangible net worth of less than $5,000,000 (or $2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stocks to persons other than “established customers” complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.
     The exercise of our outstanding options and warrants in the future may depress the value of our stock and cause dilution to existing stockholders.
     As of June 30, 2009, we have options outstanding to issue 954,625 common shares, warrants outstanding to purchase 4,578,996 common shares and debentures outstanding that will convert into 1,106,921 common shares. Exercise of these warrants and options and conversion of these debentures may cause dilution in the interests of other stockholders as a result of the additional common stock that would be issued upon exercise or conversion. In addition, sales of the shares of our common stock issuable upon the exercise of our warrants and options or conversion of our debentures could have a depressive effect on the price of our common stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants, options or debentures remain outstanding may be adversely affected by the existence of these warrants, options and debentures.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     The statements, other than statements of historical fact, included in this prospectus may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe.” We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual results, performance, or outcomes could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:
•	our ability to raise capital to fund our ongoing operations;

•	our ability to acquire politically secure uranium assets;

•	our ability to obtain the necessary permits, licenses, and other approvals necessary to explore and develop the Anderson Property;

•	unsuccessful exploration at the Anderson Property;

•	passage of legislation or government regulation adversely affecting our business, planned activities, or the mining industry;

•	the timing and extent of changes in uranium and other commodity prices;

•	actual or anticipated changes in the United States economy;

•	our ability to retain our officers, directors, key personnel, and management;

•	the possibility of future litigation or government action; and

•	the other factors set forth under “Risk Factors” included in this prospectus.
     We caution you that the foregoing list of important factors is not exclusive. You should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We operate in a very speculative, high risk, competitive, and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events and circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.
MARKET AND OTHER DATA
     We obtained statistical data, market data, and other industry data and forecasts used throughout this prospectus from historical data, publicly available information, and industry publications. While we believe that the historical data, market data, other industry data, and forecasts are reliable, we have not independently verified the data, and we do not undertake a duty to provide such data in the future or to update such data when such data is updated.

USE OF PROCEEDS
     The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders. We will, however, receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We will pay all of the expenses incident to the registration of the shares except for sales commissions and other expenses of the selling stockholders.
     As of June 30, 2009, assuming all of the warrants held by the selling stockholders and described in this prospectus are exercised for cash, we would receive aggregate proceeds of approximately $2,280,000 from the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes and to conduct further exploration of the Anderson Property. It should be noted that all of the warrants held by the selling stockholders have cashless exercise features that may be triggered under certain conditions or at the expiration of the warrant in which case we will not receive any proceeds upon exercise of the warrants.
DETERMINATION OF OFFERING PRICE
     The selling stockholders will be offering the shares of common stock being covered by this prospectus at a price of $0.90 per share until the shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.90 per share is based on the conversion price of those certain convertible debentures issued by us on December 31, 2008 in the principal sum of $628,376. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

MARKET FOR OUR COMMON STOCK AND OTHER RELATED STOCKHOLDER MATTERS
     There is no current public market for our common stock and there can be no assurances that a public market for our common stock will develop in the future. Our common stock is not currently listed on any national securities exchange and is not quoted on any automated quotation system. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to become eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.
     As of June 30, 2009, we had 10,631,086 shares of our common stock issued to 251 record holders.
Dividend Policy
     We intend to retain all available funds and any future earnings, if any, to operate our business, fund the exploration of the Anderson Property, and to expand our business. Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Subject to Nevada law, our Board of Directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of:
•	any applicable contractual restrictions limiting our ability to pay dividends;

•	our earnings and cash flows;

•	our capital requirements;

•	our financial condition; and

•	other factors our Board of Directors deems relevant.
Equity Compensation Plan Information
     The following table provides information as of June 30, 2009 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column)
Equity compensation plans approved by security holders	—	NA	NA

Equity compensation plans not approved by security holders	954,625	$2.98	645,375

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion and analysis of financial condition and results of operations, together with our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”
     We are a mineral resource and exploration company. Since formation, we have acquired six mineral property interests and transferred five of those mineral property interests to Nevada Fluorspar, Inc. in order to focus our attention on a uranium exploration property, the Anderson Property. We intend to concentrate our operations on advancing the Anderson Property into preliminary feasibility and to focus on corporate development, including seeking strategic partnership, merger, and acquisition opportunities to expand our existing resource base.
     To date we have generated no revenue and have funded our operations primarily through the sale of equity and debt securities. We have experienced net losses in each year since our inception, and as of March 31, 2009, we had an accumulated deficit of $17.0 million. We expect our losses to continue and to increase, as the continued exploration and development of the Anderson Property will require significant expenditures. We do not expect to generate revenues until such time, if ever, as the Anderson Property enters into commercial production. We cannot assure you that we will be successful in placing the Anderson Property into production or ever generate revenues.
     Our independent registered public accounting firm has issued an opinion in connection with our audited financial statements for the year ended December 31, 2008 expressing doubt about our ability to continue as a going concern. Among the reasons cited include our status as an exploration stage company with one mineral property, our lack of revenues, and our reliance on finding sufficient mineralized resources to be commercially mined. These factors create an uncertainty as to how we will fund our operations and maintain sufficient cash flow to operate as a going concern. Our ability to meet our cash requirements in the next year is dependent upon obtaining additional financing. If this is not achieved, we will be unable to obtain sufficient cash flow to fund our operations and obligations, and therefore, will be unable to continue our business.
Critical Accounting Policies and Estimates
     The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates are used when accounting for the carrying values of property and equipment, the fair value of trading securities, taxes, reclamation obligations, the fair value of warrant liability, and the valuation of stock warrants, options and stock-based compensation. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. See also Note 1 to our consolidated financial statements for the years ended December 31, 2008 and 2007, included elsewhere herein.
     Stock-Based Compensation
     We account for stock-based compensation arrangements using the fair value method as prescribed in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, Share Based Payments, or SFAS No. 123R. We determine stock-based compensation costs based on the grant date fair value estimated in accordance with SFAS No. 123R and we recognize these costs on a straight-line basis over the requisite service period of the award.

     Income Taxes
     We provide for income taxes under SFAS 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. SFAS 109 requires that a valuation allowance be established if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized.
     Unproved Mine Property
     All of our exploration, geological, and geophysical costs are expensed as incurred. No such costs may be capitalized until proven reserves are assigned to the Anderson Property.
     Investments
     We account for our investments in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, our security investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are stated at fair value and any change in the fair value during a period is recorded as a charge or credit in the statement of operations and comprehensive loss. Available-for-sale securities are stated at fair value. Unrealized holding gains and losses are included in accumulated other comprehensive loss until such time as the underlying securities are sold or written off. Declines in the fair value of available-for-sale securities below their cost that are other than temporary result in write downs of the individual securities to their fair value. Realized gains and losses from the sale or write down of available-for-sale securities are included in other income (expense).
     Property and equipment
     Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to the development of the property are capitalized as incurred and are amortized using the units-of-production method over the estimated life of the ore body based on estimated recoverable reserve quantities from proven and probable reserves. Major development costs incurred after the commencement of production are amortized using the units of production method.
     Property and equipment are recorded at cost. Depreciation is provided for on the straight line method over the estimated useful lives of the assets. Leasehold improvements are recorded at cost and are amortized over the estimated useful lives or their lease term, whichever is shorter. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities and equipment.

     Impairment of Long-Lived Assets
     We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if the total estimated future cash flows generated by the asset are less than the carrying amount of the asset. An impairment loss is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
     Reclamation Obligations
     We have engaged in exploration operations on our uranium property which consist of the drilling of a limited number of test wells to confirm previously acquired geologic and geophysical data. At March 31, 2009, we had accrued no costs for any reclamation obligations relating to our mineral property because of the limited scope of these operations and management’s estimate that no material reclamation costs have been incurred.
     Warrant Liability
     Effective on January 1, 2009, the Company adopted the provisions of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 applies to any freestanding instruments or embedded features that have the characteristics of a derivative, as defined in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and to any freestanding instruments that are potentially settled in an entity’s own common stock. Under these accounting pronouncements, certain of the common stock purchase warrants that we have issued must be treated as a liability rather than as equity. In addition, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. At March 31, 2009, we have recognized a warrant liability in the amount of $1,098,000.
Results of Operations
     Three Months Ended March 31, 2009 compared to Three Months Ended March 31, 2008
     Net Loss. We experienced a net loss of $877,000 for the three months ended March 31, 2009 compared to a net loss of $1,558,000 for the three months ended March 31, 2008. This decrease in net loss was the result of a decrease in general and administrative expenses (generally lower professional fee expenses), a decrease in geological and geophysical costs (associated with metallurgical and geological consulting expenses) and an increase in other income (associated with a decrease in the warrant liability).
     General and Administrative Expense. During the three months ended March 31, 2009 general and administrative expense decreased by $436,000 (from $1,354,000 for the three months ended March 31, 2008 to $918,000 for the three months ended March 31, 2009 and reflects cost cutting in the face of difficult economic conditions and diminishing cash balances). Employee salaries and wages were $259,000 for the three months ended March 31, 2009 and were $192,000 for the three months ended March 31, 2008. This $67,000 increase reflects the recognition of severance expenses associated with settling the employment contract of a former Company officer. Insurance expense was $23,000 for the three months ended March 31, 2009 and $45,000 for the three months ended March 31, 2008 as we decreased our general liability insurance coverage due to reduced operating activity. Stock compensation expense was $358,000 for the three months ended March 31, 2009 and $455,000 for the three months ended March 31, 2008. This $97,000 decrease primarily reflects the fact that $166,000 in first quarter 2008 expenses which resulted from the conversion of certain stock options to warrants was not duplicated during the first quarter of 2009 although some first quarter 2009 costs associated with the issuance of additional restricted stock during late 2008 partially offset this decrease. Professional fee expense decreased $158,000 from $393,000 for the three months ended March 31, 2008 to $235,000 for the three months ended March 31, 2009.
     Geological and Geophysical Expense. During the three months ended March 31, 2009, geological and geophysical expenses decreased to $11,000 from $102,000 during the three months ended March 31, 2008. This $91,000 decrease results from decreased usage of geological and engineering consults in keeping with the our reductions in general and administrative expenses.
     Other Income and Expense. Other income (expense) increased by $154,000 to an income of $52,000 for the three months ended March 31, 2009 from an expense of $(102,000) for the three months ended March 31, 2008, as a result of the recognition of a $114,000 reduction in warrant liability and an $82,000 decrease in losses associated with the sale of and the changes in the market value of our trading securities, partially offset by a $49,000 increase in interest expense associated with our December 2008 debenture offering.

     Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
     Net Loss. Net loss for the year ended December 31, 2008 decreased by $1,288,000 to $5,001,000 from $6,289,000 for the year ended December 31, 2007, primarily as a result of decreased general and administrative and geological and geophysical expenses. General and administrative expenses decreased significantly as the expenses associated with a multi-year audit of the financial statements and extensive due diligence work which occurred during 2007 were not present during 2008. Additional reductions resulted from cost cutting in the face of the difficult economic conditions encountered during 2008. Geological and geophysical expenses also decreased as a result of these same economic conditions and diminished cash balances.
     General and Administrative Expenses. General and administrative expenses decreased from $5,859,000 for the year ended December 31, 2007 to $4,361,000 for the year ended December 31, 2008, primarily as a result of decreased professional fees of $1,422,000. The decrease in professional fees primarily reflects large decreases in legal and accounting fees, investment advisory services and purchased research expenses partially offset by increased director’s fee expenses. Stock compensation increased $153,000 to $1,299,000 for the year ended December 31, 2008 from $1,146,000 for the year ended December 31, 2007. Employee salaries and wages decreased $118,000 to $869,000 for the year ended December 31, 2008 from $987,000 in the prior year primarily as a result of the resignation of one of our officers in late 2007. The remaining decreases in general and administrative expenses reflect our decreased business activity.
     Geological and Geophysical Expenses. Geological and geophysical expenses decreased by $168,000 from $571,000 during the year ended December 31, 2007 to $403,000 for the year ended December 31, 2008, primarily as a result of a reduction in the usage of outside consultants reflecting our diminished cash balances.
     Other Income and Expense. Other income decreased from $141,000 in 2007 to other expense of $(237,000) in 2008 primarily as a result of losses recognized on our trading securities.
Liquidity and Capital Resources
     Since inception, we have financed our operations primarily through placements of debt and equity securities, receiving aggregate net proceeds from such placements totaling $11,872,000. As of June 30, 2009, we had a total of approximately $281,000 in cash and trading securities. This is not sufficient liquidity to meet our working capital and operating activity needs for the next twelve months. We estimate that we will have to raise approximately $2,750,000 to meet such needs including the addition of a Controller, the cost of a consulting engagement in order to become Sarbanes-Oxley compliant, and the cost of geologic and engineering consultants to continue a minimal level of exploration activities. Additional funds will be necessary if we expect to increase our operating and exploration activities, the amount of which would depend on the scope of the additional activities commenced.
     Our ability to meet our cash requirements in the next year is dependent upon us obtaining additional financing. This financing may not be available to us on acceptable terms or at all. If we are unable to raise additional funds when needed, we may not be able to continue exploration activities and development plans or we could be required to modify our growth and mineral exploration plans and our corporate strategy. We may seek to raise additional funds through public or private financing, strategic partnerships, or other arrangements. Any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve restrictive covenants. If we are unable to raise additional capital, we will have insufficient cash flow to fund our operations and obligations. See “Risk Factors.”
     In addition, the current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business has resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets, all of which could make it harder for us to raise money through the issuance of either debt or equity securities.
     Operating Activities. Net cash used in operating activities was ($438,000), and ($1,243,000) for the three months ended March 31, 2009 and 2008, respectively. Net cash used in operating activities was ($3,019,000), and ($4,173,000) for the years ended December 31, 2008 and 2007, respectively. The net cash used in each of these periods primarily reflects net loss for these periods, offset in part by depreciation and non-cash stock-based compensation.

     Investing Activities. Net cash provided by investing activities was $0 and $505,000 for the three months ended March 31, 2009 and 2008, respectively. Net cash provided by (used in) investing activities was $504,000 and ($739,000) for the years ended December 31, 2008 and 2007, respectively. Except for the purchase of $508,000 of certificates of deposit during 2007 and the redemption of the same amount of certificates of deposit during 2008, all other investing activities have consisted of the purchase of fixed assets.
     Financing Activities. Net cash provided by financing activities was $452,000 and $101,000 for the three months ended March 31, 2009 and 2008, respectively. Net cash provided by financing activities was $1,714,000 and $5,597,000 for the years ended December 31, 2008 and 2007, respectively. Financing activities consist primarily of proceeds from the sale of our common stock and proceeds from issuance of convertible debt.
     In May 2009, we issued convertible debentures in the principal amount of $499,000 and received net cash proceeds of $499,000, as there were no expenses associated with this offering.
     In December 2008, we issued convertible debentures in the principal amount of $628,000. We received net cash proceeds of $514,000, net of expenses of $64,000 associated with the debenture offering and $50,000 of current period financial advisory fees not associated with the debenture offering.
     On September 3, 2008, Ralph Kettell, our founder, invested $120,000 in us and received 40,000 shares of our common stock, 40,000 warrants to purchase our stock at $4.50 per share and 20,000 warrants to purchase our stock at $6.00 per shares.
     On July 31, 2008, we sold 619,968 shares of our common stock and warrants to purchase an additional 929,952 shares of our common stock to certain investors pursuant to a private placement, pursuant to which we received proceeds of approximately $1,282,000, net of expenses of approximately $223,000.
     In March 2008, we issued convertible promissory notes in exchange for $350,000 in financing. In May 2008, the holders of these notes elected to convert the notes into shares of our common stock. As a result, we issued 118,032 shares of common stock to repay $350,000 in principal and $4,000 of accrued interest.
     In July 2007, we completed a private placement, issuing 840,000 shares of common stock for net sales proceeds of $5,343,000. To facilitate this private placement, we issued 58,800 warrants as a commission payment. In addition, we received proceeds of $25,000 for 10,000 shares subscribed for in a prior private placement completed in 2006.
     During the period from January to May 2007, we issued convertible promissory notes in exchange for $245,000 in financing. In November 2007, certain holders of these notes elected to convert these notes into shares of our common stock. As a result, we issued 38,330 shares of common stock to repay $200,000 in principal and $14,000 of accrued interest.
     In 2006, we issued 907,000 shares of our common stock and warrants to purchase 34,860 shares of our common stock for net proceeds of $2,268,000. In 2005, we issued 165,200 shares of our common stock for proceeds of $288,000. In 2004, we issued 1,044,000 shares of our common stock and warrants to purchase 908,280 shares of our common stock for net proceeds of $1,151,000.
Off-Balance Sheet Arrangements
     We do not currently have, nor have we ever had, any off-balance sheet arrangements.
Effect of New Accounting Standards
     In June 2006, the FASB issued FASB Interpretation No. 48, “An Interpretation of FASB Statement No. 109,” (“FIN No. 48”) which clarifies the accounting for uncertainty in income taxes in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 reflects the benefit recognition approach, where a tax benefit is recognized when it is “more likely than not” to be sustained based on the technical merits of the position. The Company has adopted FIN No. 48 and does not expect that it will have a material impact on our consolidated results of operations and financial position.
     In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 141(R), “Business Combinations” (“SFAS 141(R)”). This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The Statement’s scope is broader than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting—the acquisition method—to all transactions and other events in which one entity obtains control over one or more other businesses, this Statement improves the comparability of the information about business combinations provided in financial reports. The provisions of SFAS 141(R) are effective for fiscal years beginning after December 15, 2008. We have adopted SFAS 141 (R), and since we have not been involved in any business combinations, such adoption will not have any impact on our consolidated results of operations and financial position.

     In December 2007, FASB issued FASB Statement No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (“SFAS 160”). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also changes the way the consolidated income statement is presented. The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008. We have adopted SFAS 160, but as we have no noncontrolling interests, such adoption will not have any impact on our consolidated results of operations and financial position.
     In March 2008, FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). This Statement amends FASB Statement No. 133 and requires enhanced disclosures about an entity’s derivative and hedging activities. It is effective for fiscal years and interim period beginning after November 25, 2008. As noted below, in conjunction with our adoption of Emerging Issues Task Force Issue No. 07-5, Determining Whether An Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”), the adoption of SFAS No. 161 has resulted in our recognition of a warrant liability of $1,098,000 at March 31, 2009.
     In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Conversion). This Staff Position clarifies the accounting for convertible debt instruments and specifies that convertible debt instrument issuers should separately account for the liability and the equity component in a manner that will reflect the entity’s nonconvertible borrowing rate when interest cost is recognized in subsequent accounting periods. This Staff Position is effective for fiscal years and interim periods beginning after December 15, 2008. The Company has issued convertible debt instruments and has determined that the adoption of FSP APB 14-1 will not have a material impact on our consolidated results of operations and financial position.
     In June 2008, the FASB ratified Emerging Issues Task Force Issue No. 07-5, Determining Whether An Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). Under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FASB 133”), an instrument that otherwise meets the definition of derivative is excluded from the scope of FASB 133 if it is both (i) indexed to an entity’s own stock and (ii) classified as shareholder’s equity. The purpose of EITF 07-5 is to define the meaning of “indexed to an entity’s own stock.” This Issue is effective for fiscal years and interim periods beginning after December 15, 2008. The Company has outstanding warrants to purchase common stock that have been preliminarily evaluated as ineligible for equity classification under EITF 07-5 because of certain provisions that may result in an adjustment to the exercise price of the warrants and the number of warrants exercisable. Accordingly, the adjustment feature may cause the warrant to fail to be indexed solely to the Company’s own stock. Such warrants would therefore be classified as liabilities and re-measured at fair value with changed in fair value recognized in operating results. On January 1, 2009, the Company recorded a retroactive adjustment in which it recognized a loss of $584,000, reduced additional paid-in capital by $592,000 and increased warrant liability by $1,176,000 to account for the adoption of EITF 07-5. On March 31, 2009, as a result of decreases in the fair value of the warrants, the warrant liability decreased to $1,098,000.

BUSINESS
General
     We are an exploration stage company engaged in the exploration of uranium and vanadium. Our principal asset is a set of 289 contiguous, unpatented and lode mining claims on a tract of property, referred to as the Anderson Property, located in a remote area near the town of Wickenburg, Yavapai County, in west-central Arizona. We own the claims and Anderson Mining, our wholly owned subsidiary, operates the claims.
     In the late 1970s, prior to Three Mile Island, MinEx, a subsidiary of Unocal Corporation, and Urangesellschaft U.S.A, Inc. drilled approximately 1,300 bore holes in the northern portions of the claims we now hold. MinEx subsequently completed a feasibility study for the mining and processing of the resources underlying its claims and was prepared to begin construction of a mine. However, subsequent to Three Mile Island, both they and Urangesellschaft, abandoned their claims. We believe that the Anderson Property may be a significant resource if the economics of the processing costs and uranium prices are favorable. However, the completion of a feasibility study will be necessary to confirm our belief.
     The spot price of uranium was $50 per pound on July 15, 2009. The price of uranium since January, 2007 is set forth in the graph below.
Ux U3O8 Prices
     Source: The Ux Consulting Company, LLC. http://www.uxc.com
Political Security of Uranium Supply
     According to the “Uranium Suppliers Annual” prepared by Ux Consulting in August, 2008, global uranium supplies in 2008 totaled approximately 170 million pounds, including recycled weapons stocks. Ux Consulting further reports the United States currently consumes approximately 40 million pounds of uranium annually or about 24% of the world supply. However, according to Ux Consulting, only 15 million pounds of the uranium supply, about 9% of global supply, originates in the United States including United States government stocks. Just under 5 million pounds of United States sourced supply comes from domestic mine production.
     Conversely, Ux Consulting reports that Russia controls approximately 20% of the global supply of uranium. Moreover, according to Ux Consulting, Russia, Kazakhstan and Uzbekistan together control about 35% of the global uranium supply. If Cameco Corporation’s planned Cigar Lake uranium project in Saskatchewan, Canada fails to come into production by 2015, then Russia, Kazakhstan and Uzbekistan together may control approximately 40% of the global uranium supply. Russia’s prior curtailing of natural gas to Ukraine, recent incursion into Georgia, and potential to exert influence over uranium distribution from Kazakhstan and Uzbekistan, combine to underscore the issue of the political security of uranium supplies for the United States and other countries.

Our Strategy
     Our strategy is to both become an end-user focused consolidator and operator of politically secure uranium supplies and to complete the feasibility studies necessary to determine the economics of the Anderson Property.
     We intend to buy and build uranium production assets for operation in the 2010 — 2014 time frame. We seek permittable uranium assets with seven million pounds or more contiguous mineralized material. We prefer assets in the United States, Canada and in the uranium-permitting areas of Australia. We ideally prefer to invest in companies with good operating managements who may seek a long term financial and technical support platform to enable development of uranium production assets. We have established a best practices governance and management platform including a highly experienced board.
Corporate History
     We were formed as a limited liability company in the state of Nevada on July 20, 2001, under the name Concentric Energy, LLC. On June 1, 2004, we were converted into a Nevada corporation called Concentric Energy Corp. We completed a 25 hole drilling program in 2006 to confirm the authenticity of information contained in historical exploration data for a portion of the Anderson Property. The objective of this drilling program was to demonstrate the reproducibility of the historical data and, by doing so, confirm the veracity of the original data for the Anderson Property.
     As funds allow, we intend to continue our exploration activities. Our exploration activities are currently in the introductory stages. Our exploration program is exploratory in nature and there is no assurance that economically viable mineral reserves, if any, will be found.
Disposition of Non-Uranium Assets
     Prior to 2005, we owned interests in certain non-uranium properties in Nevada. In early 2005, we decided to concentrate our efforts solely on uranium exploration and uranium properties. In April 2005, our board of directors approved a transfer, or a “spin-off,” of our non-uranium assets into a newly formed company, Nevada Fluorspar, Inc. that was owned by our then existing stockholders.
     We had issued warrants pursuant to a private placement in 2005, prior to the formation of Nevada Fluorspar, Inc. At the time of the “spin-off,” we determined that any future proceeds received from the exercise of these warrants would be split between us and Nevada Fluorspar, Inc. 62% and 38%, respectively.
Employees
     We currently have two full-time employees and no part-time employees. We also have ongoing relationships with a number of outside consultants.
Research and Development Expenditures
     During 2006 and 2007, we invested approximately $600,000 in E-VAT, Inc., a company that researches and develops metallurgic technologies and processes for the extraction of uranium and vanadium from ores. We have accounted for this investment as the purchase of research and development. We determined that based on the results of E-VAT’s research and development, it does not appear the technology is suitable for use with our uranium and vanadium mineralized material. See “Certain Relationships and Related Transactions.”

Competition
     The mining industry is intensely competitive. We compete with numerous individuals and companies, including many major mining companies, which have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for access to funds.
     There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities. There are other competitors that have operations in the area and the presence of these competitors could adversely affect our ability to compete for financing and obtain the service providers, staff, or equipment necessary for exploration and development of the Anderson Property.
     In addition, the marketability and price of uranium is largely connected to the energy industry. Uranium, as a natural resource, competes directly with oil, natural gas, and other fuels used in the production of electricity.
The Property
     The Anderson Property is located in Yavapai County, west-central Arizona, approximately 100 miles northwest of Phoenix and 40 miles northwest of Wickenburg. The general area is situated along the northeast margin of the Date Creek Basin. The Anderson Property is located on the south side of the Santa Maria River approximately 13 miles west of Arizona State Highway 93. The Anderson Property can be accessed through paved, all-weather gravel and dirt roads.
Ownership
     The Anderson Property comprises portions of the claim positions held in the 1970s by Minerals Exploration Company of Union 76 Minerals, or MinEx, a subsidiary of Unocal Corporation, and Urangesellschaft U.S.A., Inc., or Urangesellschaft. Hanson Exploration, Inc., or Hanson, consolidated these claim positions under single ownership in 1995. By 1998, Hanson had dropped the claims and we re-staked the claims in 2001. Our claim holdings consist of 289 contiguous, unpatented, lode mining claims (each 600 ft wide by 1,500 ft long) for a total of 5,785 acres (9.04 sq miles).

     We also hold 9 placer claims (each 660 ft wide by 1,320 ft long) that superimpose part of the lode claim block. The Bureau of Land Management of the U.S. Department of the Interior, or BLM, owns surface rights in the area, with the exception of state-granted ownership in Section 16, T11N, R10W.
     The claim areas previously held by MinEx (to the north) and by Urangesellschaft (to the south) generally overlap the current claim holdings comprising the Anderson Property. Only twenty claims or parts of claims that we currently hold lie outside the areas previously held by MinEx and Urangesellschaft. Conversely, some of the claims formerly held by MinEx and Urangesellschaft lie outside the current claims we hold.
     We hold ninety-five percent of our claims by mineral entry on public lands of the United States. We staked our claims using a GPS unit to locate end centers, and we then erected standard 2-inch by 2-inch by 60-inch posts (location monuments) at 10-ft or 20-ft offsets onto each claim from the end center. We then perfected each claim by locating and erecting similar posts at common or stand-alone corners of each claim, depending on the location within the claim block. We placed claim papers in vials on each of the location monuments and marked corner posts with magic marker to delineate them as such. In addition, we hold the east half of Section 16, T11N, R10W through a mineral exploration permit issued by the state of Arizona.
     There has been minor production from the north end of the property during the period from 1955 through 1959, where 195 acres have been classified by the BLM as “disturbed.” This area is the result of small-scale mining of oxide ore that outcrops there. All of this work was by open pit methods, consisting of short, shallow, dozer trenches and cleared areas. There are no underground workings on the Anderson Property. The mines are all “open pit” mines.
     There are no tailings ponds on the Anderson Property. Some material has been bulldozed around to get at surface ore, but “waste deposits” per se cannot readily be identified. Important natural features include arroyos that transect the Anderson Property, generally flowing northward. A prominent escarpment, capped by conglomerate and/or basalt, passes through the northern part of the property, protecting the underlying ore to the south from oxidation and erosion, two features that characterize the mineralization in the northernmost part of the Anderson Property below the cliff face. Topography is generally rugged, with more relief at the north end of the deposit. The southern part lies on the top of a mesa, so the ground is flat with shallow meandering arroyos. Rugged mountain ranges (the Black Mountains and the Poachie Range) lie north and east of the Anderson Property boundary.
History
     Prior Ownership and Exploration Work
     Mr. T. R. Anderson of Sacramento, California first detected anomalous radioactivity in the vicinity of the Anderson Property in January 1955 through the use of an airborne scintillometer. He located several hundred claims after ground checking disclosed uranium oxide in outcrop and subsequently drilled and mined the “Anderson Mine”, as the operation was known at the time. 10,758 tons of ore averaging 0.15% U 3 O 8 containing 33,230 pounds U 3 O 8 were shipped to Tuba City, Arizona, for custom milling between 1955 and 1959 (see table below for information on historical production). Production ceased in 1959 when the Atomic Energy Commission terminated its ore purchasing program.

Anderson Mine 1950s Production

		Grade	Pounds
Year	Tons of Ore	(%U 3 O8 )	(U3 O8 )
1955	9	0.56	101
1956	31	0.21	130
1957	3,614	0.19	14,043
1958	725	0.27	3,928
1959	6,379	0.12	15,028

Totals	10,758	0.15	33,230

     During 1967-68, Getty Oil Company, or Getty, secured an option on claims on the northern portion of the Anderson Property. Getty conducted some drilling and down-hole gamma logging during the option period, but failed to locate a sizeable uranium deposit. Getty dropped its option in 1968.
     In 1968, the Tucson office of MinEx received a submittal on the area. The company did not act on the submittal until 1974, when the increasing price of uranium created a renewed interest in the mineralization in the vicinity of the Anderson Property. Following a field check and evaluation of the 1968 Getty drill data, MinEx took an option on the northern portion of the current Anderson Property in late 1974.
     MinEx purchased the northern portion of the current Anderson Property in 1975 after a 53-hole, 19,000-ft drilling program on 800-ft centers confirmed a much greater uranium resource potential than had been interpreted from the 1968 Getty gamma log data. MinEx conducted further exploration work, consisting of a 180-hole, 74,000-ft drill and core program on 400-ft centers, from November 1975 through February 1976 to further delineate the uranium resources. MinEx completed a total of 1,047 holes by rotary and core drilling by the cessation of drilling activities in 1978. MinEx claimed additional land to the north of the deposit for the dumps, mill site and ancillary requirements. MinEx acquired the Palmerita Ranch, located 7 miles west of the deposit along the Santa Maria River, in 1977 to provide a source of water for the operations in the event that closer sources proved inadequate.
     In 1973 Urangesellschaft located a claim block, which it referred to as the “Date Creek Project,” on the downdip extension of the mineralization immediately to the south of MinEx’s claims. Subsequent drilling programs from 1973 to 1979 delineated mineralization from a total of 343 drill holes with 390,550 ft of rotary and core drilling.
     The table below summarizes the phases of historical exploration.
Anderson Property Historical Exploration

Exploration Group	Period	Exploration Activities
Mining Group Led by Mr. T. R. Anderson	1955-1959	Aerial scintillometer surveying, ground prospecting, and outcrop mining
Getty Oil Company	1967-1968	Limited exploration drilling
Urangesellschaft U.S.A., Inc.	1973-1979	Exploration drilling: 344 rotary and 33 core holes over a 1,505-acre area
Minerals Exploration Company	1974-1978	Exploration drilling: 1,047 rotary holes and 72 core holes over a 583-acre area
     Depressed uranium prices stalled exploration activities until 1995 when Hanson consolidated portions of the former MinEx and Urangesellschaft claims under single ownership. We have controlled ownership of the Anderson Property since the date we re-staked these claims in 2004.

     Concentric Energy Corp. Drilling Program
     In 2006, we conducted the first drilling on the Anderson Property since the MinEx and Urangesellschaft field exploration programs were terminated in 1978 and 1979, respectively. Our 2006 drilling program was designed to confirm the authenticity of the historical MinEx exploration database by “twinning” a spatially-distributed and statistically significant number of existing drill holes. A total of 24 successful, vertical rotary holes and one rotary-core hole were drilled between June 23 and September 26, 2006, totaling 8,087 feet of drilling. All rotary holes were drilled 5 1/2 or 5 3/4 inches in diameter. Drill depths varied from 90 to 660 feet depending upon location along dip. The core hole was rotary-drilled to the top of a target radiometric zone and then cored between 75 and 95 feet of depth. Three-inch diameter core was produced for assaying. No confirmation holes were drilled on the former Urangesellschaft portion of the Anderson Property. As funds allow, we intend to conduct a similar drilling campaign on the former Urangesellschaft portion of the Anderson Property.
     Sample Preparation, Analyses, and Security for the 2006 Drilling Program
     Industry standards require samples to be collected (generally) at 5 foot intervals. Because the radiometric beds at the Anderson Property can be fairly thin, the mineralized horizons there were sampled at 2.5 foot intervals. Non-mineralized zones were sampled at 5 foot intervals. Because the holes were twins of previously-drilled holes, the historical radiometric logs were used to identify the start points for 2.5-foot sampling intervals.
     Collection of Dry Samples
     Dry samples were collected in a 5-gallon bucket suspended beneath the cyclone dust and cuttings collector. When drilling in non-mineralized rock, the sample was split with a Gilson splitter to yield an archival sample and a small (about 2 ounce) subsample that was retained for logging purposes by the on-site geologist. In mineralized zones, an assay sample was caught in a clean 5-gallon bucket that was then poured into the hopper at the top of a Gilson-type splitter. The dividers below the hopper were set to provide about 3/4 gallon (2 to 3 pounds) of dry sample for assay collected in a large pan from which it was poured into an orange bucket that was emptied into a plastic bag with the sample number written on it. A tear-out sample tag with the sample number was emplaced in the bag which was immediately sealed with a blue zip-tie. After each sample was collected, the Gilson splitter and the orange sample buckets were cleaned with a high-pressure air hose and/or steel brush.
     The remaining, much larger archival split was also collected on a large pan that was then emptied into a new, clean, pre-numbered white bucket with the sample number written on the side. Before the archival bucket was sealed, a logging sub-sample was collected from the archival bucket, lightly washed through a 12-to-l6-mesh standard sieve, and placed into a sample container that held one dozen samples representing 60 ft of drill hole. Oversized material from the wet sieving operation was placed back into the archival bucket. The logging sub-sample was delivered to the on-site geologist, who logged the borehole in real time, never more than 60 or 80 foot from the advancing bit. Often, if the drill penetration rate was low, samples would be logged at 20 foot intervals (at the end of each 20 foot length of drill steel). Geologic control and understanding of the units was thus closely maintained in the field.
     After the logging sub-sample had been collected, the archival sample bucket was sealed with a new lid with the sample number written on it, which was checked against the number on the bucket. The on-site geologist then recorded the sample number on the field logging form. No intervals in the 2006 drill campaign (comprising more than 2,100 samples) were mislabeled. The buckets containing the archival samples were temporarily stored in numerical order off to the side of the drill pad, with the plastic assay bag for each interval placed on top of the corresponding bucket to ensure that samples were not mixed up or misplaced in the field.
     The samples from the mineralized zones were transported nightly to and locked in our office/warehouse. Usually the entire sample run for the day was transported to the warehouse, but occasionally only the mineralized zone(s) could be carried back. On two occasions, samples from mineralized zones were left at the drill site overnight in a locked steel container.
     Collection of Wet Samples
     Below the water table, a modified sampling protocol was employed. After passing up through the cyclone receiver, wet cuttings were passed through an Anaconda wet splitter, which is a hydraulically-driven wet splitter that turns beneath the cyclone receiver, and is divided into 16 pie-shaped segments that can be covered. If all of the wedges are left uncovered, then 100% of the sample is recovered at the bottom of the splitter. If eight of the wedges are covered up, then the splitter yields an 8/16 or 50/50 split. The material that passes through the uncovered open wedges falls through the splitter and is collected in a 5-gallon bucket suspended beneath the outlet pipe. The other half passes outside the sampling area and is directed to a pipe on the side of the wet splitter. This side can be sampled as well, by suspending a bucket beneath the discharge pipe.
     In non-mineralized zones, the splitter is adjusted to yield a quantity sufficient to fill a standard 10-inch by 17-inch sample bag. We used SENTRY II spun-bonded polypropylene sample bags that drain readily in the field, thereby reducing forced-air drying charges at the preparation lab. The bag was propped up beneath the splitter in a 1-ft-long, 5-inch-diameter polyvinyl chloride or PVC pipe. After the sample had been collected, the sample bag was lifted out of the pipe, the sample tag was inserted, and the bag was sealed and set aside for temporary storage.
     In mineralized zones, the number of covered wedges was regulated to yield a split that could be collected in a 5-gallon bucket which was suspended underneath the splitter. At the end of the 2 1/2-ft sample interval, the bucket was removed and a waterproof sample tag was placed in the bucket before the bucket was sealed with a new lid upon which a sample number was inscribed.
     The logging sub-sample for the geologist was collected through a standard 12- to 16-mesh testing sieve placed under the side discharge from the Anaconda splitter. A size- representative sample from the sieve was placed into a 12-compartment tray for logging by the on-site geologist.
     With both wet and dry samples, the on-site geologist prepared plastic 20-compartment archival chip trays from the chip samples that had been used to log the geology and mineralogy of the borehole. Each compartment was labeled not only with the footage interval, but also with the sample number unique to the sampled interval. These chip trays provide quick and easy access to the borehole geology for subsequent review or examination, and acted as a field check on sample continuity/accuracy at the drill site.
     The mineralized samples were always under the control of the site geologist, either locked in our warehouse, or, in two instances, locked at the drill site overnight before transport to the warehouse the next day.
     Sample Preparation
     Samples were either picked up at our warehouse by Jacobs Lab personnel or were transported to the Jacobs facility in Tucson, Arizona, by Company personnel. Upon arrival, the samples were placed in numerical order and logged into the computer system.
     Dry samples, which arrived in cloth or polypropylene bags, were poured into drying pans. A field tag remains with the sample and travels through the lab with it. Buckets containing wet samples were opened and carefully emptied into drying pans. The bucket and the lid were washed off over the drying pan to capture all of the fines.
     The drying pans were placed in an oven and dried for a minimum of 24 hours. Samples for the next batch for drying were also arrayed in the drying room, so that the heat of the oven would pre-dry them prior to placement in the drying oven. After removal from the oven and cooling, the contents of the pans were passed through a jaw roll crusher and reduced in size to nominal 10 mesh (approximately 1.8 mm).
     The sample was then homogenized by pouring it carefully back and forth from pan to pan several times. After homogenization, the sample was sent through a Jones-type riffle splitter several times until the final split yielded approximately 300 grams (g) of material per side. One side, the “Reject Cut,” was pulverized with a disc pulverizer. Everything else, (the Reject Cut itself) was placed back in the sample bucket, which was immediately resealed and stored in the warehouse.
     The 300-g Reject Cut, having passed through the disc pulverizer and thus reduced to 80% finer than 100 mesh (0.174 mm) in size, was now called the “Master Pulp.” The Master Pulp was further homogenized by rolling back and forth on a rolling cloth, the result being a cone-shaped pile in the center of a rolling cloth. Using a spatula, the sampler collected spoonfuls of material from the perimeter of the cone to form a 10-g “Assay Sample,” which was placed in a sample container for shipment to a laboratory for analysis.
     The remaining 290 g of Master Pulp was poured into a 3.5-inch by 5-inch envelope and stored in a box on a shelf for use in check assays or duplicate assays as required.
     The individual sample containers were placed in a container for shipment to a laboratory together with blanks, duplicates and standards, where specified by us. The containers were shipped either to Activation Laboratories (ACTLABS) in Ancaster, Ontario, Canada for delayed neutron counting (DNC) analysis or to American Assay Labs (AAL) in Sparks, NV for inductivity couple plasma (ICP) analysis.
     Sample Security
     After collection at the drill site, the samples were logged in on a Sample Submittal Sheet that accompanied the samples when they were either picked up by Jacobs Lab personnel or were transported to the Jacobs Lab facility in Tucson, Arizona, by our personnel. Upon arrival at Jacobs Lab’s facility, the samples were placed in numerical order and logged into the computer system.
     After the samples were prepared for analysis by Jacobs Lab, the individual sample containers were placed in a container for shipment to a laboratory together with blanks, duplicates and standards, where specified by us, and a copy of the Sample Log Sheet(s). The containers and the pulp samples were shipped by UPS either to ACTLABS in Ancaster, Ontario, Canada for DNC analysis or to AAL in Sparks, NV for ICP analysis. A copy of the UPS tracking number was kept at Jacobs Lab with a copy of the Sample Submittal Sheet(s) in the respective shipment. When the shipment of samples was received at the lab, a copy of the Sample Submittal Sheet(s) was sent by the lab back to us to indicate that they had been received. At each transfer, the transferor and the recipient each signed the Sample Log Sheet. When the lab results were submitted to us, a copy of the Sample Submittal Sheet(s) was attached to complete the chain of custody.

     Assaying Practices
     Samples shipped to ACTLABS were analyzed by neutron-activated DNC. The technique consists of dual cyclic neutron activation in a differentiated neutron flux spectrum at bare and cadmium-covered irradiation positions and subsequent delayed-fission neutron counting. Uranium concentrations are determined from calibration curves determined for samples of known activity.
     Samples shipped to AAL were analyzed by ICP-atomic emission spectrometry (ICP-AES). Detection limits, sensitivity, and the optimum and linear concentration ranges of the elements can vary with the wavelength, spectrometer, matrix and operating conditions. Prior to analysis, samples must be solubilized or digested using appropriate sample preparation methods. The instrument measures characteristic emission spectra by optical spectrometry. Samples are nebulized and the resulting aerosol is transported to the plasma torch. Element-specific emission spectra are produced by a radio-frequency ICP. The spectra are dispersed by a grating spectrometer, and the intensities of the emission lines are monitored by photosensitive devices. Background correction is required for trace element determination.
     Laboratory Certifications
     Jacobs Labs, of Tucson, Arizona, (520 622 0813) is a recognized and registered State of Arizona Board of Technical Registration lab on the list of recommended assay labs issued by the Arizona Department of Mines and Mineral Resources. AAL is a registered and approved assay lab located in Sparks, Nevada with the following accreditations:

•	Certificate of International Standards Organization (ISO)\IEC 17025

•	Certificate of Laboratory Proficiency PTP-MAL, accredited by Standards Council of Canada

•	Geostats of Australia certificate

•	Society of Mineral Analysts, Round Robin testing.

ACTLABS in Ancaster, Ontario, Canada L9G 4V5 is used as a check lab by many of the uranium companies in Canada. They are accredited for assaying by the Standard Council of Canada, ISO 17025 (266).
     Quality Assurance/Quality Control
     Standards were obtained from CANMET Mining and Mineral Sciences Laboratories in Ottawa, Ontario, Canada for use in calibration of the Analysis equipment. Standard # BL-1, which grades 0.022% (±0.001%) U was used to verify the DNC results. Because the results of DNC analysis of the calibration standard always fell within the acceptable range, no changes or adjustments to the sample preparation were deemed necessary.
     Exploration Plans
     The historical exploration activity and the more recent exploration activities on the Anderson Property conducted by us in 2006 has produced a geological body of data sufficient to support additional exploration activities aimed at commencing the preparation of a pre-feasibility study on the Anderson Property. A preliminary budget has been prepared for this additional exploration activity. We will have to raise the funds necessary to conduct these studies and, as such, the timing of the conduct of these studies is dependent on obtaining this financing.
     The following preliminary budget is prepared based on a progressive evaluation of the Anderson Property. As we progress with the additional evaluation, each phase is expected to result in a decision point determining whether to advance to a subsequent phase of the exploration. Estimated order-of-magnitude costs for conducting each phase are summarized in the following table:

Budgetary Estimate for Further Anderson Project Evaluation

	Budgetary Range
	Low	High

Phase I
Geologic Modeling	$50,000	$250,000
Geostatistical Drilling	500,000	1,000,000
Geostatistical Modeling	50,000	150,000
Metallurgical Processing	200,000	750,000
Concept Mine Plan	100,000	300,000
Market Prices	30,000	100,000
Revised Resource Estimate	50,000	150,000

Subtotal	$980,000	$2,700,000

Phase II
Additional drilling	$—	$1,000,000
Isotopic analysis	20,000	50,000

Subtotal	$20,000	$1,050,000

Total	$1,000,000	$3,750,000

     At the present time and considering the uncertainty of the timing of the additional exploration, we have not identified the contractors that will conduct our additional exploration activities.
Government Approval
     Many of our mineral rights and interests are subject to government approvals, licenses, and permits. No assurance can be given that we will be successful in maintaining any or all of the various approvals, licenses, and permits in full force and effect without modification or revocation. Obtaining the necessary governmental permits is a complex, time-consuming and costly process. To the extent such approvals are required and not obtained, we may be curtailed or prohibited from continuing or proceeding with planned exploration of the Anderson Property.
     We expect that we will process uranium at the Anderson Property if it is economically feasible to do so. Uranium processing requires licensing by the Nuclear Regulatory Commission, or NRC. The NRC has not issued uranium processing licenses for a conventional mill since 1982, and there can be no assurance that the NRC will review or approve new license applications in a timely manner, if at all. If we cannot obtain a uranium processing license, we will not be able to mine uranium.
Governmental Regulation
     Our mineral exploration and related activities are subject to various laws that govern prospecting, mining, development, production, taxes, labor standards, occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters.
     Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may be subject to civil or criminal fines or penalties for violations of applicable laws or regulations.
     Amendments to, or more stringent implementation of, current laws and regulations governing operations could have a substantial adverse impact on our business and cause increases in exploration expenses, capital expenditures or production costs, reduce levels of production at producing properties or require abandonment or delays in development of new mining properties.
     Mining Regulation
     Our federal mining claims are located on lands where the United States owns the surface and the minerals. Mining rights on federal lands are held under the General Mining Law, which operates on a claim-patent system. The claim-patent system allows for the staking of a claim on federal lands upon the discovery of a valuable mineral deposit. The holder of a claim has the full legal right to conduct mining operations, subject to compliance with the General Mining Law, Arizona state laws regarding the staking of mining claims and relevant operation and environmental laws and regulations. The holder does not have legal title to the surface of the claim, but in certain circumstances may apply to obtain a patent that gives the holder legal title to both the surface and the minerals of the claim. All current claims remain unpatented and there is currently a moratorium on processing new patent applications.
     The federal laws that govern our operations on federal lands are administered by the Bureau of Land Management (BLM). The BLM is concerned with land use and disturbance, wilderness impact, temporary uses and rights of explosives and safety and health issues. The Federal Land Policy Management Act, or FLPMA, provides the basis for the BLM surface management regulations. It gives the BLM authority to grant permits for mineral exploration, mining and reclamation actions on the public lands administered by the BLM. FLPMA mandates that any operations that will disturb the surface of the mining claim or site require authorization and full reclamation bonding.

     The United States Congress has considered, and may consider in the future, a number of proposed amendments to the General Mining Law. The Hardrock Mining and Reclamation Act of 2009, or HMRA, has been introduced into both houses of congress and, may, if enacted into law, change the current patenting procedures, limit the rights obtained in a patent, make changes to the land open to location, impose royalties on unpatented claims (currently proposed as five percent of the net smelter returns) and enact new reclamation, environmental controls and restoration requirements. The extent of any such changes that may be enacted is not presently known, and the potential impact on us as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of exploration and development of operating mines on the federal unpatented mining claims. Our financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the HMRA.
     Environmental Regulation
     As a mining company doing business in the United States, we are required to comply with numerous environmental laws and regulations imposed by federal, state and local authorities designed to protect the environment, air quality, water quality and threatened or endangered species in the vicinity of our operations. These laws and regulations impose permit requirements, effluent standards, performance standards, air quality and emission standards, waste handling and disposal restrictions and other design or operational requirements on our operations.
     Federal environmental legislation in the United States and implementing regulations adopted and administered by the Environmental Protection Agency, or EPA, the BLM and other agencies have a direct influence on all of our present and future mining operations. These statutes and regulations include, but are not limited to, the National Environmental Policy Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Endangered Species Act.
     Federal environmental initiatives are often administered and enforced through state agencies operating under parallel statutes and regulations. In Arizona, the Arizona Department of Environmental Quality, or ADEQ, has the mandate to formulate policies, plans, and programs to protect the environment. We are subject to the laws, regulations and requirements established by the ADEQ and other state authorities, including, but not limited to, the Arizona Aquifer Protection Permit Program, the Arizona Pollution Discharge Elimination System Permit Program, the New Source Review Permitting Program and the Mined Land Reclamation Act.
     Uranium Regulation
     The mining of uranium requires compliance with a unique federal regulatory regime. The regulatory regime governs licensing, possession, storage, emissions from and transportation of uranium. Certain of our future activities or operations may be subject to these requirements. Such laws, regulations and requirements include, but are not limited to, the Atomic Energy Act, Uranium Mill Tailing Radiation Control Act, Health and Environmental Protection Standards for Uranium and Thorium Mill Tailings and Hazardous Materials Transportation Uniform Safety Act.
     Workplace Safety Regulation
     In addition to the regulatory scheme governing workplace safety generally, we must comply with any legislation that specifically addresses mine safety. Such legislation includes the Federal Mine Safety and Health Act, which sets safety and health standards for preventing hazardous and unhealthy conditions, establishes requirements for immediate notification of accidents, injuries and illnesses, and establishes standards for training programs.
Office
     We lease 3,046 square feet of office space in Wickenburg, Arizona for $1,980 per month, plus $267 of monthly common area charges. The current lease term expires on August 31, 2010. This office space serves as our corporate headquarters. We believe that our current office space is adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional office space.

Legal Proceedings
     To our knowledge, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

MANAGEMENT
Directors and Executive Officers
     The following table sets forth certain information regarding our executive officers and directors as of June 30, 2009:

Name	Age	Position
Rockell N. Hankin	62	Chairman of the Board of Directors, Independent Director
Andrew K. Simpson	60	Chief Executive Officer, Chief Financial Officer and Director
Lynn F. Oates	61	President, Vice President — Finance and Controller
Ronald L. Parratt	60	Independent Director
Richard P. Graff	62	Independent Director
     Rockell N. Hankin — Mr. Hankin became our chairman in November 2007. Mr. Hankin has served as a member of the board of directors of Semtech Corporation since 1988, where he is currently the chairman of the board of directors and a member of its nominating and corporate governance committee and finance committee. Mr. Hankin is also a member of the board of directors of three privately held corporations: Hoya Photonics, Inc. (since 1995), UVDI (since 1995), and SBA Materials, Inc. (since 2006). He is vice-chairman of the board of directors of The Kavli Foundation on which he has served since 2000 as well as a principal of HC Private Equity (since 1986), through which he initiates and manages investments in operating companies on behalf of his family and others. From 1991 until its sale in June 2008, Mr. Hankin was a member of the board of directors of SPARTA, Inc., where he was the chairman and designated financial expert of the audit committee. In 2004 and 2005, Mr. Hankin taught at the University of Southern California Gould School of Law as an adjunct faculty member. Prior to this, Mr. Hankin was an adjunct faculty member of the Anderson Graduate School of Management at the University of California, Los Angeles, where he taught a graduate course in business strategy and planning. Mr. Hankin graduated cum laude with his Bachelor of Science Degree in Accounting from the University of California, Los Angeles and received his Bachelor of Laws Degree from the Blackstone School of Law. Mr. Hankin is an inactive certified public accountant and a member of the State Bar of California.
     Andrew K. Simpson — Mr. Simpson worked for us as a fee-based consultant from May 2006 to August 2006. He became our chief financial officer in August 2006. At the board’s invitation he became interim chairman and chief executive officer beginning in December 2006. He stepped down as chief executive officer in March 2007 and stepped down as chairman in November 2007, remaining as a non-independent director. Mr. Simpson was appointed chief executive officer, again, in June 2008. Mr. Simpson was chairman and chief executive officer of Silver Assets, Inc., an OTC BB silver mining company, from 1994 to 2000. He also spent 13 years in investment banking, where he worked extensively on project finance, mining, and energy transactions. He has a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Arts in Economics from the University of California, Santa Barbara.
     Lynn F. Oates — Mr. Oates, a certified public accountant, became our controller and vice president of finance in August 2007 and president in December 2007. From July 2000 until joining us, Mr. Oates served as the chief financial officer of Airgas NCN, Inc., a subsidiary of Airgas, Inc., a publicly traded supplier of compressed gases and welding supplies. Mr. Oates was a private consultant from July 1998 until July 2000. From August 1996 to July 1998 he was chief financial officer of Century Theatres, Inc. and from September 1991 to July 1998 he was chief financial officer of Sacramento Coca-Cola Bottling Company. He has a Bachelor Degree in Chemical Engineering and a Master of Accounting from the University of Arkansas and a Master of Taxation from Golden Gate University.

     Richard P. Graff — Mr. Graff was appointed as a member of our board of directors in November 2007. Mr. Graff is a retired partner from PricewaterhouseCoopers LLP, where he served as the audit leader in the United States for the mining industry until his retirement in 2001. Since 2002, Mr. Graff has been a consultant to the mining industry and has served as a member of the Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He currently serves on the board of directors of Yamana Gold Inc., a mining company listed on the New York Stock Exchange and the Toronto Stock Exchange, Anatolia Minerals Development Limited, a mining company listed on the Toronto Stock Exchange and Dynamic Materials Corporation, an explosion-welded clad metal plates company listed on NASDAQ. He received his Bachelor of Science in Economics from Boston College and his Masters Degree in Accounting from Northeastern University.
     Ronald L. Parratt — Mr. Parratt became a member of our board of directors in November 2007 and has served as an outside advisor to us since January 2004. Since January 2003, Mr. Parratt has been, and currently is, the president, chief executive officer, and a director of AuEx Ventures, Inc., a Nevada based gold and silver exploration company listed on the Toronto Stock Exchange. He is an experienced exploration geologist and exploration manager with over 30 years of mining industry experience. Most recently, from June 1997 to February 2002, he served as Exploration Manager, North America for Homestake Mining Company with responsibilities for all of Homestakes’ grass roots and mine site exploration activity in North America. Prior to that, he served as vice president of exploration for Santa Fe Pacific Gold, Inc. and worked as a mineral exploration consultant for approximately nine months for Parratt Geological Servicers, LLC. Mr. Parratt is a member of the Executive Advisory Board for the Mackay School of Earth Sciences and Engineering of the University of Nevada, Reno. Mr. Parratt earned both his Bachelor of Science in Geochemistry and his Master of Science in Economic Geology from Purdue University.
Board Composition
     The number of directors constituting our Board of Directors is currently four and there are no vacancies. Rockell N. Hankin, Richard P. Graff and Ronald L. Parratt are independent directors, as provided in NASDAQ Marketplace Rule 4200(a)(15).
     Audit Committee
     We have established an audit committee of the board of directors, which consists of independent directors, of which one director qualifies as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee’s duties are to recommend to our board of directors the engagement of an independent registered public accounting firm to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by our independent registered public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.
     Compensation Committee
We intend to establish a compensation committee of the board of directors. The compensation committee will review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee will also administer our stock option plans and recommend and approve grants of stock options under such plans. Presently the full board of directors performs the function of a compensation committee. Of the members of our board of directors, Andrew K. Simpson in not an independent director, as provided in Nasdaq Marketplace Rule 4200(a)(15).
     Nominating Committee
     We intend to establish a nominating committee of the board of directors. The nominating committee will consider and make recommendations on matters related to the practices, policies and procedures of the board and take a leadership role in shaping our corporate governance. As part of its duties, the committee will assess the size, structure and composition of the board and board committees, coordinate evaluation of board performance and review board compensation. The committee will also act as a screening and nominating committee for candidates considered for election to the board. Presently the full board of directors performs the function of a nominating committee. Of the members of our board of directors, Andrew K. Simpson in not an independent director, as provided in Nasdaq Marketplace Rule 4200(a)(15).
Code of Ethics
     We intend to adopt a code of ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer, but have not done so to date due to our relatively small size.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of our highly compensated executive officers for the years ended December 31, 2008 and December 31, 2007.

					Stock	Option		All Other
			Bonus		Awards	Awards		Compensation		Total
Name	Year	Salary ($)	($)		($)	($)(1)		($)		($)
Andrew K. Simpson	2008	$210,000	$—		$51,923 (2)	$—		$7,478	(3)	$269,401
	2007	$150,750	$200,000	(4)	—	$330,638	(5)	$6,898	(6)	$688,286

Lynn F. Oates	2008	$133,667	—		$20,769 (7)	$61,760	(9)	$10,000	(8)	$226,196
	2007	$52,917	—		$—	$158,240	(9)	$89,267	(10)	$300,424

Thomas F. Fudge, Jr., P. E. (11)	2008	$6,875	$43,375	(12)	$—	$—		$132,974	(13)	$183,224
	2007	$165,000	—		$—	$—		$54,278	(14)	$219,278

Bonita K. Bogaert (15)	2008	$133,400	$—		$—	$114,375	(17)	$—		$247,775
	2007	$16,248	$45,000	(16)	$—	$190,625	(17)	$—		$251,873

Anita Knipper (18)	2008	$78,100	$—		$—	$—		$—		$78,100
	2007	$16,248	$—		$—	$190,625	(19)	$—		$206,873

(1)	See Note 8 to the December 31, 2008 and 2007 Financial Statements at F-22 for the assumptions made in determining the value of the option awards.

(2)	On October 17, 2008, we made Mr. Simpson a restricted stock grant of 250,000 shares of common stock vesting over the three years from the grant date and valued at $3.00 per share.

(3)	Represents reimbursement of medical expenses.

(4)	Mr. Simpson became a consultant to us in May 2006. He was hired as our part-time chief financial officer in August 2006 at a salary of $7,000 per month and with bonuses in cash and equity to be determined on the basis of performance. In connection with his efforts in restructuring the Company in late 2006 and the first half of 2007, he was awarded a $200,000 bonus.

(5)	On March 3, 2007, we granted Mr. Simpson options to purchase 129,375 shares of common stock at an exercise price of $7.00 per share. These options vested in full at the time of issuance and expire March 7, 2012.

(6)	Represents reimbursement of medical expenses.

(7)	On October 17, 2008, we made Mr. Oates a restricted stock grant of 100,000 shares of common stock vesting over the three years from the grant date and valued at $3.00 per share.

(8)	Mr. Oates received an auto allowance of $10,000.

(9)	On July 2, 2007, we granted Mr. Oates options to purchase 35,000 shares of our common stock at an exercise price of $7.00 per share. These option vested 50% on July 2, 2007 and 50% on July 2, 2008. The options expire July 2, 2012.

(10)	Mr. Oates received Other Compensation in 2007 consisting of: (i) $40,000 for moving allowance expenses, (ii) $45,100 for consulting services prior to joining us on August 1, 2007 and (iii) an auto allowance of $4,167.

(11)	Mr. Fudge resigned as our chief executive officer in December 2007. In December 2007, we entered into an agreement with Mr. Fudge in connection with his resignation in December 2007. Under that agreement, we granted 60,000 shares of stock, subject to vesting at the time we conduct an initial public offering, warrants to purchase 20,000 shares of common stock at $12.00 per share following an initial public offering, and warrants exercisable to purchase 20,000 shares of our common stock at $7.00 per share if we conduct a successful private placement. Further, we agreed to make cash payments to Mr. Fudge totaling $127,000, as well as additional contingent cash payments of as much as $125,000 in the event that we raise certain private placements during 2008 and $225,000 in the event that we conduct a public financing during 2008.

(12)	As a result of our private placement financing during 2008, we have accrued a bonus for Mr. Fudge of $43,375. As we conducted no public financings during 2008, there are no other amount due to Mr. Fudge.

(13)	Mr. Fudge received Other Compensation during 2008 consisting of (i) $127,000 in severance payments and (ii) $5,974 from the issuance of 20,000 warrants exercisable to purchase 20,000 shares of our common stock at $7.00 per share which terminate on December 29, 2010.

(14)	Other compensation represents $32,167 paid in consulting fees to Mr. Fudge and a $22,111 housing allowance paid to Mr. Fudge.

(15)	Ms. Bogaert resigned effective March 31, 2009.

(16)	We paid Ms. Bogaert a one time $45,000 signing bonus in connection with her joining us and entering into an employment agreement with us.

(17)	On September 28, 2007, we granted Ms. Bogaert options to purchase 50,000 shares of our common stock at an exercise price of $7.00 per share. These option vested 50% on September 28, 2007 and 50% on September 28, 2008. All of these options expired following Ms. Bogaert’s resignation.

(18)	Ms. Knipper resigned on May 31, 2008

(19)	On September 28, 2007, we granted Ms. Knipper options to purchase 50,000 shares of our common stock at an exercise price of $7.00 per share. These option vested 50% on September 28, 2007 and all expired following Ms. Knipper’s resignation.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards at December 31, 2008.

Option	Stock
Awards	Awards	Market
Number of	Number of	Number of	Value of
Securities	Securities	Shares or	Shares or
Underlying	Underlying	Units of	Units of
Unexercised	Unexercised	Option	Option	Stock that	Stock that
Options (#)	Option (#)	Exercise	Expiration	have not	have not
Name	Exercisable	Unexercisable	Price ($)	Date	vested (#)	vested ($)
Andrew K. Simpson	50,000	(1)	—	$3.00	08/03/11	250,000	(8)	$750,000	(9)
93,750	(2)	$3.25	12/27/11
129,375	(3)	$7.00	03/07/12

Lynn Oates	15,000	(4)	—	$3.25	12/27/11	100,000	(10)	$300,000	(11)
35,000	(5)	$7.00	07/02/12

Bonita Bogaert	50,000	(6)	$7.00	09/28/12

Thomas F. Fudge, Jr.	20,000	(7)	$7.00	12/27/2010
20,000	$12.00	12/27/2010

(1)	These options vested as to 16,667 shares on August 2, 2006 and the remaining options for 33,333 shares vested on December 27, 2006.

(2)	These options vested in full on December 31, 2006.

(3)	These options vested in full on March 3, 2007.

(4)	These options vested in full on December 31, 2006.

(5)	These options vested in full on July 2, 2008.

(6)	These options vested in full on September 27, 2008.

(7)	These warrants vested on December 31, 2008.

(8)	On October 17, 2008, we made Mr. Simpson a restricted stock grant of 250,000 shares of common stock vesting over the three years from the grant date.

(9)	These shares were valued at $3.00 per share which was the price paid for common stock in our private placement which closed on July 31, 2008. For the year ended December 31, 2008, we recorded an expense of $51,923 associated with the shares awarded to Mr. Simpson.

(10)	On October 17, 2008, we made Mr. Oates a restricted stock grant of 100,000 shares of common stock vesting over the three years from the grant date.

(11)	These shares were valued at $3.00 per share which was the price paid for common stock in our private placement which closed on July 31, 2008. For the year ended December 31, 2008, we recorded an expense of $20,769 associated with the shares awarded to Mr. Oates.

Stock Option Plan
     In April 2005, our board of directors approved a non-qualified stock compensation program, which we refer to as the Plan. Awards under the Plan and their terms are approved by our board of directors. The maximum term of an option is ten years. The maximum aggregate number of shares which may be optioned and sold under the Plan is 1,600,000 shares. As of December 31, 2008, there were 645,375 shares of our common stock still available for future grants under the Plan.

Compensation of Directors
     The following table summarizes all compensation paid to our non-employee directors for fiscal year ended December 31, 2008.

	Fees
	Earned or
	Paid in	Stock		Option
	Cash	Awards		Awards		Total
Name	($)	($)(1)		($)(1)		($)
Rockell N. Hankin	$70,000	$387,912	(2)	—	(2)	$457,912
Ronald L. Parratt	$18,750	$246,802	(3)	—	(3)	$265,552
Richard P. Graff	$58,331	$295,736	(4)	—	(4)	$354,067
Stewart Hollingsworth (5)	$35,000	—		—		$35,000
Peter Ingersoll (6)	$27,500	—		—		$27,500

(1)	The value of the stock grants was based upon the aggregate grant dated fair value determined in accordance with FASB Statement of Financial Accounting Standard No. 123R. See Note 8 to the December 31, 2008 and 2007 Financial Statements at F-22 for the assumptions made in determining the value of the option awards.

(2)	Mr. Hankin was awarded 133,000 shares of our restricted common stock on November 7, 2007 which vest over the three years from the date of the award or on the date our common stock is being traded in a public market, whichever occurs later and was valued at $7.00 per share when issued. In addition, he was awarded 133,000 shares of our restricted common stock on October 17, 2008, which vest over the three years from the date of the award or on the date our common stock is being traded in a public market, whichever occurs later and which were valued at $3.00 per share when issued. He was awarded 16,667 shares of our restricted common stock on December 31, 2008 in lieu of the payment of cash director’s fees for a portion of 2008. These restricted shares will vest when our common stock is being traded on a public market and are valued at $3.00 per share. At December 31, 2008, a total of 282,667 shares of our restricted common stock have been awarded to Mr. Hankin, including the 16,667 restricted shares awarded as director’s fees.

(3)	Mr. Parratt was awarded 75,000 shares of our restricted common stock on December 12, 2007 which vest over the three years from the date of the award or on the date our common stock is being traded in a public market, whichever occurs later and which were valued at $7.00 per share when issued. In addition, he was awarded 75,000 shares of our restricted common stock on October 17, 2008, which vest over the three years from the date of the award or on the date our common stock is being traded in a public market, whichever occurs later and which were valued at $3.00 per share when issued. He was awarded 18,750 shares of our restricted common stock on December 31, 2008 in lieu of the payment of cash director’s fees for a portion of 2008. These restricted shares will vest when our common stock is being traded on a public market and are valued at $3.00 per share. At December 31, 2008 a total of 168,750 shares of our restricted common stock have been awarded to Mr. Parratt, including 16,667 restricted shares awarded as director’s fees.

(4)	Mr. Graff was awarded 100,000 shares of our restricted common stock on December 12, 2007 which vest over the three years from the date of the award or on the date our common stock is being traded in a public market, whichever occurs later and which were valued at $7.00 per share when issued. In addition, he was awarded 100,000 shares of our restricted common stock on October 17, 2008, which vest over the three years from the date of the award or on the date our common stock is being traded in a public market, whichever occurs later and which were valued at $3.00 per share when issued. He was awarded 13,889 shares of our restricted common stock on December 31, 2008 in lieu of the payment of cash director’s fees for a portion of 2008. These restricted shares will vest when our common stock is being traded on a public market and are valued at $3.00 per share. At December 31, 2008 a total of 213,889 shares of our restricted common stock have been awarded to Mr. Graff, including 13,889 restricted shares awarded as director’s fees.

(5)	Mr. Hollingsworth resigned as a director in November 2007, but remained as an advisory director until November 15, 2008.

(6)	Mr. Ingersoll resigned as a director in November 2007 but remained as an advisory director until November 15, 2008.
Director Compensation Arrangements
     We entered into a Retention Agreement, a Restricted Stock Purchase Agreement, and an Indemnification Agreement with each individual serving as a non-employee director (or, in the case of Rockell N. Hankin, we entered into a Restricted Stock Purchase Agreement with The Rockell Nathan Hankin Living Trust) at the time each of them became board members. In addition, we entered into an Indemnification Agreement with each of J. Stewart Hollingsworth and Peter Ingersoll in connection with their resignation from the board of directors. On October 17, 2008, we entered into additional restricted stock agreements (which doubled their restrictive stock grants) with these directors in order to recognize their efforts and the diminished value of their initial restrictive stock grants. The terms of the agreements are identical for each non-employee director with the following exceptions:

	Rockell N. Hankin		Richard P. Graff		Ronald L. Parratt
	Chairman of the
Position	Board		Director		Director
Annual Fees	$120,000		$100,000		$75,000
Restricted Stock	266,000	shares	200,000	shares	150,000	shares
     Retention Agreements
     Each Retention Agreement provides that each non-employee director will be nominated to serve on our board of directors for a term of three years; provided that the term will automatically extend for successive one year periods unless terminated by us or the individual director. As compensation for service on our board of directors, each non-employee director will be paid fees and will receive restricted stock. The complete terms of the restricted stock grants are delineated in the Restricted Stock Purchase Agreements (as described in “Restricted Stock Purchase Agreements” below). The Retention Agreement also provides for the indemnification of each independent director as delineated in the Indemnification Agreements (as described in “Indemnification Agreements” below). If, for any reason, a non-employee director is not re-elected to our board of directors, such non-employee director will be entitled to collect all compensation payable under the applicable Retention Agreement without being required to continue service. In the event that a non-employee director ceases to serve as a member of our board of directors as a result of resignation other than for “good reason,” or removal from the board of directors for breach of fiduciary duty, we will have no continuing payment obligations under the applicable Retention Agreement. The Retention Agreements define “good reason” as the refusal by us to pay when due amounts owed to a non-employee director or any circumstance whereby the non-employee director becomes aware of credible substantive allegations that we or one of our executives or senior officers has engaged in conduct that is illegal, fraudulent or against a material company policy. On October 17, 2008, our board of directors approved a plan under which directors’ fees either unpaid on that date or arising subsequent to that date will be paid on a quarterly basis in restricted common stock until such time as our liquidity is sufficient to resume such payments in cash. For the year ended December 31, 2008, we paid director’s fees of $147,917 by issuing 49,306 shares of common stock.

     Restricted Stock Purchase Agreements
     Each Restricted Stock Purchase Agreement provides for the award of a certain number of shares of our common stock to each non-employee director at a purchase price of $0.001 per share (par value). The restricted shares will vest over the three years from the date of the award or on the date our common stock is being traded in a public market, whichever occurs later . Certificates representing the restricted shares will be held in escrow until vested. We retain the right to repurchase, at a price of $0.001 per share (par value), any non-vested restricted stock at any time during the 90-day period following the date on which the applicable non-employee director ceases to be a member of our board of directors as a result of such non-employee director’s voluntary resignation or removal from the board of directors for breach of fiduciary duty. However, in no event will the restricted shares be deemed to be vested if at the time the repurchase right lapses, the restricted shares are not then traded on national securities exchange (as defined in the Exchange Act) or the Toronto Stock Exchange. Until we exercise such repurchase right, the non-employee director will have all of the rights of a stockholder (including voting and dividend rights) with respect to such restricted shares, including any shares held in escrow; provided that the non-employee director cannot transfer, assign, encumber or otherwise dispose of any of the restricted shares subject to our repurchase right. The repurchase right will terminate immediately prior to the consummation of a “change in control.”
     Indemnification Agreements
     We have entered into Indemnification Agreements with each of our current non-employee directors as well as two of our former directors, J. Stewart Hollingsworth and Peter Ingersoll. Each Indemnification Agreement provides that we will indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by law and provide for the continued coverage of the indemnitee under our directors’ and officers’ liability insurance policies.
     More specifically, in the event that the indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any “claim” by reason of (or arising in part out of) an “indemnifiable event,” we will indemnify such indemnitee to the fullest extent permitted by law as soon as practicable after written demand is presented to us, against any and all expenses, liabilities, and losses actually and reasonably incurred by such indemnitee or on such indemnitee’s behalf in connection with any such “claim,” including, without limitation, the following: judgments, fines, ERISA excise taxes and penalties, amounts paid and to be paid in settlement, interest, assessments and other charges imposed thereon, and any federal, state, local or foreign taxes.
     There is currently no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.
Employment Contracts, Severance Provisions, and Change in Control Provisions
     We have entered into employment agreements with each of our named executive officers as summarized below.
     Andrew K. Simpson. In November 2006, we entered into an employment agreement with Andrew K. Simpson, to serve as our chief financial officer. Under his employment agreement, Mr. Simpson originally received an annual base salary of $84,000. The board of directors increased Mr. Simpson’s annual base salary to $150,000 per year on October 1, 2007 and then $240,000 per year effective on April 1, 2008. Mr. Simpson’s salary is subject to further increase by our board of directors. In addition to a base salary, Mr. Simpson is eligible to receive a bonus as determined by our board of directors.

     If Mr. Simpson’s employment is terminated without cause or if he resigns for good reason, we will be obligated to pay him, as severance, his then current annual base salary for 12 months and all stock or options granted to Mr. Simpson will become vested. If Mr. Simpson is terminated without cause or he resigns with good reason within 12 months following a change of control, we will be obligated to pay him his then current annual base salary for a period of 24 months. In connection with his employment agreement, Mr. Simpson agreed not to compete with us or engage in any unfair competition with us during the employment term including customary agreements regarding non-disparagement and non-solicitation.
     Lynn F. Oates. In July 2007, our board of directors approved an employment agreement with Mr. Oates to serve as our vice president of finance and controller. We originally agreed to pay Mr. Oates an annual salary of $125,000, which as subsequently increased by our board of directors to $137,000 effective April 1, 2008.
     In October, 2008, we entered into an employment agreement with Mr. Oates, to serve as our president. Under his employment agreement, Mr. Oates receives an annual base salary of $137,000, which may be increased by our board of directors after periodic review of Mr. Oates’ performance. In addition to his base salary, Mr. Oates receives an auto allowance of $10,000 per year and is eligible to receive a bonus as determined by our board of directors.
     If Mr. Oates’ employment is terminated without cause or if he resigns for good reason, we will be obligated to pay him, as severance, his then current annual base salary for 12 months and all stock or options granted to Mr. Oates will become vested. If Mr. Oates is terminated without cause or he resigns with good reason within 12 months following a change of control, we will be obligated to pay him his then current annual base salary for a period of 24 months. In connection with his Employment Agreement, Mr. Oates agreed not to compete with us or engage in any unfair competition with us during the employment term including customary agreements regarding non-disparagement and non-solicitation.
Severance Agreements
     Thomas Fudge Severance Agreement. In connection with the termination of Mr. Fudge’s employment on December 27, 2007, we entered into a Severance and Consulting Agreement with Mr. Fudge. Pursuant to the agreement, Mr. Fudge has received during 2008 severance pay equivalent to six months of salary and medical reimbursements in the amount of $14,500 per month ($87,000 total), a relocation allowance of $15,000 and a signing amount of $25,000.

     We also granted Mr. Fudge (i) 60,000 shares of restricted stock which vest upon our initial public offering, (ii) 20,000 non-transferable warrants to acquire shares of our common stock at $7.00 per share exercisable following a private placement of our equity securities or other financing with gross proceeds of at least $2 million, and (iii) 20,000 non-transferable warrants to acquire shares of our common stock at $12.00 per share, provided, however, that such warrants shall not be exercisable if we do not complete either (a) any private financing with a private placement price of $12.00 or more per share or (b) any public offering where the trading price per share is $12.00 or more with gross cash proceeds of more than $5 million. The warrants granted to Mr. Fudge expire on December 27, 2010.
     Under the terms of the Severance and Consulting Agreement with Mr. Fudge, we have accrued a bonus of $43,375 due him as a result of a private placement completed on July 31, 2008. In addition, if we complete an initial public offering of our common stock prior to December 27, 2008, we may owe Mr. Fudge an additional bonus of as much as $225,000 depending on the amount of gross proceeds raised.
     Anita Knipper . Ms. Knipper resigned as our vice president of permitting and governmental relations on May 31, 2008. As severance, Ms. Knipper received her salary through July 31, 2008 totaling $20,833.
     Bonita Bogaert. Ms. Bogaert resigned as our vice president of health and safety on March 31, 2009. As severance, Ms. Bogaert will receive separation fees of $91,000 paid over the eight months beginning of July 1, 2009 and 50,000 shares of our restricted common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
E-VAT, Inc.
We invested $300,000 during 2006 in E-VAT, Inc., referred to herein as E-VAT, for 60,000 shares or approximately 3% of the common stock of E-VAT, a company involved in the research and development of non-cyanide-based mineral extraction for the mining industry. In addition, during fiscal year 2007, we entered into an agreement with E-VAT to provide an additional $300,000 in financing in exchange for royalties in the event the technology was successful. We decided to make this investment, as E-VAT’s extraction technology held the promise to be more environmentally safe than existing technology and would have been applicable to uranium and vanadium ore, thus benefiting our uranium project. Given these potential benefits, our board of directors determined that it was in our best interest to invest in E-VAT after Ralph Kettell, our founder and former chief executive officer, introduced the possibility of us making such an investment. Ralph Kettell, our founder and former chief executive officer, Thomas Fudge, our former chief executive officer and president, Pete Ingersoll, a former member of our board, as well as other of our former officers and current stockholders own approximately 74% of E-VAT’s common stock. E-VAT’s president, Arden Larson, is a consultant to us, and he and his family own 100,000 shares of our common stock and holds options on an additional 168,000 shares. In addition, Mr. Larson beneficially owns 400,000 shares of our common stock that is held by E-VAT and 100,000 shares of our common stock that is held by Nevada Silver.
     We have determined that based on the results of E-VAT’s research and development its technology is not suitable for use with uranium and vanadium ores. Accordingly, we will not provide further financing to E-VAT. Our investment in E-VAT was accounted for as the purchase of research and development, and accordingly was expensed during the years ended December 31, 2007 and 2006.
Nevada Fluorspar, Inc.
     We acquired four non-uranium properties in Nevada prior to mid-2005. Our board of directors decided to concentrate our efforts solely on uranium properties, and in April 2005 approved the transfer of those non-uranium properties into a separate company, Nevada Fluorspar, Inc., which has been spun out to our then existing stockholders. At that time, we had expended approximately $166,000 on the non-uranium properties. The board also approved an advance to Nevada Fluorspar, Inc. in the amount of $100,000. The spin-out of Nevada Fluorspar, Inc., however, was not properly documented and was effectuated by having Nevada Fluorspar, Inc. make a pro rata original issuances to each of the persons we believed were our stockholders at the time, rather than first forming Nevada Fluorspar, Inc. as a wholly owned subsidiary of ours and then distributing our holdings in Nevada Fluorspar, Inc. to our stockholders of record through a board approved dividend. In addition, we failed to properly transfer our non-uranium properties to Nevada Fluorspar, LLC until June 30, 2007.
     Notwithstanding the failure to properly transfer our non-uranium assets until 2007, subsequent to April 2005, we made additional advances to Nevada Fluorspar, Inc.. As of December 31, 2006, Nevada Fluorspar, Inc. owed us $85,000. During the year ended December 31, 2007, the Company received $80,000 of these advances and wrote-off the remaining $5,000. At the time of the spin-off, the Board also approved the contingent payment to Nevada Fluorspar, Inc. of a proportionate portion of the proceeds of the then outstanding warrants issued in connection with a private offering commenced in September 2004. Such warrants are exercisable for common stock at a price of $1.75 per share. If all of the warrants are exercised, sixty-two percent (62%) of the proceeds, if any, from the exercise of the warrants, or approximately $985,000, would be retained by us and the balance of approximately $604,000 would be paid to Nevada Fluorspar, Inc. Such warrants would have expired in November 2008, but the board agreed to extend the expiration date until December 2009.
     In 2005 and 2006, we consummated a private placement in which we failed to fully disclose the fact that we may not have properly effectuated the spin-off of Nevada Fluorspar, Inc. and did not properly transfer our non-uranium assets to Nevada Fluorspar, Inc. until June 30, 2007, exposing us to the prospect of shareholder lawsuits and claims of improper tax treatment. In an effort to remedy this failure, along with our failure at the same time to fully disclose our investment in E-Vat and Ralph Kettell’s correct beneficial holdings in us, on May 17, 2007, we offered all of our investors in our 2005 and 2006 private placement the opportunity to rescind their investments, in exchange for their original investment amount plus interest equal to the legal rate in each investor’s home state. A Canadian investor who purchased $12,500 of shares in this private placement requested his original investment of $12,500 be rescinded, although Canadian law has prevented consummation of such request.
Piedmont Mining Company, Inc.
On January 5, 2005 we paid $40,000 to Piedmont Mining Company, Inc., a mineral exploration company with respect to which Ralph Kettell and Peter Ingersoll are stockholders and members of its board of directors, in exchange for a convertible promissory note in the principal sum of $40,000. On October 10, 2005, we converted this promissory note into 656,298 shares of common stock of Piedmont Mining Company, Inc. and a warrant to purchase 656,298 shares of Piedmont Mining Company, Inc. for a purchase price of $.08 per share. We exercised this warrant in full in 2007. The decision to invest in Piedmont Mining Company, Inc. in 2005 and to exercise our warrant in 2007 was made by Ralph Kettell, our former chief executive officer, as we had a sufficient funds at the time and Mr. Kettell believed that Piedmont Mining Company, Inc. presented us with an opportunity for market appreciation. Our investments in Piedmont Mining Company, Inc. were made on terms no less favorable than could have been obtained from unaffiliated third parties.
Voting Trust Agreement
     On September 30, 2008, Ralph W. Kettell, Laura Kettell and all persons and entities affiliated with Ralph Kettell and Laura Kettell entered into a voting trust with Andrew K. Simpson, our chief executive officer, chief financial officer and a member of our Board, whereby, subject to certain restrictions, they transferred all of their common stock in us to a voting rights trust, except for 40,000 shares purchased by Ralph W. Kettell on September 3, 2008. The agreement allows Ralph W. Kettell and Laura Kettell to dispose of up to 300,000 shares held in the voting trust on and after September 30, 2008; 600,000 additional shares held in the voting trust on or after June 30, 2009; 400,000 additional shares held in the voting trust on or after September 1, 2009; 400,000 additional shares held in the voting trust on or after March 31, 2010; and 400,000 additional shares held in the voting trust on or after September 1, 2010. The agreement gives Mr. Simpson, as the trustee of the voting trust, the control to vote all shares held in the voting trust.
Reimbursement of Legal Fees
     In connection with Rockell Hankin joining our board of directors in November 2007, we reimbursed Mr. Hankin’s attorneys for $41,969 of legal fees incurred in connection with the preparation and negotiation of a form of director’s indemnification agreement, a form of directors’ retention agreement and a form of restricted stock agreement. We also reimbursed Mr. Haskin’s attorneys for legal fees in connection with a review of our directors’ and officers’ liability insurance.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
     The following table sets forth information as of June 30, 2009 regarding the ownership of each class of our outstanding capital stock by:
•	each of our directors;

•	each named executive officer;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.
     Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of each class or series of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate each listed person’s percentage ownership of each such class includes the shares of common stock underlying options, warrants or other convertible securities held by such person that are exercisable within 60 days after June 30, 2009. Our common stock is the only class of our capital stock outstanding on June 30, 2009. On June 30, 2009 there were 10,631,086 shares of common stock issued for purposes of the following table.

	Common Stock
	Beneficially Owned
Directors and Named Executive Officers	Number	Percentage(1)
Directors and Named Executive Officers (2) :
Andrew K. Simpson (3)	4,099,175	39.6%
Lynn F. Oates (4)	189,017	1.8%
Rockell N. Hankin	331,847	3.1%
Richard P. Graff	254,873	2.4%
Ronald L. Parratt	309,488	2.9%
All directors and executive officers as a group (5 persons)	5,184,400	48.8%
Beneficial owners of more than 5%:
Ralph Kettell (5)	4,071,468	38.3%
Traxys North America LLC(6)	1,406,557	13.2%
Laura Kettell (7)	1,254,399	11.8%
Arden Larson (8)	768,000	7.2%
Passport Materials Master Fund, LP(9)	644,500	6.1%
Barbara J. Moriarty(10)	549,000	5.2%

*	Represents less than 1%

(1)	Percentage calculations performed without assuming exercise of any of the 4,578,996 warrants and options outstanding on June 30, 2009.

(2)	Unless otherwise indicated, the address of each person is c/o Concentric Energy Corp., 3350 Sabin Brown Road, #3, Wickenburg, AZ 85390.

(3)	Mr. Simpson has been granted a proxy respecting the voting rights of 3,575,000 shares of common stock under the voting control of Ralph Kettell. Under the terms of the separation agreement between Ralph Kettell and Laura Kettell, Mr. Kettle’s former spouse, Laura Kettell has agreed to enter into voting arrangements that would provide Mr. Simpson with voting control over 3,575,000 shares. In addition, Mr. Simpson owns 1,050 shares directly, has been granted 250,000 restricted shares and has been granted 273,125 shares issuable on exercise of options under our equity compensation plans.

(4)	Mr. Oates has been granted 100,000 restricted common shares, directly owns 2,100 common shares and has been granted 50,000 shares issuable on exercise of options under our equity compensation plans. In addition, Mr. Oates holds debentures convertible into 12,306 shares of common stock and warrants for the purchase of 24,611 shares of common stock.

(5)	Mr. Kettell has been granted 150,000 shares issuable on exercise of options under our equity compensation plans. In addition, Mr. Kettell owns 40,000 shares of common outside of the voting trust described below and holds debentures convertible into 102,156 shares of common stock and warrants for the purchase of 204,312 shares of common stock. Under the terms of a separation agreement between Mr. Kettell and Laura Kettell, Mr. Kettell directly has beneficial economic ownership of 774,000 shares of common stock. In addition, under the terms of this same agreement, Mr. Kettell will retain the assignable voting interest of all shares owned by his former wife. Mr. Kettell is the direct owner of LARK Enterprises. Ltd. which owns 436,000 shares of common stock. In addition, Mr. Kettell is the donor of and retains the voting power over 300,000 shares of common stock gifted to family members. Mr. Kettell has the contractual right to acquire 465,000 shares of common stock held by his mother. Mr. Kettell has executed an agreement to restrict his future resales of shares for one year from July 31, 2008 to 300,000 shares. Mr. Kettell and Laura Kettell entered into voting arrangements that would provide Mr. Simpson with voting control over 3,575,000 shares. Resales of shares by Mr. Kettell and Laura Kettell are restricted to 300,000 shares for one year from July 31, 2008, with additional restrictions on resales in future years. Mr. Kettell’s address is 3537 Spencerville Road, Ste 4, Burtonsville, MD 20866.

(6)	Traxys North America LLC holds debentures convertible into 368,852 shares of common stock and warrants for the purchase of 1,037,705 shares of common stock. Traxy’s address is 825 Third Avenue, 9th Floor, New York, NY 10022

(7)	Ms. Kettell has been granted 30,000 shares issuable on exercise of options under our equity compensation plan. In addition, Ms. Kettell holds debentures convertible into 13,133 shares of common stock and warrants for the purchase of 26,266 shares of common stock. Under the terms of a separation agreement with Mr. Kettell, Ms. Kettell directly has beneficial economic ownership of 1,185,000 shares of common stock. Laura Kettell has the contractual right to acquire 455,000 shares of common stock held by her parents. Mr. Kettell and Laura Kettell have agreed to enter into voting arrangements that would provide Mr. Simpson with voting control over 3,575,000 shares. Upon execution of the voting trust agreement to implement this agreement, resales of shares by Mr. Kettell and Laura Kettell would be restricted to 300,000 shares for one year from July 31, 2008, with additional restrictions on resales in future years. Ms. Kettell’s address is 2905 Greencastle Road, Burtonsville, MD 20866.

(8)	Mr. Larson controls 600,000 shares, 95,000 shares issued in his name, 5,000 shares issued in his wife’s name, 400,000 issued to E-VAT and 100,000 issued to Nevada Silver. In addition, he has 126,000 options granted in his name and 42,000 options granted in his son’s name. Mr. Larson’s address is PO Box 1893, Grand Junction, CO 81502.

(9)	Passport Materials Master Fund, LP’s address is c/o Passport Management LLC, 30 Hotaling Place, Ste 300, San Francisco, CA 94111

(10)	Ms. Moriarity’s address is 6884 North Kendall Drive, Apt C-301, Miami, FL 33156.

SELLING STOCKHOLDERS
     The selling stockholders named in this prospectus are offering all of the 1,389,645 shares of common stock offered through this prospectus. The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See the section entitled “Plan of Distribution” of this prospectus.
     Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of their registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.
     We will receive no proceeds from the sale of the registered shares. We have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.
     The following table provides information regarding the beneficial ownership of our common stock held by each of the selling stockholders as of June 30, 2009. The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.

	Shares			Total Shares to be
	Beneficially			Owned and Percent
	Owned			of Total
	Prior		Number of	Outstanding After
Name of Selling	to this		Shares to be	Completion of this
Shareholder	Offering		Offered	Offering(1)
Blue Sky Securities Limited (2)	90,427	(3)	70,427	20,000	*
John Averett	198,450	(4)	198,450	—	—
John O’Shea	139,984	(5)	120,630	19,354	*
David R. Holbrooke	50,244	(6)	40,244	10,000	*
Jonathan B. Dangar	14,747	(7)	14,747	—	—
John T. and Peggy M. Cella	108,533	(8)	108,533	—	—
Herbert Arnold Duke	33,475	(9)	23,475	10,000	*
Holmes Revocable Trust (10)	88,478	(11)	88,478	—	—
Armand E. and Dicky L. Balsano	58,985	(12)	58,985	—	—
Timothy M. and Rosemary A. Schmidt	20,057	(13)	20,057	—	—
Thomas D. and Mary M. Miller	58,985	(14)	58,985	—	—
Daniel Harper Meek	10,061	(15)	10,061	—	—
Mere Lane Investment Fund LP (16)	32,981	(17)	32,981	—	—
J. Wayne Hill IRA (18)	20,061	(19)	10,061	10,000	*
James R. Echols	29,492	(20)	29,492	—	—

			Total
	Shares		Number of	Total Shares to be
	Beneficially		Shares to be	Owned and Percent
	Owned		Offered for	of Total
	Prior		Selling	Outstanding After
Name of Selling	to this		Stockholders	Completion of this
Shareholder	Offering		Account	Offering(1)
Michael Harvey Revocable Trust (21)	34,492	(22)	29,492	5,000	*
Richard & Eleanor C. Trevison	29,492	(23)	29,492	—	—
Scott Bowman	29,492	(24)	29,492	—	—
Theodore E. & Theresa M. Kwiatkowski	29,492	(25)	29,492	—	—
Gail Flynn	5,030	(26)	5,030	—	—
Judith Phillips	14,747	(27)	14,747	—	—
Judith Phillips IRA 6UA001294 (28)	14,747	(29)	14,747	—	—
Richard Louise	38,627	(30)	33,627	5,000	*
AWM Holding LLC (31)	121,266	(32)	121,266	—	—
Nicholas Hammond	60,244	(33)	40,244	20,000	*
Richard Price	90,074	(34)	84,749	5,325	*
Joe Wolfe	9,642	(35)	9,642	—	—
Michael Strauss	9,861	(36)	9,861	—	—
Todd Kice	10,452	(37)	10,452	—	—
Jason Lagomarsino	1,706	(38)	1,706	—	—
Ralph Kettell	4,071,468	(39)	40,000	4,031,468	38.3%

*	Less than 1%

(1)	Based on 10,631,086 shares issued as of June 30, 2009. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days from the current date.

(2)	Michel Clemence, as Director of Blue Sky Securities Limited, has voting and dispositive power over these securities.

(3)	Includes 427 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(4)	Includes 86,717 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 44,445 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(5)	Includes 34,588 shares of our common stock issuable upon exercise of warrants having an exercise price of $2.44 per share, and 28 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(6)	Includes 244 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(7)	Includes 6,444 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 3,303 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(8)	Includes 3,955 shares of our common stock issuable upon exercise of warrants having an exercise price of $2.44, 47,104 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 24,141 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(9)	Includes 131 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 11 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(10)	Gordon Holmes, as Trustee of Holmes Revocable Trust, has voting and dispositive power over these securities.

(11)	Includes 38,662 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 19,816 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(12)	Includes 25,775 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 13,210 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(13)	Includes 57 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(14)	Includes 25,775 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 13,210 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(15)	Includes 61 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(16)	Hugh Cohen, as Managing Member of the General Partner of Mere Lane Investment Fund, LP, has voting and dispositive power over these securities.

(17)	Includes 12,981 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(18)	James Wayne Hill, as control person of the J. Wayne Hill IRA, has voting and dispositive power over these securities.

(19)	Includes 61 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(20)	Includes 12,887 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 6,605 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(21)	Michael and Lyn Harvey, as Trustees of the Michael Harvey Revocable Trust, have voting and dispositive power over these securities.

(22)	Includes 12,887 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 6,605 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(23)	Includes 12,887 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 6,605 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(24)	Includes 12,887 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 6,605 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(25)	Includes 12,887 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 6,605 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(26)	Includes 30 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(27)	Includes 6,444 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 3,303 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(28)	Judith Phillips, as control person of the Judith Phillips IRA, has voting and dispositive power over these securities.

(29)	Includes 6,444 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 3,303 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(30)	Includes 11,083 shares of our common stock issuable upon exercise of warrants having an exercise price of $2.44 per share, 14,258 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share, and 3,286 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(31)	Anna McNeur, as Member of AWM Holding LLC, has voting and dispositive power over these securities.

(32)	Includes 31,265 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(33)	Includes 244 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(34)	Includes 14,353 shares of our common stock issuable upon exercise of warrants having an exercise price of $2.44 per share and 71 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share.

(35)	Includes 3,729 shares of our common stock issuable upon exercise of warrants having an exercise price of $2.44 per share, 3,909 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share and 2,004 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(36)	Includes 3,814 shares of our common stock issuable upon exercise of warrants having an exercise price of $2.44 per share, 3,998 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share and 2,049 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(37)	Includes 4,043 shares of our common stock issuable upon exercise of warrants having an exercise price of $2.44 per share, 4,237 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share and 2,172 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(38)	Includes 660 shares of our common stock issuable upon exercise of warrants having an exercise price of $2.44 per share, 692 shares of our common stock issuable upon exercise of warrants having an exercise price of $3.50 per share and 354 shares of our common stock issuable upon exercise of warrants having an exercise price of $4.55 per share.

(39)	Mr. Kettell has been granted 150,000 shares issuable on exercise of options under our equity compensation plans. In addition, Mr. Kettell owns 40,000 shares of common outside of the voting trust described below and holds debentures convertible into 102,156 shares of common stock and warrants for the purchase of 204,312 shares of common stock. Under the terms of a separation agreement between Mr. Kettell and Laura Kettell, Mr. Kettell directly has beneficial economic ownership of 774,000 shares of common stock. In addition, under the terms of this same agreement, Mr. Kettell will retain the assignable voting interest of all shares owned by his former wife. Mr. Kettell is the direct owner of LARK Enterprises. Ltd. which owns 436,000 shares of common stock. In addition, Mr. Kettell is the donor of and retains the voting power over 300,000 shares of common stock gifted to family members. Mr. Kettell has the contractual right to acquire 465,000 shares of common stock held by his mother. Mr. Kettell has executed an agreement to restrict his future resales of shares for one year from July 31, 2008 to 300,000 shares. Mr. Kettell and Laura Kettell entered into voting arrangements that would provide Mr. Simpson with voting control over 3,575,000 shares. Resales of shares by Mr. Kettell and Laura Kettell are restricted to 300,000 shares for one year from July 31, 2008, with additional restrictions on resales in future years. See SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS.

     None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our predecessors or affiliates during the past three years except for Ralph Kettell, who served as our chairman and chief executive officer until December 2006. In addition, each of Richard J. Price, John P. O’Shea, Richard Louise, John Cella, Jonathan B. Dangar, Scott Bowman, Joe Wolfe, Michael Strauss, Todd Kice and Jason Lagomarsino are affiliates of Westminster Securities Corporation (“Westminster”), a registered broker-dealer that served as placement agent in our July 2008 and December 2008 private placements. The shares being offered for resale by these persons were acquired directly from us in connection with investments in our July 2008 private placement and from Westminster, which distributed the warrants it received for serving as our placement agent in the July 2008 private placement to certain of its employees. As such, each of Mr. Price, Mr. O’Shea, Mr. Louise, Mr. Cella, Mr. Dangar, Mr. Bowman, Mr. Wolfe, Mr. Strauss, Mr. Kice and Mr. Lagomarsino acquired the shares to be resold hereunder in the ordinary course of business, and at the time of the purchase of the shares of common stock, there were no agreements or understandings, directly or indirectly with any person to distribute the shares of common stock.
     Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION
     Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders will be offering our shares of common stock under this prospectus at a price of $0.90 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
     In connection with the sale of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups, in the aggregate, exceeding eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
     Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK
General
     We are authorized to issue 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. On June 30, 2009, there were 10,631,086 shares of common stock issued and no shares of preferred stock issued and outstanding.
Common Stock
     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors from time to time, our common stock holders will be entitled to such cash dividends as may be declared, if any, by the board of directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding-up, our common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.
Preferred Stock
     Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations, or restrictions or any wholly unissued series of preferred stock.
Warrants
     $1.75 Warrants
     During 2004 and 2005, we issued warrants to purchase up to an aggregate of 908,280 shares of common stock at an exercise price of $1.75 per share. These warrants will expire on December 31, 2009. As the holders of these warrants are independent investors, the extension of the term was determined to be non-compensatory as the holders are not providing any services to us and no expense was recognized by us on the extension of these warrants. The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.
     $3.50 Warrants
     In connection with the private placements of our common stock and warrants completed on July 31, 2008 and on September 3, 2008, we issued investors four year warrants to purchase up to an aggregate of 659,968 shares of common stock at an exercise price of $4.50 per share to the investors. The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. In addition, should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrants, the exercise price shall be reduced by multiplying the exercise price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock which the offering price for such dilutive issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock so issued or issuable in connection with the dilutive issuance. Additionally, upon such a dilutive issuance, the number of shares of common stock issuable under these warrants shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. We are prohibited from effecting the exercise of the warrants to the extent that as a result of such exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrants. At any time after the earlier of July 31, 2009 and the completion of the then applicable holding period under Rule 144 of the Securities Act of 1933, as amended, if there is no effective Registration Statement registering, or no current prospectus available for the resale of the warrant shares, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. In addition, on the expiration date, this warrant shall be automatically exercised via cashless exercise.

     If, at any time while these warrants are outstanding, the volume weighted average price of our common stock for 22 or more consecutive trading days equals or exceeds $11.25 per share, we shall have the option to redeem these warrants, upon 20 days prior written notice, for $0.001 per share issuable upon exercise of the warrants. Unless any warrant with respect to which we have properly delivered notice of our intent to redeem is exercised prior to the termination of the notice period, such warrant shall be immediately terminated and the holder thereof shall only be entitled to receive the redemption consideration.
     In connection with the private placement of our common stock and warrants completed on July 31, 2008, as consideration for serving as our placement agent, we issued Westminster Securities Corporation a four year warrant to purchase up to 61,997 shares of common stock at an exercise price of $4.50 per share. Such warrant has the same terms as the $4.50 warrants issued to the investors in the private placement completed on July 31, 2008.
     In December 2008, holders surrendered 427,581 of these warrants as part of their subscription to our 15% cumulative convertible debenture offering.
     As a result of the private placements which have occurred subsequent to the original issuance of these warrants and the antidilution protections contained within these warrants, as of June 30, 2009, the exercise price of these warrants was reduced from $4.50 per share to $3.50 per share and the holders of such warrants were issued additional warrants to purchase an aggregate of 86,111 shares of common stock at an exercise price of $3.50 per share.
     $4.55 Warrants
     In connection with the private placements of our common stock and warrants completed on July 31, 2008 and September 3, 2008, we issued investors four year warrants to purchase up to an aggregate of 329,985 shares of common stock at an exercise price of $6.00 per share to the investors. The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. In addition, should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrants, the exercise price shall be reduced by multiplying the exercise price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock which the offering price for such dilutive issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock so issued or issuable in connection with the dilutive issuance. Additionally, upon such a dilutive issuance, the number of shares of common stock issuable under these warrants shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. We are prohibited from effecting the exercise of the warrants to the extent that as a result of such exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrants. At any time after the earlier of July 31, 2009 and the completion of the then applicable holding period under Rule 144 of the Securities Act of 1933, as amended, if there is no effective Registration Statement registering, or no current prospectus available for the resale of the warrant shares, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. In addition, on the expiration date, this warrant shall be automatically exercised via cashless exercise.
     If, at any time while these warrants are outstanding, the volume weighted average price of our common stock for 22 or more consecutive trading days equals or exceeds $15.00 per share, we shall have the option to redeem these warrants, upon 20 days prior written notice, for $0.001 per share issuable upon exercise of the warrants. Unless any warrant with respect to which we have properly delivered notice of our intent to redeem is exercised prior to the termination of the notice period, such warrant shall be immediately terminated and the holder thereof shall only be entitled to receive the redemption consideration.
     In connection with the private placement of our common stock and warrants completed on July 31, 2008, as consideration for serving as our placement agent, we issued Westminster Securities Corporation a four year warrant to purchase up to 30,999 shares of common stock at an exercise price of $6.00 per share. Such warrant has the same terms as the $6.00 warrants issued to the investors in the private placement completed on July 31, 2008.
     In December 2008, holders surrendered 235,164 of these warrants as part of their subscription to our 15% cumulative convertible debenture offering.
     As a result of the private placements which have occurred subsequent to the original issuance of these warrants and the antidilution protections contained within these warrants, as of June 30, 2009, the exercise price of these warrants was reduced from $6.00 per share to $4.55 per share and the holders of such warrants were issued additional warrants to purchase an aggregate of 41,812 shares of common stock at an exercise price of $4.55 per share.

     $2.44 Warrants
     In connection with the private placement of our common stock and warrants completed on July 31, 2008, as consideration for serving as our placement agent, we issued to employees of Westminster Securities Corporation, as sales commissions, a four year warrant to purchase up to an aggregate of 61,997 shares of common stock at an exercise price of $3.00 per share. The exercise price and number of shares of our common stock issuable on exercise of this warrant may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. In addition, should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrant, the exercise price shall be reduced by multiplying the exercise price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock which the offering price for such dilutive issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the dilutive issuance plus the number of shares of common stock so issued or issuable in connection with the dilutive issuance. Additionally, upon such a dilutive issuance, the number of shares of common stock issuable under this warrant shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. We are prohibited from effecting the exercise of this warrant to the extent that as a result of such exercise holders beneficially owns more than 4.99% (or, if such limitation is waived by the holders upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant. At any time after the earlier of July 31, 2009 and the completion of the then applicable holding period under Rule 144 of the Securities Act of 1933, as amended, if there is no effective Registration Statement registering, or no current prospectus available for the resale of the warrant shares, the holder has the right to exercise this warrant by means of a cashless exercise. In addition, on the expiration date, this warrant shall be automatically exercised via cashless exercise.
     If, at any time while this warrant is outstanding, the volume weighted average price of our common stock for 22 or more consecutive trading days equals or exceeds $8.75 per share, we shall have the option to redeem this warrant, upon 20 days prior written notice, for $0.001 per share issuable upon exercise of this warrant. Unless this warrant is exercised prior to the termination of the notice period, this warrant shall be immediately terminated and the holders shall only be entitled to receive the redemption consideration.
     As a result of the private placements which have occurred subsequent to the original issuance of these warrants and the antidilution protections contained within these warrants, as of June 30, 2009, the exercise price of these warrants was reduced from $3.00 per share to $2.44 per share and the holders of such warrants were issued additional warrants to purchase an aggregate of 14,288 shares of common stock at an exercise price of $2.44 per share.
     $1.00 Warrants
     In connection with the private placement of our 15% convertible debentures and warrants completed on December 31, 2008, we issued investors four year warrants to purchase up to an aggregate of 1,605,856 shares of common stock at an exercise price of $1.00 per share to the investors. The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. In addition, should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrants, the exercise price shall be reduced to an exercise price calculated by dividing the price per share of the newly issued common stock or common stock equivalents by 0.90. Additionally, upon such a dilutive issuance, the number of shares of common stock issuable under these warrants shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. We are prohibited from effecting the exercise of this warrant to the extent that as a result of such exercise the holder beneficially owns more than 4.99% (or, if such limitation is waived by Westminster Securities Corporation upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant. At any time after the earlier of December 31, 2009 and the completion of the then applicable holding period under Rule 144 of the Securities Act of 1933, as amended, there is no effective Registration Statement or no current prospectus available for the resale of the warrant shares, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. In addition, on the expiration date, this warrant shall be automatically exercised via cashless exercise.
     In connection with the private placement of our 15% convertible debentures and warrants completed on December 31, 2008, as consideration for serving as our placement agent, we issued Westminster Securities Corporation a four year warrant to purchase up to 204,349 shares of common stock at an exercise price of $1.00 per share. Such warrant has the same terms as the $1.00 warrants issued to the investors in the private placement completed on December 31, 2008.

     In connection with the private placement of our 15% convertible debentures and warrants completed on May 21, 2009, we issued investors four year warrants to purchase up to an aggregate of 817,449 shares of common stock at an exercise price of $1.00 per share to the investors. The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. In addition, should we, at any time while the warrants are outstanding, sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue any common stock or common stock equivalents entitling any party to acquire shares of our common stock at a per share price less than the then existing exercise price of the warrants, the exercise price shall be reduced to an exercise price calculated by dividing the price per share of the newly issued common stock or common stock equivalents by 0.90. Additionally, upon such a dilutive issuance, the number of shares of common stock issuable under these warrants shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. At any time after the earlier of May 21, 2010 and the completion of the then applicable holding period under Rule 144 of the Securities Act of 1933, as amended, there is no effective Registration Statement or no current prospectus available for the resales of the warrant shares, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. In addition, on the expiration date, this warrant shall be automatically exercised via cashless exercise.
     In connection with the signing of an exclusive marketing agreement with a metals trading company on May 21, 2009, as part consideration for such services, we issued a four year warrant to purchase up to 300,000 shares of common stock at an exercise price of $1.00 per share. Such warrant has the same terms as the $1.00 warrants issued to the investors in the private placement which closed on May 21, 2009.
     Series A 15% Convertible Debentures
     On December 31, 2008, we issued debentures in the aggregate principal amount of $628,376. The debentures mature on December 31, 2012. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The debentures bear interest at the rate of 15% per annum, which rate may be increased by up to an additional 8% upon the occurrence of an event of default, as described below.
     The debentures are convertible at the option of the holders into shares of our common stock at an initial conversion price of $0.90 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issued or are deemed to have issued common stock; provided, however, the adjustment has a floor of not less than $0.10.
     The debentures contain certain limitations on conversion. For example, the debentures provide that no conversion may be made if, after giving effect to the conversion, the holders would own in excess of 4.99% of the outstanding shares of our common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99%, at the option of the holders, upon 61-days’ prior notice to us.
     The debentures contain events of default which we consider normal and customary, as well as the following:

•	Our failure to timely pay any State of Nevada (or other applicable state) filing fees or fees owed to the Federal Bureau of Land Management, when required to be paid, other than those fees being disputed in good faith.

•	Our withdrawal of a registration statement registering both the shares of common stock issued and underlying the warrants issued in our July 2008 private placement.

•	Subject to our obligation to use commercially reasonable efforts to have our common stock traded on a trading market, if, while this debenture remains outstanding, and subsequent to attaining an initial listing or quotation on a trading market, our common stock ceases to be traded on a trading market for 10 consecutive business days or more during any 12 month period.

If there is an event of default, the holders may force us to redeem all or any portion of the Debentures at 135% of the outstanding principal, plus interest and late fees, depending on the nature of the default.
     The debentures contain standard covenants, as well as the following:

•	We will at all time reserve a number of shares equal to the number of shares of our common stock issuable upon conversion of the debentures.

•	We shall use commercially reasonable efforts to have our common stock listed for trading on a trading market within 180 calendar days after December 31, 2008.

•	We will not enter into any transaction with any affiliate of ours that would be required to be disclosed in any public filing with the Securities and Exchange Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors (even if less than a quorum otherwise required for board approval);

•	We will not issue or agree to issue any securities at a price of less than $0.10 per share.

     Series B 15% Convertible Debentures
     On May 21, 2009, we issued debentures in the aggregate principal amount of $498,644. Debentures in the principal amount of $48,644 mature on April 22, 2013 and debentures in the amount of $450,000 mature on May 21, 2013. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The debentures bear interest at the rate of 15% per annum, which rate may be increased by up to an additional 8% upon the occurrence of an event of default, as described below.
     The debentures are convertible at the option of the holders into shares of our common stock at an initial conversion price of $1.22 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issued or are deemed to have issued common stock; provided, however, the adjustment has a floor of not less than $0.10.
     The debentures contain a mandatory redemption provision under which if we are a party to a transaction involving a change of control or transaction involving a merger or consolidation or a single transaction or series of transaction in which we sell all or substantially all of our assets while 33% or more of the debentures remain outstanding, the holder may upon 10 days written notice require us to redeem the debentures for an amount equal to 135% of the outstanding principal amount together with all accrued and unpaid interest.
     In the event that the we breach any material term, covenant or representation in that certain Exclusive Marketing Agreement between us and Traxys North America LLC, dated May 21, 2009, and such breach has not been cured within 30 days after written notice of such breach has been given to us, then the holder upon 3 days written notice can require us to redeem the debentures for an amount equal to 135% of the outstanding principal amount together with all accrued and unpaid interest.
     The debentures contain events of default which we consider normal and customary, as well as the following:

•	Our failure to timely pay any State of Nevada (or other applicable state) filing fees or fees owed to the Federal Bureau of Land Management, when required to be paid, other than those fees being disputed in good faith.

•	Our withdrawal of a registration statement registering both the shares of common stock issued and underlying the warrants issued in our July 2008 private placement.

•	Subject to our obligation to use commercially reasonable efforts to have our common stock traded on a trading market, if, while this debenture remains outstanding, and subsequent to attaining an initial listing or quotation on a trading market , our common stock ceases to be traded on a trading market for 10 consecutive business days or more during any 12 month period.

If there is an event of default, the holders may force us to redeem all or any portion of the debentures at 135% of the outstanding principal, plus interest and late fees, depending on the nature of the default.
     The debentures contain standard covenants, as well as the following:

•	We will at all time reserve a number of shares equal to the number of shares of our common stock issuable upon conversion of the debentures.

•	We shall use commercially reasonable efforts to have our common stock listed for trading on a trading market within 180 calendar days after December 31, 2008.

•	We will not enter into any transaction with any affiliate of ours that would be required to be disclosed in any public filing with the Securities and Exchange Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of our disinterested directors (even if less than a quorum otherwise required for board approval);

•	We will not issue or agree to issue any securities at a price of less than $0.10 per share.

Registration Rights
     On July 31, 2008, in connection with our private placement of common stock and warrants, we entered into a registration rights agreement with the purchasers pursuant to which we agreed to provide certain registration rights with respect to the common stock issued and the common stock issuable upon exercise of the warrants. Specifically, we agreed to file a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission covering the resale of the common stock issued and underlying the warrants on or before September 14, 2008 and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before April 30, 2009.
     The following delinquency events (i) through (v) in respect of timely registration, if they occur, trigger payments beginning January 31, 2009 as described under “Liquidated Damages” in the next paragraph: If (i) the registration statement is not filed on or before September 14, 2008 (which requirement was not met), (ii) we fail to file with the Securities and Exchange Commission a request for acceleration of the registration statement in accordance with Rule 461 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, within five trading days of the date that we are notified by the Securities and Exchange Commission that such registration statement will not be “reviewed” or will not be subject to further review (unless the failure to make such request for acceleration is the result of our determination that events affecting us will require the filing of an amendment to the registration statement), (iii) we fail to file a pre-effective amendment or otherwise respond to Securities and Exchange Commission comments within 10 trading days, (iv) all of the registrable securities are not registered for resale on or before April 30, 2009, or (v) the registration statement ceases to remain continuously effective for more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during any 12-month period after its first effective date, then, liquidated damages will be payable to the holders of the shares.

Liquidated Damages
     Commencing on January 31, 2009, we are subject to liquidated damage payments to the holders of the shares sold in the private placement in an amount equal to 0.5% of the aggregate purchase price paid by such purchasers per month (approximately $9,300 per month) of delinquency with respect to any unregistered shares. Such monthly payments would cease when we have satisfied the requirement which triggered these liquidated damage payments or on July 31, 2011, whichever comes first. Therefore, the maximum aggregate amount of liquidated damages that we might have to pay would be approximately $288,000 if we are unable to file a registration statement. At June 30, 2009, we have accrued $44,000 to satisfy our liability under this requirement.
     Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144, subject to our right to suspend or defer the use of the registration statement in certain events.
Piggyback Registration Rights
     Pursuant to those certain securities purchase agreements, dated as of December 31, 2008 and May 21, 2009, between us and the purchasers of our convertible debentures and $1.00 warrants, we granted the holders of our debentures and $1.00 warrants “piggyback” registration rights with respect to the shares of common stock underlying the debentures and the $1.00 warrants. Under the terms of the securities purchase agreement, we agreed to include these shares in a registration statement filed by us after the date of issuance of such debentures and warrants. Furthermore, we agreed to bear all costs and expenses, other than the commission costs related to the resale of the shares, with respect to the registration of the shares.
Anti-Takeover Effect of Nevada Law and Certain By-Law Provisions
     Our bylaws provide that special meetings of stockholders may be called only by our president or by a majority of our stockholders. Such a provision could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company.
     In the future we may also become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.
     The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more. The ability to exercise voting power may be direct or indirect, as well as individual or in association with others.
     The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.
     If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the stockholder’s shares.
     Nevada’s control share law may have the effect of discouraging corporate takeovers.
     In addition to the control share law, Nevada has a business combination law, which prohibits some business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

     The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.
Indemnification of Directors and Officers
     Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.
     Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.
     We have entered into agreements to indemnify each of our officers and directors to the fullest extent permitted under Nevada against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries.
     We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
     Prior to this offering, there has been no public market for any class of our capital stock, and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our capital stock, including shares of our outstanding stock and shares of our stock issued upon exercise of outstanding options, in the public market after this offering, or the perception that such sales could occur, could adversely affect any prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.
     As of June 30, 2009, we have 10,631,086 shares of common stock issued. In addition, options to purchase an aggregate of 954,625 common shares are outstanding, all of which were vested as of June 30, 2009 and 4,578,996 common shares are reserved for issuance upon exercise of warrants. On conversion of outstanding convertible debentures, we would issue an additional 1,106,921 common shares. The 1,389,645 common shares registered for resale under this prospectus (including 624,351 shares underlying various warrants) will be freely tradable. The remaining shares of our common stock outstanding upon completion of this offering are deemed “restricted” securities under Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. This rule is summarized below.
Rule 144
     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.
Lock-Up Agreement
     3,575,000 shares of our common stock held or controlled by Ralph Kettell are subject to a lock-up agreement, pursuant to which, subject to certain exceptions, Mr. Kettell has agreed not to sell or otherwise dispose of these shares of common stock or any securities convertible into or exchangeable for shares of common stock from the date hereof until December 31, 2010; provided however that each such stockholder may dispose of up 300,000 shares of common stock on or after September 30, 2008; an additional 400,000 shares of common stock on or after June 30, 2009; an additional 400,000 shares of common stock on or after September 1, 2009; an additional 400,000 shares of common stock on or after March 31, 2010; and an additional 400,000 shares of common stock on or after September 1, 2010.

LEGAL MATTERS
     The validity of the issuance of the common stock offered by the selling stockholders under this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.
EXPERTS
     The consolidated financial statements for the years ended December 31, 2008 and 2007, included in this prospectus and elsewhere in the registration statement, have been audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
     You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D. C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov . The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.
     After effectiveness of the registration statement, of which this prospectus is a part, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. We do not presently intend to voluntarily distribute copies of our annual reports to our stockholders following the effectiveness of the registration statement, of which this prospectus is a part. However, you will be able to inspect and copy each of our periodic reports, proxy statements and other information at the SEC’s public reference room, and at the web site of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Report of the Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2008 and 2007 and for the cumulative period from Inception (July 21, 2001) through December 31, 2008	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2008 and 2007 and for the cumulative period from Inception (July 21, 2001) through December 31, 2008	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 and for the cumulative period from Inception (July 21, 2001) through December 31, 2008	F-8
Notes to Consolidated Financial Statements	F-10
Condensed Consolidated Balance Sheet as of March 31, 2009 (Unaudited) and December 31, 2008	F-35
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2009 and March 31, 2008 and for the cumulative period from Inception (July 20, 2001) through March 31, 2009
F-37
Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2009 and March 31, 2008 and for the cumulative period from Inception (July 20, 2001) through March 31, 2009
F-38
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2009 and March 31, 2008 and for the cumulative period from Inception (July 20, 2001) through March 31, 2009
F-40
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-42

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Concentric Energy Corporation
(An Exploration Stage Company)
We have audited the accompanying consolidated balance sheets of Concentric Energy Corporation (An Exploration Stage Company) as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2008 and 2007 and for the cumulative period from inception (July 20, 2001) through December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Concentric Energy Corporation at December 31, 2008 and 2007, and the results of its operations and comprehensive loss, changes in stockholders’ equity and its cash flows for the years ended December 31, 2008 and 2007 and for the cumulative period from inception (July 20, 2001) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the exploration stage, has suffered recurring losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. In addition, the Company may not find sufficient ore reserves to be commercially mined. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
/s/ Semple, Marchal & Cooper
Certified Public Accountants
Phoenix, Arizona
July 23, 2009

Concentric Energy Corp.
(An Exploration Stage Company)
Consolidated Balance Sheets
ASSETS

	December 31,	December 31,
	2008	2007
Current Assets:
Cash and cash equivalents	$24,750	$825,908
Certificates of deposit	—	507,822
Receivable from debenture offering	471,339	—
Trading securities	29,604	374,654
Receivables from related parties	716	235
Receivable — other	4,596	10,607
Deposits	—	7,065
Prepaid expenses	5,794	142,873
Asset held for sale	—	2,309,048

Total current assets	536,799	4,178,212

Property and equipment:
Mineral rights	100,000	100,000
Leasehold improvements	13,044	13,044
Office equipment	45,835	44,335
Field equipment	35,469	35,469
Vehicles	148,531	148,531

	342,879	341,379

Less accumulated depreciation	(107,122)	(59,073)

Total property and equipment, net	235,757	282,306

Deferred charges — financing costs	207,035	—
Drilling bonds	6,021	—
Deposits	1,991	1,991

	215,047	1,991

Total assets	$987,603	$4,462,509

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Consolidated Balance Sheets
LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2008	2007
Current liabilities:
Accounts payable	$335,646	$308,729
Accounts payable — related parties	22,436	—
Accrued expenses	255,665	359,656
Current portion of notes payable	17,792	2,325,435
Convertible note payable — related party	—	45,000

Total current liabilities	631,539	3,038,820
Long-term debt, less discounts of $633,601 and $9,686 at December 31, 2008 and 2007, respectively	30,983	48,775

Total liabilities	662,522	3,087,595

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred stock; $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $0.001 par value; 150,000,000 shares authorized; 10,510,184 and 9,085,410, shares issued and 9,377,378 and 8,717,410 shares outstanding, respectively, at December 31, 2008 and 2007	10,510	9,085
Additional paid-in capital	15,869,598	11,919,947
Deficit accumulated during exploration stage	(15,555,027)	(10,554,118)

Total stockholders’ equity	325,081	1,374,914

Total liabilities and stockholders’ equity	$987,603	$4,462,509

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Consolidated Statements of Operations and Comprehensive Loss

			Inception
	Year Ended	Year Ended	(July 20, 2001)
	December 31,	December 31,	to December 31,
	2008	2007	2008
Revenue	$—	$—	$—

Operating expenses:
General and administrative	4,360,877	5,858,527	12,743,881
Geological and geophysical costs	403,001	571,101	2,756,638

Total operating expenses	4,763,878	6,429,628	15,500,519

Loss from operations	(4,763,878)	(6,429,628)	(15,500,519)

Other income (expense):
Interest income	4,785	55,898	65,477
Interest expense	(19,165)	(102,327)	(123,475)
Recognized gain (loss) on investments	(224,517)	193,924	16,846
Recognized loss on transfer of securities from available for sale to trading	—	—	(18,776)
Other income (expense)	1,866	(6,372)	5,420

Total other income (expense)	(237,031)	141,123	(54,508)

Net Loss	(5,000,909)	(6,288,505)	(15,555,027)
Other Comprehensive Income:
Unrealized losses on available-for-sale securities	—	—	(18,776)
Reclassification adjustment for losses recognized on transfer from available- for-sale to trading	—	—	18,776

Comprehensive loss	$(5,000,909)	$(6,288,505)	$(15,555,027)

Net loss per share
Basic and diluted	$(0.55)	$(0.76)	$(2.36)

Weighted average number of common shares outstanding — basic and diluted	9,075,888	8,237,781	6,593,600

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity

	Number of				Accumulated	Accumulated
	Shares of			Additional	Other	Deficit During
	Common	Members’	Common	Paid-in	Comprehensive	Exploration	Total
	Stock	Equity	Stock	Capital	Loss	Stage	Equity
Members’ contributions inception, July 20, 2001 to December 31, 2003	—	$71,315	$—	$—	$—	$—	$71,315
Net loss inception, July 20, 2001, to December 31, 2003	—	(111,066)	—	—	—	—	(111,066)

Balance, December 31, 2003	—	(39,751)	—	—	—	—	(39,751)
Members’ contributions	—	12,000	—	—	—	—	12,000
Conversion from LLC to C Corporation on June 1, 2004	5,000,000	27,751	5,000	78,315	—	(111,066)	—
Issuance of common stock for services	534,280	—	534	303,566	—	—	304,100
Sale of common stock, net	1,044,000	—	1,044	1,088,606	—	—	1,089,650
Net loss	—	—	—	—	—	(608,638)	(608,638)

Balance, December 31, 2004	6,578,280	—	6,578	1,470,487	—	(719,704)	757,361
Sale of common stock, net	85,200	—	85	187,915	—	—	188,000
Issuance of stock options	—	—	—	33,880	—	—	33,880
Exercise of stock options	80,000	—	80	99,920	—	—	100,000
Net loss	—	—	—	—	—	(736,945)	(736,945)
Other comprehensive loss	—	—	—	—	(18,776)	—	(18,776)

Balance, December 31, 2005	6,743,480	—	6,743	1,792,202	(18,776)	(1,456,649)	323,520
Sale of common stock, net	907,000	—	907	2,176,743	—	—	2,177,650
Issuance of common stock for services	45,940	—	46	137,185	—	—	137,231
Exercise of stock options	12,000	—	12	14,988	—	—	15,000
Issuance of stock options for services	—	—	—	535,189	—	—	535,189
Net loss	—	—	—	—	—	(2,808,964)	(2,808,964)
Other comprehensive income	—	—	—	—	18,776	—	18,776

Balance, December 31, 2006	7,708,420	$—	$7,708	$4,656,307	$—	$(4,265,613)	$398,402

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity (Continued)

	Number of				Accumulated	Accumulated
	Shares of			Additional	Other	Deficit During
	Common	Members’	Common	Paid-in	Comprehensive	Exploration	Total
	Stock	Equity	Stock	Capital	Loss	Stage	Equity
Balance, December 31, 2006	7,708,420	$—	$7,708	$4,656,307	$—	$(4,265,613)	$398,402
Sale of common stock, net	850,000	—	850	5,367,096	—	—	5,367,946
Issuance of common stock for services	488,660	—	489	438,833	—	—	439,322
Issuance of stock options for services	—	—	—	827,216	—	—	827,216
Extension of expiry of previously issued stock options	—	—	—	256,838	—	—	256,838
Issuance of warrants for services	—	—	—	159,776	—	—	159,776
Conversion of notes payable	38,330	—	38	213,881	—	—	213,919
Net loss	—	—	—	—	—	(6,288,505)	(6,288,505)

Balance, December 31, 2007	9,085,410	—	9,085	11,919,947	—	(10,554,118)	1,374,914
Issuance of common stock for services	764,806	—	765	1,013,562	—	—	1,014,327
Conversion of stock options to warrants	—	—	—	166,060	—	—	166,060
Amortization of stock options	—	—	—	144,997	—	—	144,997
Issuance of warrants for services	—	—	—	265,474	—	—	265,474
Issuance of warrants in conjunction with debenture offering	—	—	—	11,325	—	—	11,325
Discount on issuance of debentures	—	—	—	346,148	—	—	346,148
Discount on beneficial conversion feature	—	—	—	245,549	—	—	245,549
Sale of common stock, net	541,666	—	542	1,401,748	—	—	1,402,290
Conversion of notes payable	118,302	—	118	354,788	—	—	354,906
Net loss	—	—	—	—	—	(5,000,909)	(5,000,909)

Balance, December 31, 2008	10,510,184	$—	$10,510	$15,869,598	$—	$(15,555,027)	$325,081

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows

			Inception
	Year Ended	Year Ended	(July 20, 2001) to
	December 31,	December 31,	December 31,
	2008	2007	2008
Cash Flows from Operating Activities
Net loss	$(5,000,909)	$(6,288,505)	$(15,555,027)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	48,949	52,979	144,215
Recognized loss from the transfer from available-for-sale securities to trading securities	—	—	18,776
Recognized (gain) loss on securities	224,517	(193,924)	(16,846)
Amortization of stock options issued for services	144,997	827,216	1,541,282
Extension of expiry of previously issued warrants	—	256,838	256,838
Issuance of stock for services	1,014,327	439,322	1,894,980
Issuance of warrants for services	122,108	159,776	281,884
Loss on sale of fixed assets	1,415	147,322	148,737
Amortization of debt discount	4,461	4,769	10,158
Interest paid through conversion to stock	4,906	13,919	18,825
Professional fees paid with debt	50,000	—	50,000
Conversion of stock options to warrants	166,060	—	166,060
Changes in assets and liabilities
Trading securities	147,721	27,128	129,849
Receivables from related parties	(481)	90,095	(716)
Receivable — other	(10)	20,890	(10,617)
Prepaid expenses	137,079	(135,200)	(5,794)
Deposits	7,065	(6,145)	(1,991)
Accounts payable	26,917	178,916	335,646
Accounts payable — related parties	22,436	—	22,436
Accrued expenses	(140,670)	231,425	218,986

Net cash used in operating activities	(3,019,112)	(4,173,179)	(10,352,319)

Cash Flows from Investing Activities
Purchase of fixed assets	(3,815)	(231,582)	(350,521)
Purchase of mineral rights	—	—	(100,000)
(Purchase) Sale of certificates of deposit	507,822	(507,822)	—
Purchase of available-for-sale securities	—	—	(134,195)

Net cash provided (used) by investing activities	504,007	(739,404)	(584,716)

Cash Flows from Financing Activities
Net proceeds from the sale of common stock	1,402,290	5,367,946	10,225,536
Exercise of stock options	—	—	115,000
Sale of warrants	11,325	—	11,325
Proceeds from members contributions	—	—	83,315
Proceeds from notes payable, net	366,180	245,000	657,506
Repayment of notes payable	(65,848)	(16,329)	(130,897)

Net cash provided by financing activities	1,713,947	5,596,617	10,961,785

Net increase (decrease) in cash and cash equivalents	(801,158)	684,034	24,750
Cash and cash equivalents at beginning of period	825,908	141,874	—

Cash and cash equivalents at end of period	$24,750	$825,908	$24,750

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows (continued)

			Inception
	Year Ended	Year Ended	(July 20, 2001) to
	December 31,	December 31,	December 31,
	2008	2007	2008
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$68,422	$25,000	$94,477

Cash paid during the year for income taxes	$—	$—	$—

Non-Cash Investing and Financing Activities
Purchase of a vehicle with a note payable	$—	$39,195	$78,188

Conversion of debt to equity	$350,000	$200,000	$550,000

Purchase of building with a note payable	$—	$2,309,048	$2,309,048

Resale of building and extinguishment of note payable	$2,309,048	$—	$2,309,048

Transfer of investments from available-for-sale to trading	$—	$—	$110,419

Unrecognized loss on available-for-sale investments	$—	$—	$18,776

Trading securities exchanged for debt	$27,188	$—	$27,188

Subscriptions receivable exchanged for debt	$471,339	$—	$471,339

Debt discount	$628,376	$—	$628,376

Professional fees paid with debt	$50,000	$—	$50,000

Warrants issued as deferred financing costs	$143,366	$—	$143,366

Warrants issued classified as a liability	$36,679	$—	$36,679

The Accompanying Notes are an Integral Part of
the Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 1. Nature of Business and Significant Accounting Policies
Nature of Business — Concentric Energy Corp. (“Concentric Energy”) was incorporated on June 1, 2004 under the laws of the State of Nevada and is currently an exploration stage company and does not have any mining operations which generate revenue or profit. Concentric Energy is the successor to Concentric Energy, LLC which was founded on July 20, 2001 under the laws of the State of Nevada and converted to a corporate form on June 1, 2004. Concentric Energy is currently conducting the advanced exploration of one property located in Arizona through its wholly owned subsidiary, Anderson Mining Company. Anderson Mining Company was incorporated under the laws of the State of Arizona on June 23, 2006. The generation of revenue from its mining operations is dependent on the existence of economically recoverable reserves at its uranium property, and the ability of Concentric Energy to obtain financing to complete the development of such reserves and meet its obligations under various agreements.
Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain balances have been reclassified in the accompanying financial statements to conform to the current year presentation.
Basis of Consolidation — The accompanying consolidated financial statements include the accounts of Concentric Energy and its wholly owned subsidiary, Anderson Mining Company (collectively, the “Company”). All significant intercompany accounts and transactions, if any, have been eliminated in consolidation.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant estimates are used when accounting for the carrying value of mineral properties, reclamation liabilities, depreciation, taxes and the valuation of stock, stock options and warrants, which are discussed in their respective notes to the consolidated financial statements. Due to uncertainties inherent in the estimation process and the significance of these items, it is at least reasonably possible that the estimates in connection with these items could be further materially revised within the next year.
Property and Equipment — Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property are capitalized as incurred and will be amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable reserve quantities from proven and probable reserves. Major development costs incurred after the commencement of production will also be amortized using the UOP method.
Property and equipment are recorded at cost. Depreciation is provided for on the straight line method over the estimated useful lives of the assets. Leasehold improvements are recorded at cost and are amortized over their estimated useful lives or their lease term, whichever is shorter. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities and equipment. The estimated useful lives of property and equipment are as follows:

Leasehold improvements	1 - 3 years
Office equipment	3 - 7 years

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 1. Nature of Business and Significant Accounting Policies (continued)

Vehicles	5 years
Field equipment	3 - 7 years
Depreciation expense for the years ended December 31, 2008 and 2007 and the period from inception (July 20, 2001) to December 31, 2008 was $48,949; $52,979; and $144,215, respectively.
Reclamation Obligations — The Company has engaged in exploration activities on its uranium property which consist of the drilling of a limited number of test wells to confirm previously acquired geologic and geophysical data. At December 31, 2008 and 2007, the Company has accrued no costs for any reclamation obligations relating to its mineral properties because of the limited scope of these operations and management’s estimate that no material reclamation costs have been incurred.
Cash and Cash Equivalents — The Company considers all holdings of highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts which may exceed federally insured limits. At December 31, 2008 and 2007, the Company had approximately $0 and $1,200,000, respectively, in accounts that exceeded federally insured limits.
Investments — The Company accounts for its investments in accordance with Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company’s security investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are stated at fair value and any change in the fair value during a period is recorded as a charge or credit in the statement of operations and comprehensive loss. Available-for-sale securities are stated at fair value. Unrealized holding gains and losses are included in accumulated other comprehensive loss until such time as the underlying securities are sold or written off. Declines in the fair value of available-for-sale securities below their cost that are other than temporary result in write downs of the individual securities to their estimated fair value. Realized gains and losses from the sale or write down of available-for-sale securities are included in other income (expense). The Company determines the cost of an investment sold based on the specific identification method.
Net Loss Per Share — Basic net loss per common share is computed by dividing net loss available to common stockholders for the period by the weighted average number of common shares of stock outstanding during the period. At December 31, 2008 and 2007, unvested restricted common shares of 1,132,806 and 368,000, respectively, were not included in the calculation of basic net loss per common share.
At December 31, 2008 and 2007, there were outstanding potentially dilutive securities as follows:

	2008	2007
Options	954,625	1,340,985

Warrants	3,396,901	1,097,480

Convertible debentures	698,196	—

Total potentially dilutive securities	5,049,722	2,438,465

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 1. Nature of Business and Significant Accounting Policies (continued)
As of December 31, 2008 and 2007, the above listed potentially dilutive securities were not included in the determination of diluted net loss per share as their effect was anti-dilutive.
Income Taxes — The Company provides for income taxes under SFAS 109, Accounting for Income Taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. SFAS 109 requires that a valuation allowance be established, if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. The provision for federal income tax differs from that computed by applying federal statutory rates to income (loss) before federal income tax expense mainly due to expenses that are not deductible for federal income taxes, including permanent differences such as non-deductible meals and entertainment, as well as the effect of limiting the value of the net operating losses currently incurred.
Stock Based Compensation — The Company recognizes stock based compensation expense under SFAS 123(R), Share-Based Payments, based on the fair value of the award on the date of grant. The Company recognizes this compensation cost on a straight-line basis over the requisite service period of the award.
Comprehensive Loss — Comprehensive loss is composed of the Company’s net loss and other comprehensive loss. Other comprehensive loss includes unrealized gains and losses on available-for-sale securities.
Impairment of Long-Lived Assets — The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows generated by the asset are less than the carrying amount of the asset. An impairment loss is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
Reclassifications — Certain balances have been reclassified in the accompanying financial statements to conform to the current year presentation.
Fair Value Measurements — The Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) effective January 1, 2008 for financial assets and liabilities measured on a recurring basis, except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-2, which defers the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed in the financial statements on a recurring basis. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date.
This statement also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly in active markets; and (Level 3) unobservable inputs in which there is little or no market data available.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 1. Nature of Business and Significant Accounting Policies (continued)
The Company’s assets carried at fair value measured on a recurring basis are as follows at December 31, 2008:

At and For The
Year Ended
December 31, 2008
Trading securities	$29,604

Quoted prices in active market for identical securities (Level 1)	$29,604

Significant other observable inputs (Level 2)	$—

Significant unobservable inputs (Level 3)	$—

Total losses attributable to net unrealized losses included in Other Income or Expense	$(126,832)

The Company determines the fair value of trading securities based upon quoted market prices of identical securities supplied by national securities exchanges. Total realized and unrealized losses of $224,517 include unrealized losses of $126,832.
Effective January 1, 2008, the Company also adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option of Financial Assets and Financial Liabilities - including an Amendment of Statement of Financial Accounting Standards No. 115 (“SFAS 159”), which allows an entity to choose to measure certain financial instruments and liabilities at fair value on a contract by contract basis. The Company did not elect such option for its financial instruments and liabilities. As such, the adoption of SFAS 159 had no impact on its consolidated results of operations or financial position at December 31, 2008.
Recent Accounting Pronouncements — In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations (“SFAS 141(R)”). This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The Statement’s scope is broader than that of Statement 141, which applied only to business combinations in which control was obtained by transferring consideration. By applying the same method of accounting—the acquisition method—to all transactions and events in which one entity obtains control over one or more other businesses, this Statement improves the comparability of the information about business combinations provided in financial reports. The provisions of SFAS 141(R) are effective for fiscal years beginning after December 15, 2008. As the Company has had no acquisitions, the adoption of SFAS 141(R) will have no impact on its consolidated results of operations and financial position.
In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS 160”). This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also changes the way the consolidated income statement is presented. The provisions of SFAS 160 are effective for fiscal years beginning after December 15, 2008. As the Company has no noncontrolling interests in its

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 1. Nature of Business and Significant Accounting Policies (continued)
subsidiary, the adoption of SFAS 160 will have no impact on its consolidated results of operations and financial position.
In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and improves the transparency of financial reporting. The Statement is effective for fiscal years and interim periods beginning after November 15, 2008. As the Company is involved in no hedging activities and has no derivative instruments, the adoption of SFAS 161 will have no impact on its consolidated results of operations and financial position.
In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Conversion). This Staff Position clarifies the accounting for convertible debt instruments and specifies that convertible debt instrument issuers should separately account for the liability and the equity component in a manner that will reflect the entity’s nonconvertible borrowing rate when interest cost is recognized in subsequent accounting periods. This Staff Position is effective for fiscal years and interim periods beginning after December 15, 2008. The Company has issued convertible debt instruments and is currently evaluating the effect that the adoption of FSP APB 14-1 will have upon its consolidated results of operations and financial position.
In June 2008, the FASB ratified Emerging Issues Task Force Issue No. 07-5, Determining Whether An Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). Under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FASB 133”), an instrument that otherwise meets the definition of derivative is excluded from the scope of FASB 133 if it is both (i) indexed to an entity’s own stock and (ii) classified as shareholder’s equity. The purpose of EITF 07-5 is to define the meaning of “indexed to an entity’s own stock.” This Issue is effective for fiscal years and interim periods beginning after December 15, 2008. The Company has outstanding warrants to purchase common stock that have been preliminarily evaluated as ineligible for equity classification under EITF 07-5 because of certain provisions that may result in an adjustment to the exercise price of the warrants and the number of warrants exercisable. Accordingly, the adjustment feature may cause the warrant to fail to be indexed solely to the Company’s own stock. The warrants would therefore be classified as liabilities and re- measured at fair value with changes in the fair value recognized in operating results. The Company has not completed its analysis of these instruments nor determined the effects pending adoption, if any, on the Company’s consolidated financial statements.
In June 2006, the FASB issued FASB Interpretation No. 48, “An Interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 reflects the benefit recognition approach, where a tax benefit is recognized when it is “more likely than not” to be sustained based on the technical merits of the position. The Company is currently evaluating the effect that the adoption of FIN No. 48 will have on its consolidated results of operations and financial position.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 2. Going Concern — The Company has incurred losses since inception and requires additional funds for further exploration activities. The Company is an exploration stage company, exploring one mineral property, but not yet generating any revenue from that property. In addition, the Company may not find economically recoverable reserves. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern.
In response to these adverse conditions, management is continuing to look for financing from various sources, including private placements from investors and institutions. Management believes these efforts will contribute toward funding the Company’s activities until revenue can be earned from future operations or dispositions. In addition, management believes that the net proceeds from private placements, if successful, will be sufficient to meet its working capital and its currently anticipated expenditure levels for the next year. The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining this financing. If this is not achieved, the Company may be unable to obtain sufficient cash flow to fund its operations and obligations, and therefore, may be unable to continue as a going concern.
The accompanying consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue operations or be required to sell its assets.
Note 3. Exploration Stage Company — As discussed in Note 1, the Company’s predecessor was founded on July 20, 2001. The Company is currently in an exploration stage, which is characterized by significant expenditures for the examination and development of exploration opportunities. The Company’s focus for the foreseeable future will continue to be on exploration of its existing mineral property.
Note 4. Investments — Investments in securities are summarized as follows at and for the years ended December 31, 2008 and 2007.

	Gross	Gross	Gross	Gross
	Unrecognized	Unrecognized	Recognized	Recognized
	Gain	Loss	Gain	Loss	Fair Value
2008
Trading securities:
Common stock	$—	$—	$—	$224,517	$29,604

2007
Trading securities:
Common stock	$—	$—	$242,500	$48,576	$374,654

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 5. Long-term debt — At December 31, 2008 and 2007, long-term debt consisted of the following:

	December 31,	December 31,
	2008	2007
15% convertible debentures	$628,376	$—
Office condo promissory note	—	2,309,048
Installment notes payable	54,000	74,848

	682,376	2,383,896

Less:
Discounts	(633,601)	(9,686)
Current portion of long-term debt	(17,792)	(2,325,435)

Long-term debt	$30,983	$48,775

15% Convertible Debentures
On December 31, 2008, the Company completed a private placement offering in which it sold an aggregate principal amount of $628,376 of 15% cumulative convertible debentures and an aggregate of 1,396,391 common stock warrants. The debentures are convertible at the initial conversion price of $0.90 per share and the warrants have an initial exercise price of $1.00 per share. The warrants have an exercise term of four years. The debentures are due and payable on December 31, 2012. The Company received net cash proceeds and trading securities of $514,707, net of expenses of $63,669 associated with the debenture offering and $50,000 of current period financial advisory fees not associated with the debenture offering. The expenses associated with the debenture offering have been capitalized as deferred charges. In addition, the Company issued 136,233 warrants with an exercise price of $1.00 and 68,116 warrants with an exercise price of $0.90 as sales commissions related to the debenture offering. The Company has also capitalized the fair value of these warrants, $143,366, as deferred charges. The deferred charges of $207,035 will be amortized over the term of the debentures using the effective interest method.
In connection with the December 31, 2008 private placement, the Company entered into an agreement with each of the investors, whereby the investors purchased units comprised of the debentures and the $1.00 warrants. In addition, each of the subscribers surrendered, as part of the purchase price of the 15% convertible debentures, 427,581 warrants with an exercise price of $4.50 and 235,164 warrants with an exercise price of $6.00 held by them which they had acquired in the Company’s prior private placement of common stock, which closed on July 31, 2008.
The Company has recorded a discount on the 15% convertible debentures of $382,827 which represents the relative fair value of the warrants purchased by the subscribers in this private placement. In addition, the Company recognized an additional discount of $245,549 which represents the relative fair value of the beneficial conversion feature which arises from the issuance of these convertible debentures. A total discount of $628,376 has been recognized and will be amortized over the term of the debentures using the effective interest method.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 5. Long-term debt (continued)
Included in the 1,396,391 warrants issued in the Company’s December 31, 2008 private placement of convertible debentures are 145,718 warrants issued to two of the Company’s major stockholders. Under the terms of the subscription agreement associated with these warrants, holders cannot exercise their warrants if they beneficially own more than 9.99% of the Company following the exercise of these warrants. Each of these two stockholders beneficially own in excess of 9.99% of the Company on December 31, 2008 and cannot exercise their warrants. As a result, the Company has classified $36,679 as a liability associated with the issuance of these warrants until such time as this exercise restriction is no longer effective.
Office Condo Promissory Note
On August 17, 2007, the Company acquired an office condominium in Phoenix, Arizona for approximately $2.4 million. This purchase was financed by issuing an approximate $2.3 million promissory note to the seller. The note carried a simple interest rate of 6.5% and the principal and interest were due on the earlier of December 31, 2007 or 15 days after the Company completes an initial public offering.
On November 8, 2007, the promissory note was amended (i) to change the maturity date of the note to March 31, 2008 or 15 days after the Company completes an initial public offering, (ii) to require the payment of interest accrued through December 31, 2007 on or before January 15, 2008 and (iii) to clarify language in the promissory note under which the seller acknowledges that in the event of default the note is non-recourse to the Company. The Company paid the seller an additional $25,000 at the time of this amendment. On January 23, 2008, under the terms of an amendment to this promissory note, the Company paid the interest accrued on the note of approximately $66,000 plus closing costs and executed a deed returning the property to the original seller. As a result, the original seller cancelled the promissory note. In addition, at December 31, 2007, the Company expensed the $125,000 in down payments that it had made for this property.
Convertible Notes
On March 13, 2008, the Company issued a convertible note for $150,000 and on April 27, 2008, the Company issued a convertible note for $200,000. Both of these notes bear interest at 10% per annum. The notes are convertible into the common stock of the Company at the lesser of $7.00 per share or the lowest price per share received by the Company in any subsequent financing that occurs while this note is still outstanding. Principal and interest on this note is payable one year from the date of issue. Both the notes plus accrued interest totaled approximately $355,000 and were converted into 118,302 shares of common stock on May 29, 2008, in connection with the private placement of the Company’s common stock which closed on July 31, 2008.
On January 1, 2007, the Company issued $110,000 of convertible notes to certain officers and directors. The notes bear interest at 6% per annum. Principal and interest is payable on December 31, 2007 or at the Company’s election, upon the closing of any financing in which proceeds of at least $1,000,000 are generated. The notes are convertible into the Company’s common stock at $5.00 per share. The Company can elect to repay the notes, without conversion rights, upon the completion of a financing in which the

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 5. Long-term debt (continued)
proceeds are at least $2,000,000. On November 1, 2007, the holders of $65,000 of these convertible notes elected to convert their notes plus accrued interest of approximately $3,000 into 13,652 shares of the common stock of the Company. The remaining note totaling $45,000 together with accrued interest of $2,737 was repaid in cash on January 5, 2008.
On March 1, 2007 and May 9, 2007, the Company issued convertible notes totaling $100,000 and $35,000, respectively. These notes bear interest at 10% per annum. The notes are convertible into the common stock of the Company at $5.60 and $7.00, respectively, per share. Principal and interest on these notes is payable one year from the date of issue. On November 15, 2007, the holders of both of these notes elected to convert the notes plus accrued interest of approximately $11,000 into 24,678 shares of the Company’s common stock.
Installment Notes Payable
The Company has two notes payable to Ford Credit that are payable in monthly installments totaling $1,763. These notes mature in May and September 2011 and are secured by liens on vehicles. The notes have an imputed interest rate of 8.25%. The carrying value of the vehicles that serve as collateral is $56,860 at December 31, 2008. The principal balance of these notes at December 31, 2008 is $48,775 net of unamortized discount of $5,225. For the years ended December 31, 2008 and 2007, the Company recorded amortization of the debt discount into interest expense on the statement of operations and comprehensive loss in the amount of $4,461 and $4,769, respectively.
Future minimum principal payments for the Company’s debt over the next four years are:

Period ended December 31,	Amount

2009	$20,951
2010	21,054
2011	11,995
2012	628,376

682,376
Less: Discount	(633,601)

48,775
Less: Current portion	(17,792)

$30,983

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 6. Related Party Transactions — Ralph Kettell, who is the founder and former CEO of the Company, and controls approximately 36% of the outstanding stock of the Company, is a member of the Board of Directors of Piedmont Mining Company (“Piedmont”), as is Pete Ingersoll, a former Director of the Company. As of December 31, 2008, the Company owns 700,512 shares of Piedmont common stock. During 2008, we sold 1,199,184 shares of Piedmont common stock and received 687,500 shares of Piedmont common stock in exchange for a $56,784 15% debenture.
The 687,500 shares were received from Mr. Kettell. The fair market value of these securities on December 31, 2008 was $22,000. In addition, Mr. Kettell contributed additional trading securities which had a fair market value of $5,188 on December 31, 2008 as part of his subscription. Mr. Kettell’s total subscription, including $26,812 in cash, was $54,000. The value of Mr. Kettell’s debenture and the number of warrants issuable to him associated with this subscription will be increased or decreased based upon the amount of net sales proceeds the Company receives from the sale of these trading securities over the 120 days ending on April 30, 2009 or on the market value of any unsold trading securities on April 30, 2009.
Included in the subscriptions receivable from the debenture offering on December 31, 2008 is an additional 300,000 shares of Piedmont common stock, valued at $9,600 on December 31, 2008, contributed by Laura Kettell as a part of her subscription. In addition, Mrs. Kettell contributed additional trading securities which had a fair market value of $5,188 on December 31, 2008 increasing her total subscription to $14,788. The value of Mrs. Kettell’s debenture and the number of warrants issuable to her associated with this subscription will be increased or decreased based upon the amount of net sales proceeds the Company receives from the sale of these trading securities over the 120 days ending on April 30, 2009 or on the market value of any unsold trading securities on April 30, 2009.
Certain principals of the Company have been involved in the creation and development of E-VAT, Inc. (“E-VAT”), a start-up company that is developing extractive technologies for use in mining in which non-arsenic-based leaching techniques are employed. The Company provided no financing to E-VAT during the year ended December 31, 2008 and provided financing in the amount of $300,000 during the year ended December 31, 2007, which was expensed as purchased research and development. Based on the results of the research completed to date, the Company has determined that no additional funding will be provided to E-VAT, Inc.
E-VAT is a shareholder of the Company owning 400,000 shares of the Company’s common stock at December 31, 2008 and 2007. As of December 31, 2008, 60,000 E-VAT shares are held by the Company. Pete Ingersoll, a former Director of the Company, holds 343,000 shares, Ralph Kettell, former CEO and major shareholder of the Company, holds 575,000 shares, Tom Fudge, former President of the Company, holds 5,000 shares, and a former officer of the Company holds 692,100 shares of E-VAT and is the President of E-VAT. Combined, these shareholdings represent a majority of the outstanding E-VAT shares. The company has determined that E-VAT is a variable interest entity as defined in FASB Interpretation 46(R), Variable Interest Entities. However, the Company was not determined to be the primary beneficiary of E-VAT and, as such, E-VAT was not consolidated into the Company’s financial statements for the years ended December 31, 2008 and 2007.
On September 30, 2008, Ralph W. Kettell, Laura Kettell and all persons and entities affiliated with Ralph Kettell and Laura Kettell entered into a voting trust with Andrew K. Simpson, the Company’s CEO, CFO and a member of the Board. Subject to certain restrictions, they transferred all of their common stock in the Company to a voting rights trust, except for 40,000 shares purchased by Ralph W. Kettell on September 3, 2008. At December 31, 2008, the voting trust controls 3,575,000 shares of the Company’s common stock.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 6. Related Party Transactions — (continued)
The voting trust agreement allows Ralph W. Kettell and Laura Kettell to dispose of up to 300,000 shares held in the voting trust on and after September 30, 2008; 400,000 additional shares held in the voting trust on or after June 30, 2009; 400,000 additional shares held in the voting trust on or after September 1, 2009; 400,000 additional shares held in the voting trust on or after March 31, 2010; and 400,000 additional shares held in the voting trust on or after September 1, 2010. The agreement gives Mr. Simpson, as the trustee of the voting trust, the control to vote all shares held in the voting trust.
Prior to January 1, 2007, Nevada Fluorspar, Inc., which is owned by shareholders of the Company as a result of a spin-off during 2005, owed the Company $85,000 as a result of advances made by the Company. During the year ended December 31, 2007, the Company received $80,000 of these advances and wrote-off the remaining $5,000. The Company’s shareholders, as of the date of the spin-off, became shareholders of Nevada Fluorspar, Inc. Warrants were issued by the Company during a private placement of its common stock initiated on September 7, 2004, at which time it had previously been decided to form Nevada Fluorspar, Inc. At the time of the spin-off, it was determined that an equitable treatment of any future receipt of proceeds from the exercise of these warrants should be split between the Company and Nevada Fluorspar, Inc. As a result, the proceeds, if any, resulting from the exercise of these warrants will be split with 62% going to the Company and with 38% going to Nevada Fluorspar, Inc. See Note 8, Stock Based Compensation and Other Equity Transactions and Note 10, Commitments and Contingencies, for further information.
At December 31, 2008, the Company owed an officer $22,436 for advances and travel advances and had $716 in receivables from its directors, officers and employees for their purchases of restricted common stock. At December 31, 2007, the Company owed director’s fees of $9,200 to two of its directors and had $235 in receivables from two of its directors for their purchase of restricted common stock.
Note 7. Income Taxes — A reconciliation of the Company’s provision for income tax and the expected tax benefit using the statutory U.S. federal income tax rate is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007
Federal tax benefit of net operating losses	$(1,593,000)	$(2,004,000)

(Decrease) increase in taxes resulting from:
Permanent differences	5,000	2,000
State income tax	(353,000)	(443,000)
Increase in valuation allowance	1,941,000	2,445,000

Income tax expense	$—	$—

For the years ended December 31, 2008 and 2007, the Company did not record a tax benefit as the Company has fully reserved its deferred tax assets.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 7. Income Taxes — (continued)
The tax effect of the major items recorded as deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2008	2007
Deferred tax assets

Cash basis accounting differences, net	$204,000	$203,000
Capital loss	2,000	2,000
Unrealized loss on trading securities	49,000	—
Share based payments	790,000	742,000
Net operating loss carryforwards	4,945,000	3,152,000

	5,990,000	4,099,000

Deferred tax liabilities
Depreciation	(10,000)	—
Unrealized gain on trading securities	—	(60,000)

	5,980,000	4,039,000
Less: valuation allowance	(5,980,000)	(4,039,000)

Total deferred tax assets	$—	$—

The Company has established a valuation allowance equal to the net deferred tax asset primarily due to the uncertainty in the utilization of net operating loss carryforwards.
For the years ended December 31, 2008 and 2007, the valuation allowance was increased by $1,941,000 and $2,445,000, respectively, to reflect the status of the net operating loss carryforwards and increases in other deferred tax assets in the respective periods. The deferred tax assets result primarily from net operating loss carry-forwards and cash basis accounting differences. These assets will reverse upon their utilization against taxable income or upon their statutory expiration. The Company had federal and state net operating loss carryforwards of approximately $11,638,000 at December 31, 2008, which expire as follows:

		Net
Federal	State	Operating
Expiration	Expiration	Loss Carryforwards
2024	2009	$618,000
2025	2010	653,000
2026	2011	2,025,000
2027	2012	4,860,000
2028	2013	3,482,000

		$11,638,000

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions — The Company sponsors a non- qualified stock compensation program (the “Plan”). Awards under the Plan and their terms are recommended by the Company’s Compensation Committee and approved by the Company’s Board of Directors. The maximum term of an option is ten years. The Company is authorized to issue up to 1,600,000 shares under this Plan from its authorized but unissued common shares. Under the Plan, if employment is terminated, an employee may exercise options which have vested within ninety days of the termination date.
Fair value is determined using the Black-Scholes option pricing model with the following assumptions:

	2008	2007
Risk-free interest rate	0.82% - 4.45%	4.23% - 4.90%
Expected volatility	79% - 142%	127% - 131%
Expected life (in years)	2-4	5
Expected dividends	$—	$—
Assumptions used to estimate the compensation expense are determined as follows:
•	Expected term is determined using the contractual term which management believes approximates the actual expected term;

•	Expected volatility is measured using the average historical daily changes in the market price of comparable publicly traded mining companies’ common stock over the expected term of the award;

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,

•	Forfeitures are based on the history of cancellations of similar awards granted by the Company and management’s analysis of potential forfeitures.
The Company adopted SFAS 123(R) using the modified prospective transition method. Under this transition method, compensation cost recognized subsequent to the year ended December 31, 2006 includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, if any, based on the grant date fair value estimate in accordance with the original provisions of SFAS 123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2007, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The results for the prior periods have not been restated.
During the year ended December 31, 2008, the Company granted no stock options under the Plan and no options were exercised under the Plan. Total compensation expense resulting from the Plan for the year was $144,997. The fair value of the options that vested during the year ended December 31, 2008 was $271,605. At December 31, 2008, all of the Company’s outstanding stock options were vested.
During the year ended December 31, 2007, the Company granted 342,875 stock options under the Plan. The grant date fair value of these options was $1,154,835. 211,125 of these options vested immediately and 81,750 of these options will vest on the first anniversary of their respective issuances between March 3, 2008 and September 28, 2008. 50,000 of the options granted during the year ended December 31, 2007 vest upon the fulfillment of a performance condition by December 31, 2007. The grant date fair value of these options is $23,650. At December 31, 2007, the Company reversed the recognition of the $23,650 expense as the

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions — (continued)
performance condition was not achieved and thus, the options did not vest. In addition, the Company extended the maturity of 480,110 stock options held by seven employees and issued during 2006 by two years and recorded an additional cost of $256,838 during the year ended December 31, 2007.
No options were exercised during the year ended December 31, 2007. Total compensation expense resulting from the Plan for the 2007 year was $827,216. The fair value of the options that vested during the year ended December 31, 2007 was $692,380. At December 31, 2007, 81,750 of the Company’s outstanding stock options were not vested, and $438,805 in compensation costs associated with these non-vested options will be recognized between March 3, 2008 and September 28, 2008.
The following table summarizes the Company’s option activity under the Plan as of December 31, 2008 and during the year then ended.

		Weighted
		Average
		Exercise
	Stock Options	Price
Granted Options
Outstanding, December 31, 2007	1,340,985	$3.22
Exercised	—	—
Granted	—	—
Converted to warrants	(48,860)	4.32
Forfeited	(337,500)	3.73

Outstanding, December 31, 2008	954,625	$2.98

The following table summarizes the status of the Company’s non-vested options at December 31, 2008 and changes during the year then ended.

		Weighted
		Average
		Grant Date
	Stock Options	Fair Value
Non-Vested Options
Non-vested options, December 31, 2007	81,750	$5.37
Granted	—	—
Vested	(49,250)	5.51
Converted to warrants	(7,500)	1.96
Forfeited	(25,000)	6.10

Non-vested options, December 31, 2008	—	$—

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions (continued)
The following table summarizes information and terms of the options outstanding and exercisable:

As of December 31, 2008
Options Outstanding				Options Exercisable
		Weighted			Weighted
		Average			Average
		Remaining	Weighted		Remaining	Weighted
Range of		Contractual	Average		Contractual	Average
Exercise	Number of	Life (in	Exercise	Number of	Life (in	Exercise
Prices	Shares	years)	Price	Shares	years)	Price
$1.25 - 7.00	954,625	2.74	$2.98	954,625	2.74	$2.98

At December 31, 2008, the intrinsic value of the Company’s stock options is estimated to be nil as there is no trading market for its common stock.
Warrants
During the year ended December 31, 2008, the Company issued 2,879,546 warrants. On January 22, 2008, the Company converted 48,860 stock options to warrants with the same exercise price and expiry and recognized general and administrative expense on this transaction of $166,060. On July 16, 2008, the Company issued 35,000 warrants with a $4.50 exercise price and a four year life and 50,000 warrants with a $4.50 exercise price and a two year life to consultants for services and recognized general and administrative expense of $116,154 on this transaction. On July 31, 2008, in conjunction with a sale of common stock, the Company issued 619,968 four year warrants with a $4.50 exercise price and 309,985 four year warrants with a $6.00 exercise price. In addition, on July 31, 2008, the Company issued as sales commissions for this private placement, 61,997 four year warrants with a $3.00 exercise price, 61,997 four year warrants with a $4.50 exercise price and 30,998 four year warrants with a $6.00 exercise price. On September 3, 2008, in conjunction with a sale of common stock, the Company issued 40,000 four year warrants with a $4.50 exercise price and 20,000 four year warrants with a $6.00 exercise price. On December 31, 2008, as part of the sale of the 15% convertible debentures, the Company issued warrants equal to 200% of the shares into which these convertible debentures are convertible, or 1,396,391 four year warrants with a $1.00 exercise price. In addition, the Company paid sales commissions equal to 10% of the warrants and convertible shares to be issued to non-affiliates and 8% of the warrants and convertible shares to be issued to affiliates in the 15% debenture offering. As a result, the Company issued 136,233 four year warrants with an exercise price of $1.00 and 68,116 four year warrants with an exercise price of $0.90 as sales commissions.
In addition to the warrants that were issued in conjunction with the sale of debentures that closed on December 31, 2008, subscribers who were participants in the private placement of common stock which closed on July 31, 2008, were required to surrender either a $4.50 four year warrant or a $6.00 four year warrant for each share which is issuable to them on the conversion of their debentures into common stock. As a result, subscribers surrendered 427,581 $4.50 four year warrants and 235,164 $6.00 four year warrants in this transaction. Subscribers who were not participants in the private placement of common stock which closed on July 31, 2008, were required to purchase warrants with an aggregate purchase price of $11,325 and then surrender such warrants in the debenture offering which closed on December 31, 2008.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions (continued)
Under the terms of the Company’s agreements with the participants in its July 31, 2008 private placement of common stock, when common stock or rights to purchase common stock are issued at less than exercise prices of $3.00, $4.50 or $6.00, the Company is required to decrease the exercise price and increase the number of warrants exercisable for the warrants previously issued to such holders (the “weighted average ratchet” feature). As a result of the terms of the warrants issued in the debenture offering closing on December 31, 2008, the weighted average ratchet feature will require the Company to decrease the exercise price of the $3.00 warrants to $2.64 and to issue an additional 8,454 warrants. In addition, the Company will decrease the exercise price of the $4.50 warrants to $3.86 and will issue an additional 49,814 warrants. Finally, the Company will decrease the exercise price of the $6.00 warrants to $5.07 and will issue an additional 24,352 warrants. All of these adjustments are effective as of December 31, 2008.
In November 2008, the Company extended the expiration date of 908,280 warrants issued during 2004 and 2005 to April 30, 2009. These warrants originally expired two years from the date of issue and have an exercise price of $1.75 per share. In addition, the Company extended the expiration date of 38,400 warrants issued during 2006. These warrants originally expired two years from the date of issue and have an exercise price of $3.00 per share. As the holders of these 946,680 warrants are independent investors, the extension of the term was determined to be non-compensatory as the holders are not providing any services to the Company and no expense has been recognized by the Company on the extension of these warrants.
During the year ended December 31, 2007, the Company issued 100,800 warrants. The Company issued 20,000 warrants with an exercise price of $3.25 that expire on January 10, 2010 to non-employees as compensation for services. The Company issued 22,000 warrants with an exercise price of $7.00 that expire on July 2, 2012 to non-employees for services. The Company recognized general and administrative expense of $159,776 for the issuance of these 42,000 warrants. In addition, the Company issued 58,800 warrants with an exercise price of $7.00 that expire on July 16, 2010 as compensation for marketing efforts on the private placement that closed on July 16, 2007. In January 2007, the Company extended the expiration date of 908,280 warrants issued during 2004 and 2005 to May 15, 2008 and, subsequently, to November 30, 2008 (as discussed above). These warrants originally expired two years from the date of issue and have an exercise price of $1.75 per share.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions (continued)
The following table summarizes information and terms of warrants outstanding at December 31, 2008.

Warrants Outstanding at December 31, 2008
			Weighted
			Average
			Remaining	Weighted
			Contractual	Average
Exercise	Number of	Expiration	Life	Exercise
Prices	Shares	Date	(in years)	Price
$0.90	68,116	12/31/12	4.00	$0.90
$1.00	1,532,624	12/31/12	4.00	$1.00
$1.75	908,280	4/30/09	0.33	$1.75
$2.64	70,451	5/29/12	3.41	$2.64
$3.00	53,400	Various through 8/3/11	0.96	$3.00
$3.25	48,860	Various through 12/27/11	1.78	$3.25
$3.86	344,198	5/29/11	3.41	$3.86
$4.50	85,000	Various through 7/16/12	2.36	$4.50
$5.07	150,172	5/29/11	3.41	$5.07
$7.00	115,800	Various through 7/15/12	3.22	$7.00
$12.00	20,000	12/28/10	2.00	$12.00

	3,396,901		2.76	$2.12

Contingent Warrants
During the year ended December 31, 2007, the Company issued 20,000 contingent warrants with an exercise price of $7.00 per share to a former officer that will expire on December 28, 2010. The vesting of these warrants is contingent on the Company raising at least $2 million in a private placement prior to December 28, 2010. The Company issued an additional 20,000 contingent warrants to the same individual that expire on December 28, 2010. The vesting of these warrants prior to their expiration is contingent on either the Company’s (i) privately placing its common stock at a price of $12 per share or (ii) completing a public offering of its common stock at a trading price of at least $12 per share with gross cash proceeds of at least $5,000,000. The Company recognized no general and administrative expense associated with these contingent warrants during the year ended December 31, 2007 as they are subject to a performance condition and a market condition and such expense, if any, will be recognized when the performance condition is met.
During the year ended December 31, 2008, the Company issued no contingent warrants. However, on December 31, 2008, the $2 million private placement contingency on 20,000 contingent warrants with an exercise price of $7.00 was met. As a result, 20,000 warrants with a $7.00 exercise price and an expiration date of December 28, 2010 were vested on December 31, 2008 and has recognized general and administrative expense of $5,954 on this transaction.
Preferred Stock
The Company has authorized 50,000,000 shares of $0.001 par value, preferred stock. At December 31, 2008 and 2007, there were no shares of preferred stock issued and outstanding. The pertinent rights and privileges of the authorized preferred stock is at the discretion of the Company’s Board of Directors.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions (continued)
Restricted Common Stock
During the year ended December 31, 2008, the Company issued 715,500 shares of restricted stock to its directors, officers and employees for various services and as compensation. This restricted stock has a purchase price of $0.001 per share and will vest over a three year period. For the year ended December 31, 2008, the Company recorded general and administrative expense of $865,693 from the issuance of this restricted stock and the amortization of restricted stock issued during the year ended December 31, 2007.
During the year ended December 31, 2008, the Company issued 49,306 shares of restricted common stock to its directors, officers and employees. This restricted stock was issued in lieu of the payment of cash directors fees. For the year ended December 31, 2008, the Company recorded general and administrative expense of $147,918 from the issuance of this restricted stock.
At December 31, 2008, the Company has awarded a total of 1,132,806 restricted common shares of which none are vested.
During the year ended December 31, 2007, the Company issued 308,000 shares of restricted stock to its directors. This restricted stock has a purchase price of $0.001 per share and will vest over a three year period. For the year ended December 31, 2007, the Company recorded general and administrative expense of $62,322 from the issuance of this restricted stock.
On December 28, 2007, the Company issued 60,000 shares of restricted stock to a former officer. This restricted stock has a purchase price of $0.001 per share and will vest on the completion of certain financing transactions. The expense associated with this award is subject to a performance condition which must be met prior to December 28, 2010. As such, expense, if any, will be recognized when the performance condition is met.
At December 31, 2007, the Company had awarded a total of 368,000 restricted common shares of which none were vested.
Common Stock
The holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. The Company has not declared or paid any dividends since its inception and has no plans to do so in the future.
On July 31, 2008, the Company closed a private placement of 501,666 shares of common stock at a price of $3.00 per share. The Company received $1,282,290 in sales proceeds from this offering, net of sales commission and other expenses of $222,706. As part of this offering, the holders of $350,000 of the Company’s convertible notes payable converted their notes payable plus accrued interest totaling $354,906 into 118,302 shares of common stock.
On September 3, 2008, Ralph Kettell, the founder of the Company and its former President, purchased 40,000 shares of the Company’s common stock at a price of $3.00 per share. The Company received $120,000 in sales proceeds from this offering.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions (continued)
On January 11, 2007, the Company issued 100,000 shares of common stock to investment bankers for services associated with the private placement of the Company’s common stock and for other financial services. For the year ended December 31, 2007, the Company recorded general and administrative expense of $325,000 from the issuance of this common stock. At various other dates during 2007, as noted in the following table, the Company issued an additional 20,660 shares of its common stock as compensation for services and recorded general and administrative expense of $74,650 from the issuance of this common stock.
On November 1, 2007, the certain holders of the Company’s convertible notes converted $200,000 in principal plus approximately $14,000 in accrued interest into 38,330 shares of the Company’s common stock at conversion rates between $5.00 and $7.00 per share. See Note 5 for additional information.
During the year ended December 31, 2007, the Company issued 368,000 shares of restricted common stock for services at a price of $0.001 per share. See Note 8 for additional information.
On July 16, 2007, the Company closed a private placement of 840,000 shares of common stock at a price of $7.00 per share. The Company received $5,367,946 in sales proceeds from this offering, net of sales commissions and other expenses of $411,600.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions (continued)

	Number of
	Shares of	Cash Price	Value Assigned
	Common	Per Share	Per Share
	Stock	Received	For Services

Conversion from LLC to C Corporation (1)	5,000,000	$0.01 - $0.02	—
Issuance of common stock for services (2)	485,000	—	$0.50
Private placement of common stock (3)	205,000	$0.50	—
Private placement of common stock (4)	839,000	$1.25	—
Issuance of common stock for services (5)	49,280	—	$1.25

Balance, December 31, 2004	6,578,280
Private placement of common stock (6)	20,000	$1.25	—
Private placement of common stock (7)	65,200	$2.50	—
Exercise of stock options (8)	80,000	$1.25	—

Balance, December 31, 2005	6,743,480
Exercise of stock options (9)	12,000	$1.25	—
Private placement of common stock (10)	907,000	$2.50	—
Issuance of common stock for services (11)	45,940	—	$2.50

Balance, December 31, 2006	7,708,420
Private placement of common stock (12)	10,000	$2.50	—
Private placement of common stock (13)	840,000	$7.00	—
Issuance of common stock for services (14)	120,660	—	$2.50 - $7.00
Note payable conversion (15)	38,330	$5.00	—
Issuance of restricted stock for services (16)	368,000		$7.00

Balance, December 31, 2007	9,085,410
Private placement of common stock (17)	501,666	$3.00	—
Note payable conversion (18)	118,302	$3.00	—
Private placement of common stock (19)	40,000	$3.00	—
Issuance of restricted stock for services (20)	715,500	—	$3.00
Issuance of restricted stock for services (21)	49,306	—	$3.00

Balance, December 31, 2008	10,510,184

(1)	On June 1, 2004, the Company converted from an LLC to a C corporation and issued 5,000,000 shares of common stock for LLC members’ cash contributions of $83,315. 2,500,000 common shares were issued at $0.01 per share and 2,500,000 common shares were issued at $0.02 per share.

(2)	On June 1, 2004, the Company issued 285,000 shares of common stock at $0.50 per share for directors’ fees and 200,000 shares of common stock for consulting services.

(3)	On June 1, 2004, the Company completed a private placement of 205,000 shares of common stock at a price of $0.50 per share.

(4)	At December 31, 2004, the Company had sold 839,000 shares of common stock at $1.25 per share in a private placement that commenced on October 29, 2004 and subsequently closed on April 5, 2005.

(5)	At December 31, 2004, the Company issued 49,280 shares of common stock as sales commissions for the private placement that commenced on October 29, 2004.

(6)	On April 5, 2005, the Company completed the private placement initiated on October 29, 2004 and sold an additional 20,000 shares of common stock at $1.25 per share.

(7)	At December 31, 2005, the Company had sold 65,200 shares of common stock at a price of $2.50 per share in a private placement that commenced on October 11, 2005.

(8)	On November 15, 2005, a holder exercised 80,000 stock options issued on April 21, 2005 at an exercise price of $1.25 per share.

(9)	On January 12, 2006, a holder exercised 12,000 stock options issued on April 21, 2005 at an exercise price of $1.25 per share.

(10)	On November 14, 2006, the Company completed a private placement of common stock that commenced on January 20, 2006 selling 907,000 shares of common stock at a price of $2.50 per share.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 8. Stock Based Compensation and Other Equity Transactions (continued)

(11)	At December 31, 2006, the Company issued 45,940 shares of common stock valued at $2.50 per share as sales commissions for the private placement that closed on November 14, 2006.

(12)	On May 3, 2007, the Company issued 10,000 shares of common stock at a price of $2.50 to a subscriber to the private placement that closed on November 14, 2006 who had inadvertently failed to pay the subscription price.

(13)	On July 16, 2007, the Company closed a private placement for 840,000 shares of common stock at a price of $7.00 per share.

(14)	During the year ended December 31, 2007, the Company issued the following common shares for services as follows:
a.	On January 11, 2007, the Company issued 100,000 shares of common stock valued at $3.25 per share for financial advisory and consulting services.

b.	On February 22, 2007, the Company issued 10,000 shares of common stock valued at $2.50 per share to an employee as compensation expense for services which were accrued as of December 31, 2006.

c.	On March 8, 2007, the Company issued 3,060 shares of common stock valued at $2.50 per share as an adjustment of sales commissions associated with the private placement that closed on November 14, 2006.

d.	On July 2, 2007, the Company issued 5,600 shares of common stock valued at $5.00 per share to employees as compensation expense for services completed on April 30, 2007.

e.	On July 2, 2007, the Company issued 2,000 shares of common stock valued at $7.00 per share as sales commissions associated with the private placement that closed on July 16, 2007.

(15)	On November 1, 2007, the Company issued 38,330 shares of common stock ranging from $5.00 to $7.00 per share in conversion of principal and interest on convertible notes which were issued on January 1, 2007. See Note 5 Long-term debt.

(16)	On November 16, 2007, the Company issued 133,000 restricted shares of common stock valued at $7.00 per share to a director for services. On December 12, 2007, the Company issued 175,000 restricted shares of common stock valued at $7.00 to directors for services. On December 27, 2007, the Company issued 60,000 restricted shares of common stock valued at $7.00 per share to a former officer. See Note 10 Commitments and Contingencies.

(17)	On July 31, 2008, the Company issued 501,666 shares of common stock at a price of $3.00 per share to subscribers to a private placement.

(18)	On July 31, 2008, the Company issued 118,302 shares of common stock at a price of $3.00 per share to convert notes payable with an aggregate principal and accrued interest balance of $354,906.

(19)	On September 3, 2008, the Company issued 40,000 shares of common stock at a price of $3.00 to a subscriber in a private placement.

(20)	On October 17, 2008, the Company issued 715,500 restricted shares of common stock valued at $3.00 per share to directors, officers and employees for services.

(21)	On December 31, 2008, the Company issued 49,306 restricted shares of common stock valued at $3.00 per share to directors in lieu of the payment of cash director’s fees.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 9. Disclosure About Fair Value of Financial Instruments by a Nonfinancial Entity — The estimated fair values of the Company’s financial instruments are as follows as of December 31, 2008 and 2007:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Cash and cash equivalents	$24,750	$24,750	$825,908	$825,908
Receivable from debenture offering	471,339	471,339	—	—
Certificates of deposit	—	—	507,822	507,822
Trading securities	29,604	29,604	374,654	374,654
Receivables from related parties	716	716	235	235
Receivable — other	4,596	4,596	10,607	10,607
Deposits	—	—	7,065	7,065
Prepaid expenses	5,794	5,794	142,873	142,873
Accounts payable	335,646	335,646	308,729	308,729
Accounts payable — related parties	22,436	22,436	—	—
Accrued expenses	255,665	225,665	359,656	359,656
Current portion of notes payable	17,792	17,792	2,325,435	2,325,435
Convertible note payable - related party	—	—	45,000	45,000
Long-term debt	30,983	30,983	48,775	48,775
The Company determined the estimated fair value amounts by using available market information where applicable and historical cost where market information was not available. The Company believes that the use of historical cost as an estimate for fair value is appropriate considering the current classification of the assets and liabilities which are so valued or for long-term debt based on borrowing rates currently available to the Company for loans with similar terms and maturities. However, considerable judgment is required in interpreting market data to develop the estimates of fair value.
Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and estimation methodologies may have a material effect on the estimated fair value.
Note 10. Commitments and Contingencies — The Company granted 908,280 warrants during fiscal years 2004 and 2005 with an expiration date two years from the date of issuance and an exercise price of $1.75 per share of common stock. As mentioned in Note 8, Stock Based Compensation and Other Equity Transactions, the Company extended the expiration date on all of these warrants until April 30, 2009. If all of these warrants are exercised, the Company will be obligated to pay Nevada Fluorspar, Inc. 38% of the proceeds or a total of approximately $604,000 (see Note 6, Related Party Transactions).
The Company leases office space from a third party for total monthly rent payments of $2,397 per month and under a leasing agreement which expires on August 31, 2010. The minimum future lease payments for 2009 and 2010 are $26,962 and $17,975, respectively. Rent expense under these lease agreements for the years ended December 31, 2008 and 2007 was $65,048 and $35,751, respectively. There are no leases with related parties.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 10. Commitments and Contingencies — (continued)
On December 28, 2007, the Company’s former President and CEO resigned. The Company has compensated this individual as follows:
(i)	Separation fees and allowances of $127,000 were paid during the year ended December 31, 2008.

(ii)	60,000 shares of restricted common stock will be issued which will vest on the completion of certain financing transactions.

(iii)	Contingent on the completion of certain financing transactions, 20,000 three year warrants with an exercise price of $12 per share will vest for this individual. During the year ended December 31, 2008, contingencies on 20,000 three year warrants with an exercise price of $7 per share were met and such warrants were issued.

(iv)	On the completion of a successful private placement on July 31, 2008, a bonus of $43,375 was earned by this individual and this bonus has been accrued as of December 31, 2008.
The Company has entered into agreements with three individuals who will serve on the Company’s board of directors. Terms of these agreements are as follows:
(i)	The Company will pay aggregate directors’ fees of $295,000, annually. Subsequent to July 31, 2008, the directors have agreed to receive their director’s fees in common stock through November 30, 2009. As a result, during the year ended December 31, 2008, directors received cash director’s fees of $147,082 and 49,306 shares of the Company’s common stock valued at $3 per share, or $147,918 in non-cash director’s fees.

(ii)	During the years ended December 31, 2008 and 2007, the Company issued a total of 616,000 restricted shares of its common stock to these directors with a purchase price of $0.001 per share that will vest over a three-year period from the date of issue.

(iii)	The Company has entered into indemnification agreements with these directors under which it will indemnify the directors during their service to the Company.
The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of such officer’s or director’s service to the Company. The Company’s obligations under this indemnification remain in force for as long as the officers and directors serve the Company and thereafter as long as they are subject to any possible proceedings by reason of such service. However, the Company has obtained directors and officers liability insurance policies that enable it to recover a portion of any future amounts paid up to its policy limits. As a result of its insurance policy coverage and no current or expected litigation against the Company’s officers and directors, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2008.
At December 31, 2008, the Company has employment agreements with three of its officers. Two of these officers have employment agreements which provide for monthly payments for a period of one year equal to their salary following their termination without cause or in the event that the Company experiences a change of control. These agreements renew automatically for a period of one year on their anniversary date unless the Company elects to change the agreement in the sixty days prior to their anniversary dates. At December 31, 2008, if these agreements became operative, the Company would be obligated to pay these officers $377,000.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 10. Commitments and Contingencies — (continued)
The Company has an employment agreement with one of its officers which provides for monthly payments equal to her salary for a period of two years following their termination without cause or in the event that the Company experiences a change of control. This agreement renews automatically for a period of one year on her anniversary date unless the Company elects to change the agreement in the sixty days prior to her anniversary date. At December 31, 2008, if this agreement became operative, the Company would be obligated to pay this officer $266,000. As noted below, this officer resigned on March 31, 2008.
In addition to the terms discussed above, each of these three employment agreements provides that in the event of termination without cause or a change of control, any outstanding but unvested stock options or restricted stock grants held by these three officers would vest immediately. At December 31, 2008, if these employment agreements became effective, 350,000 unvested restricted stock grants would vest immediately.
On May 24, 2007, the Company notified participants in the private placement of common stock dated September 15, 2005, that it would be willing to offer rescission of the purchase price of the shares they purchased in that offering, in order to forestall possible claims that such former private placement might have omitted material information. The total shares in that offering were 1,021,200 common shares acquired at a price of $2.50. Of those shares, the Company could not confirm delivery of the notice to investors in that private placement holding an aggregate of 51,040 shares ($127,600 in original purchase price). One investor indicated the desire to rescind the investment in 5,000 shares for the price of $12,500 (plus interest). No other rescissions were requested.
Note 11. Subsequent Events — On December 31, 2008, the Company filed an S-1 Registration Statement with the Securities and Exchange Commission. As of June 30, 2009, this Registration Statement has not been declared effective.
On January 5, 2009, the Company collected the $471,339 in subscriptions receivable that were outstanding on December 31, 2008.
Effective on March 31, 2009, a former officer of the Company resigned. As consideration for settling all claims under this officer’s employment agreement, the Company will pay the following:
(i)	Separation fees of $91,000 will be paid over the eight months beginning on July 1, 2009, and

(ii)	50,000 shares of restricted common stock will be issued which will vest when the Company’s common stock begins to trade publicly.
On May 21, 2009, the Company completed a private placement offering in which it sold an aggregate principal amount of $498,644 of 15% cumulative convertible debentures and an aggregate of 817,449 common stock warrants. The debentures are convertible at the initial conversion price of $1.22 per share and the warrants have an initial exercise price of $1.00 per share. The warrants have an exercise term of four years. The debentures are due and payable on May 20, 2013. The Company received net cash proceeds of $498,644 as there were no cash expenses associated with the debenture offering.
As discussed above in Note 6, Related Party Transactions, Ralph Kettell and Laura Kettell subscribed for $54,000 and $14,788, respectively, in the Company’s December 31, 2008 debenture offering using marketable securities to pay for a portion of their subscriptions. Based upon the net sales proceeds received by the Company from the sale of these marketable securities over the 120 days ending on April 30, 2009 or on the market value of any unsold trading securities on April 30, 2009, Ralph Kettell’s subscription increased to $56,784 and Laura Kettell’s subscription increased to $16,010.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Note 11. Subsequent Events (continued)
On May 21, 2009, the Company entered into an exclusive marketing agreement with a metal trading company that purchased $450,000 of the 15% convertible debentures issued on May 21, 2009. Under the terms of this agreement, this company will act as the Company’s sole marketing agent for the sales of uranium produced by the Company and perform other administrative services associated with the marketing, sale and transportation of uranium for the Company. As compensation for these services, the agent will receive a commission of 5% of the invoice price of the uranium sold. The agreement has a term of five years and may automatically renew for one or more additional terms of one year. After the initial five year term, the agreement is terminable by either party without cause on six months written notice to the other party. As compensation for entering into this agreement, the Company has awarded the agent 300,000 $1 four year warrants.
As a result of the anti-dilution provisions of the warrants issued with the Company’s private placement of common stock on May 29, 2008, the issuance of the $498,644 in 15% debentures on May 21, 2009, the issuance of the 300,000 $1 warrants associated with the execution of the marketing agreement and the adjustment to the 15% debentures purchased by Ralph Kettell and Laura Kettell on December 31, 2008, the Company issued an additional 5,775 $2.44 warrants, 35,403 $3.50 warrants and 17,163 $4.55 warrants.
In connection with the private placement of common stock on May 29, 2008, the Company entered into a registration rights agreement which requires the Company to register the shares of common stock and warrants by September 14, 2008 and to cause it to become effective by January 12, 2009, or by January 27, 2009 in the event of a full review by the Securities and Exchange Commission. If the Company fails to meet certain requirements under the registration rights agreement, we are required to pay each investor a monthly cash payment of one-half percent of the aggregate purchase price (approximately $9,300 per month in the aggregate) paid by such investor commencing on January 31, 2009 and continuing until the default is cured (but in no event beyond the 3-year anniversary of the closing of the securities purchase agreement). The Company’s maximum liability under this requirement would be approximately $288,000 if it is unable to file a registration statement and it is required to make payments from January 31, 2009 until July 31, 2011. At June 30, 2009, the Company had not met this requirement and has accrued $43,573 to satisfy its liability under this requirement.

Concentric Energy Corp.
(An Exploration Stage Company)
Condensed Consolidated Balance Sheets
ASSETS

	March 31,
	2009	December 31,
	(Unaudited)	2008
Current Assets:
Cash and cash equivalents	$38,160	$24,750
Receivable from debenture offering	—	471,339
Trading securities	33,957	29,604
Receivables from related parties	710	716
Drilling bonds — current	4,596	4,596
Prepaid expenses	1,697	5,794

Total current assets	79,120	536,799

Property and equipment:
Mineral rights	100,000	100,000
Leasehold improvements	13,044	13,044
Office equipment	45,835	45,835
Field equipment	35,469	35,469
Vehicles	148,531	148,531

	342,879	342,879

Less: accumulated depreciation	(120,169)	(107,122)

Total property and equipment, net	222,710	235,757

Deferred charges — debentures	200,425	207,035
Drilling bonds	6,021	6,021
Deposits	1,991	1,991

	208,437	215,047

Total assets	$510,267	$987,603

The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Condensed Consolidated Balance Sheets
LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31,	December 31,
	2009	2008
	(Unaudited)	(as restated)*
Current liabilities:
Accounts payable	$366,158	$335,646
Accounts payable — related parties	380	22,436
Accrued expenses	266,810	218,986
Current portion of notes payable	18,161	17,792

Total current liabilities	651,509	594,860
Warrant liability	1,098,392	1,211,979
Long-term debt, less discounts of $603,840 and $ 633,601 at March 31, 2009 and December 31, 2008, respectively	55,273	30,983

Total liabilities	1,805,174	1,837,822

Commitments and contingencies

Stockholders’ Equity
Preferred stock; $0.001 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value; 150,000,000 shares authorized; 10,570,635 and 10,510,184 shares issued and 9,377,378 and 9,377,378 shares outstanding, at March 31, 2009 and December 31, 2008, respectively	10,571	10,510
Additional paid-in capital	15,738,709	15,306,564
Deficit accumulated during exploration stage	(17,044,187)	(16,167,293)

Total stockholders’ equity	(1,294,907)	(850,219)

Total liabilities and stockholders’ equity	$510,267	$987,603

*	See Notes 2 and 3
The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

			Inception
			(July 20, 2001) to
			March 31,
	Three Months Ended March 31,		2009
	2009	2008	(as restated)*
Revenue	$—	$—	$—

Operating expenses:
General and administrative	918,337	1,353,895	13,662,218
Geological and geophysical costs	11,013	102,163	2,767,651

Total operating expenses	929,350	1,456,058	16,429,869

Loss from operations	(929,350)	(1,456,058)	(16,429,869)

Other income (expense):
Interest income	289	2,471	65,766
Interest expense	(60,012)	(10,930)	(212,150)
Gain (Loss) on investments	13,573	(96,050)	30,419
Change in fair value of warrants	113,587	—	(470,016)
Recognized loss on transfer of securities from available-for-sale to trading	—	—	(18,776)
Other income (expense)	(14,981)	2,960	(9,561)

Total other income (expense)	52,456	(101,549)	(614,318)

Net Loss	(876,894)	(1,557,607)	(17,044,187)
Other comprehensive income:
Unrealized losses on available-for-sales securities	—	—	(18,776)
Reclassification adjustment for losses recognized on transfer from available- for-sale to trading	—	—	18,776

Comprehensive loss	$(876,894)	$(1,557,607)	$(17,044,187)

Net loss per share Basic and diluted	$(0.09)	$(0.17)	$(2.55)

Weighted average number of common shares — basic and diluted	9,377,378	9,085,410	6,682,729

*	See Notes 2 and 3
The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Condensed Consolidated Statements of Stockholders’ Equity
For the Period from Inception (July 20, 2001) to March 31, 2009

	Number of				Accumulated	Accumulated
	Shares of			Additional	Other	Deficit During
	Common	Members’	Common	Paid-in	Comprehensive	Exploration	Total
	Stock	Equity	Stock	Capital	Loss	Stage	Equity
Members’ contributions inception, July 20, 2001 to December 31, 2003	—	$71,315	$—	$—	$—	$—	$71,315
Net loss inception, July 20, 2001, to December 31, 2003	—	(111,066)	—	—	—	—	(111,066)

Balance, December 31, 2003	—	(39,751)	—	—	—	—	(39,751)
Members’ contributions	—	12,000	—	—	—	—	12,000
Conversion from LLC to C Corporation on June 1, 2004	5,000,000	27,751	5,000	78,315	—	(111,066)	—
Issuance of common stock for services	534,280	—	534	303,566	—	—	304,100
Sale of common stock, net	1,044,000	—	1,044	1,088,606	—	—	1,089,650
Net loss	—	—	—	—	—	(608,638)	(608,638)

Balance, December 31, 2004	6,578,280	—	6,578	1,470,487	—	(719,704)	757,361
Sale of common stock, net	85,200	—	85	187,915	—	—	188,000
Issuance of stock options	—	—	—	33,880	—	—	33,880
Exercise of stock options	80,000	—	80	99,920	—	—	100,000
Net loss	—	—	—	—	—	(736,945)	(736,945)
Other comprehensive loss	—	—	—	—	(18,776)	—	(18,776)

Balance, December 31, 2005	6,743,480	—	6,743	1,792,202	(18,776)	(1,456,649)	323,520
Sale of common stock, net	907,000	—	907	2,176,743	—	—	2,177,650
Issuance of common stock for services	45,940	—	46	137,185	—	—	137,231
Exercise of stock options	12,000	—	12	14,988	—	—	15,000
Issuance of stock options for services	—	—	—	535,189	—	—	535,189
Net loss	—	—	—	—	—	(2,808,964)	(2,808,964)
Other comprehensive income	—	—	—	—	18,776	—	18,776

Balance, December 31, 2006	7,708,420	—	7,708	4,656,307	—	(4,265,613)	398,402
Sale of common stock, net	850,000	—	850	5,367,096	—	—	5,367,946
Equity component of convertible debt*	—	—	—	26,924	—	—	26,924
Issuance of common stock for services	488,660	—	489	438,833	—	—	439,322
Issuance of stock options for services	—	—	—	827,216	—	—	827,216
Extension of expiry of previously issued stock options	—	—	—	256,838	—	—	256,838
Issuance of warrants for services	—	—	—	159,776	—	—	159,776
Conversion of notes payable	38,330	—	38	206,446	—	—	206,484
Net loss, as restated*	—	—	—	—	—	(6,307,994)	(6,307,994)

Balance, December 31, 2007	9,085,410	$—	$9,085	$11,939,436	$—	$(10,573,607)	$1,374,914

*	See Notes 2 and 3
The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Condensed Consolidated Statements of Stockholders’ Equity
For the Period from Inception (July 20, 2001) to March 31, 2009 (continued)

	Number of				Accumulated	Accumulated
	Shares of			Additional	Other	Deficit During
	Common	Members’	Common	Paid-in	Comprehensive	Exploration	Total
	Stock	Equity	Stock	Capital	Loss	Stage	Equity
Balance, December 31, 2007	9,085,410	$—	$9,085	$11,939,436	$—	$(10,573,607)	$1,374,914
Issuance of common stock for services	764,806	—	765	1,013,562	—	—	1,014,327
Conversion of stock options to warrants	—	—	—	166,060	—	—	166,060
Equity component of convertible debt*	—	—	—	48,102	—	—	48,102
Amortization of stock options	—	—	—	144,997	—	—	144,997
Issuance of warrants for services	—	—	—	265,474	—	—	265,474
Issuance of warrants	—	—	—	11,325	—	—	11,325
Sale of common stock, net	541,666	—	542	1,401,748	—	—	1,402,290
Conversion of notes payable	118,302	—	118	315,860	—	—	315,978
Net loss, as restated*	—	—	—	—	—	(5,593,686)	(5,593,686)

Balance, December 31, 2008	10,510,184	—	10,510	15,306,564	—	(16,167,293)	(850,219)
Issuance of common stock for services	60,451	—	61	432,145	—	—	432,206
Net loss	—	—	—	—	—	(876,894)	(876,894)

Balance, March 31, 2009	10,570,635	$—	$10,571	$15,738,709	$—	$(17,044,187)	$(1,294,907)

*	See Notes 2 and 3
The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

			Inception
	Three	Three	(July 20, 2001) to
	Months Ended	Months Ended	March 31,
	March 31,	March 31,	2009
	2009	2008	(as restated)*
Cash Flows from Operating Activities
Net loss	$(876,894)	$(1,557,607)	$(17,044,187)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	13,047	12,797	157,262
Recognized loss from the transfer from available-for-sale securities to trading securities	—	—	18,776
Change in fair value of warrants	(113,587)	—	470,016
Recognized (gain) loss on investments	(13,573)	96,050	(30,419)
Amortization of stock options issued for services	—	109,701	1,541,282
Extension of expiry of previously issued stock options	—	—	256,838
Conversion of stock options to warrants	—	166,060	166,060
Issuance of stock for services	432,206	179,149	2,327,186
Issuance of warrants for services	—	—	281,884
Loss on sale of fixed assets	—	—	148,737
Amortization of debt discount	29,761	—	39,919
Amortization of deferred charges on debentures	6,610	—	6,610
Interest paid through conversion to stock	—	—	18,825
Professional fees paid with debt	—	—	50,000
Changes in assets and liabilities
Trading securities	24,051	62,255	153,900
Receivables from related parties	6	100	(710)
Receivable — other	—	—	(10,617)
Prepaid expenses	4,097	(12,339)	(1,697)
Deposits	—	—	(1,991)
Acccounts payable	30,512	(89,016)	366,158
Acccounts payable — related parties	(22,056)	—	380
Accrued liabilities	47,824	(210,483)	266,810

Net cash used in operating activities	(437,996)	(1,243,333)	(10,818,978)

Cash Flows from Investing Activities
Purchase of fixed assets	—	(2,500)	(350,521)
Purchase of mineral rights	—	—	(100,000)
Purchase of certificates of deposit	—	—	(507,822)
Redemption of certificates of deposit	—	507,822	507,822
Purchase of available-for-sale securities	—	—	(134,195)

Net cash provided (used) by investing activities	—	505,322	(584,716)

Cash Flows from Financing Activities
Net proceeds from the sale of common stock/member contributions	—	—	10,225,536
Exercise of stock options	—	—	115,000
Sale of warrants	—	—	11,325
Proceeds from member contributions	—	—	83,315
Proceeds from notes payable	—	150,000	611,143
Equity component of convertible debt	—	—	75,026
Proceeds from debentures	456,508	—	456,508
Repayment of notes payable	(5,102)	(48,976)	(135,999)

Net cash provided by financing activities	451,406	101,024	11,441,854

Net increase (decrease) in cash and cash equivalents	13,410	(636,987)	38,160
Cash and cash equivalents at beginning of period	24,750	825,908	—

Cash and cash equivalents at end of period	$38,160	$188,921	$38,160

The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows (continued)

			Inception
	Three Months	Three Months	(July 20, 2001) to
	Ended	Ended	March 31,
	March 31,	March 31,	2009
	2009	2008	(as restated)*
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$400	$1,312	$94,877

Cash paid during the period for income taxes	$—	$—	$—

Non-Cash Investing and Financing Activities
Purchase of a vehicle with a note payable	$—	$—	$78,188

Conversion of debt to equity	$—	$—	$550,000

Purchase of building with a note payable	$—	$—	$2,309,048

Resale of building and extinguishment of note payable	$—	$2,309,048	$2,309,048

Transfer of investments from available-for-sale to trading	$—	$—	$110,419

Unrecognized loss on available-for-sale investments	$—	$—	$18,776

Trading securities exchanged for debt	$14,831	$—	$42,019

Subscriptions receivable exchanged for debt	$—	$—	$471,339

Professional fees paid with debt	$—	$—	$50,000

Warrants issued as deferred financing costs	$—	$—	$143,366

Warrants issued classified as a liability	$—	$—	$36,679

Debt discount	$—	$—	$628,376

*	See Notes 2 and 3
The Accompanying Notes are an Integral Part of the Condensed Consolidated Financial Statements

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Nature of Business and Significant Accounting Policies
Nature of Business — Concentric Energy Corp. was incorporated on June 1, 2004 under the laws of the State of Nevada and is currently an exploration stage company and does not have any mining operations which generate revenue or profit. The Company is the successor to Concentric Energy, LLC which was founded on July 20, 2001 under the laws of the State of Nevada and converted to a corporate form on June 1, 2004. The Company conducts exploration operations for uranium on one property in Arizona through its wholly owned subsidiary, Anderson Mining Company. Anderson Mining Company was incorporated under the laws of the State of Arizona on June 23, 2006. The generation of revenue from its mining operations is dependent on the existence of economically recoverable reserves at its uranium property, and the ability of Concentric Energy Corp. to obtain the financing to complete the development of such reserves and meet its obligations under various agreements.
Basis of Presentation — The condensed consolidated financial statements included herein have been prepared by Concentric Energy Corp. without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and should be read in conjunction with our annual audited financial statements for the year ended December 31, 2008. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures which are made are adequate to make the information presented not misleading. The condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at March 31, 2009 and the results of operations and cash flows for the periods presented.
Interim results are subject to significant variations and the results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year.
Basis of Consolidation — The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Anderson Mining Company (collectively, the “Company”). All significant intercompany accounts and transactions, if any, have been eliminated in consolidation.
Property and Equipment — Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property will be capitalized as incurred and will be amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable reserve quantities from proven and probable reserves. Major development costs incurred after the commencement of production will be capitalized and amortized using the UOP method.
Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities and equipment.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Nature of Business and Significant Accounting Policies — (continued)
Reclamation Obligations — The Company has engaged in exploration activities on its uranium property which consist of the drilling of a limited number of test wells to confirm previously acquired geologic and geophysical data. At March 31, 2009 and December 31, 2008, the Company has accrued no costs for any reclamation obligations relating to its mineral properties because of the limited scope of these operations and management’s estimate that no material reclamation costs have been incurred.
Net Loss Per Share — Basic net loss per common share is computed by dividing net loss available to common stockholders for the period by the weighted average number of common shares of stock outstanding during the period. At March 31, 2009 and 2008, unvested restricted common shares of 1,193,257 and 368,000, respectively, were not included in the calculation of basic loss per share as not all conditions necessary for vesting of this stock have been met.
At March 31, 2009 and 2008, there were outstanding potentially dilutive securities as follows:

	2009	2008
Options	954,625	1,004,625

Warrants	3,396,901	1,146,340

Convertible debentures/notes	698,196	50,041

Total potentially dilutive securities	5,049,722	2,201,006

For the three months ended March 31, 2009 and 2008, the above listed potentially dilutive securities were not included in the determination of diluted net loss per share as their effect was anti-dilutive.
Income Taxes — The Company provides for income taxes under SFAS 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the enacted income tax rate expected to apply to taxable income in the period in which the deferred tax liability or asset is expected to be settled or realized. SFAS 109 requires that a valuation allowance be established, if necessary, to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. The Company has realized significant losses since inception and, as an exploration stage company, is dependent on the existence of economically recoverable reserves at its uranium property. As a result of these losses the Company has recorded no income tax benefit for the periods ended March 31, 2009 and 2008. All of the tax benefits of net operating loss carryforwards and other temporary differences have been fully reserved at March 31, 2009 and December 31, 2008.
Fair Value Measurements — The Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”) effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Nature of Business and Significant Accounting Policies — (continued)
This statement also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly in active markets; and (Level 3) unobservable inputs in which there is little or no market data available.
The Company’s assets carried at fair value measured on a recurring basis are as follows at March 31, 2009:

At and For the
Three Months
Ended
March 31, 2009
Trading securities	$33,957

Quoted prices in active market for identical securities (Level 1)	$33,957

Significant other observable inputs (Level 2)	$—

Significant unobservable inputs (Level 3)	$—

Total gains attributable to net unrealized gains included in Other Income or Expense	$8,511

The Company determines the fair value of trading securities based upon quoted market prices of identical securities supplied by national securities exchanges. Total realized and unrealized gains of $13,573 include unrealized gains of $8,511. The unrealized gains are included in Gain (Loss) on investments on the condensed consolidated statement of operations for the three months ended March 31, 2009.
The Company’s liabilities carried at fair value measured on a recurring basis are as follows at March 31, 2009:

At and For the
Three Months
Ended
March 31, 2009
Warrant liability	$1,098,392

Quoted prices in active market for identical securities (Level 1)	$—

Significant other observable inputs (Level 2)	$—

Significant unobservable inputs (Level 3)	$1,098,392

Change in fair value of warrants included in Other Income or Expense	$113,587

The Company determines the fair value of warrant liability using the Black-Scholes option pricing model. The gains of $113,587 are included in Change in fair value of warrants on the condensed consolidated statement of operations for the three months ended March 31, 2009.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Nature of Business and Significant Accounting Policies — (continued)
Recent Accounting Pronouncements — There have been no recent accounting pronouncements or changes in accounting pronouncements during the three months ended March 31, 2009, that are of significance, or potential significance, to us.
Note 2. Adoption of FSP APB 14-1
Effective January 1, 2009, the Company retroactively adopted the provisions of FASB Staff Position APB 14-1 which requires the Company to separately account for the liability and equity components of convertible debt instruments which may be settled partially or wholly for cash. As a result of adopting this pronouncement, on January 1, 2009, the Company recognized as the cumulative effect of this change in accounting an increase in accumulated deficit of $28,663 together with a corresponding increase in additional paid-in capital. For the three months ended March 31, 2009, the Company recognized no change in its net loss and no change in basic and diluted net loss per share as a result of the adoption of FSP APB 14-1.
Note 3. Adoption of EITF 07-5
Effective on January 1, 2009, the Company adopted the provisions of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 applies to any freestanding instruments or embedded features that have the characteristics of a derivative, as defined in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and to any freestanding instruments that are potentially settled in an entity’s own common stock. As a result of adopting EITF 07-5, 2,165,561 of our issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment. These warrants have exercise prices ranging from $1.00 to $5.07 and expire on May 29, 2012 or December 31, 2012. Effective January 1, 2009, the Company reclassified the fair value of these common stock purchase warrants, which have exercise price and share reset features, from equity to liability status as if these warrants were treated as a derivative liability since their date of issue on December 31, 2008. On January 1, 2009, the Company recorded a retroactive adjustment in which it recognized a loss of $583,603, reduced additional paid-in capital by $591,697 and increased the warrant liability by $1,175,300 to account for the adoption of EITF 07-5. For the three months ended March 31, 2009, the Company recognized a decrease in basic and diluted net loss per share of $0.01 per share as a result of the adoption of EITF 07-5.The fair value of these common stock purchase warrants declined to $1,098,392 at March 31, 2009. The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, the fair value of any asset, liability or any net investment in foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.
These common stock purchase warrants do not trade in any securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

	March 31, 2009	January 1, 2009
Annual dividend yield	—	—
Risk-free interest rate	1.1 - 1.3%	1.3 - 1.4%
Expected life (years)	3.15 - 3.75	3.4 - 4
Expected volatility	111%	123%

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 3. Adoption of EITF 07-5 (continued)
The Company determines expected volatility using the average historical daily changes in the market price of comparable publicly traded mining companies’ common stock over the expected life.
Note 4. Going Concern
The Company has incurred losses since inception and requires additional funds for further exploration activities. The Company is an exploration stage company, exploring one mineral property, but not yet generating any revenue from that property. In addition, the Company may not find economically recoverable reserves. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern.
In response to these financial difficulties, management is continuing to pursue financing from various sources, including private placements from investors and institutions. Management believes these efforts will contribute toward funding the Company’s activities until revenue can be earned from future operations or dispositions. Management believes that the net proceeds from private placements, if successful, will be sufficient to meet its working capital and its currently anticipated expenditure levels for the next year.
The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining this financing. If this is not achieved, the Company may be unable to obtain sufficient cash flow to fund its operations and obligations, and therefore, may be unable to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue operations or be required to sell its assets.
Note 5. Related Party Transactions
During March 2009, the Company issued 60,451 shares of its restricted common stock valued at $73,750 to its independent directors in lieu of the payment of cash director’s fees.
Note 6. Stock Based Compensation and Other Equity Transactions
The Company sponsors a non-qualified stock compensation program (the “Plan”). Awards under the Plan and their terms are recommended and approved by the Company’s Board of Directors. The maximum term of an option is ten years. Under the Plan, if employment is terminated, an employee may exercise options which have vested within ninety days of the termination date.
During the three months ended March 31, 2009, the Company did not grant any stock options under the Plan.
No options were exercised during the three months ended March 31, 2009. Total compensation expense resulting from the Plan for the three months ended March 31, 2009 was nil. At March 31, 2009, all of the Company’s outstanding stock options were vested.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 6. Stock Based Compensation and Other Equity Transactions (continued)
During the three months ended March 31, 2008, the Company did not grant any stock options under the Plan.
No options were exercised during the three months ended March 31, 2008. Total compensation expense resulting from the Plan for the three months ended March 31, 2008 was $109,701. The fair value of the options that vested during the three months ended March 31, 2008 was $13,230. At March 31, 2008, 67,500 of the Company’s outstanding stock options were not vested.
During the three months ended March 31, 2008, the Company converted 48,860 stock options issued to former employees and consultants to warrants and recognized compensation expense of $166,060.
The following table summarizes the Company’s option activity under the Plan for the three months ended March 31, 2009.
Options Outstanding

		Weighted
		Average
		Exercise
	Stock Options	Price
Outstanding, December 31, 2008	954,625	$2.98
Exercised	—	—
Forfeited or converted	—	—
Granted	—	—

Outstanding, March 31, 2009	954,625	$2.98

If the options are exercised, the Company will issue stock from shares authorized but unissued. The following table summarizes information and terms of the options outstanding and exercisable:

As of March 31, 2009
Options Outstanding				Options Exercisable
		Weighted			Weighted
		Average			Average
		Remaining	Weighted		Remaining	Weighted
Range of		Contractual	Average		Contractual	Average
Exercise	Number of	Life (in	Exercise	Number of	Life (in	Exercise
Prices	Shares	years)	Price	Shares	years)	Price
$1.25 - $7.00	954,625	2.49	$2.98	954,625	2.49	$2.98

At March 31, 2009, the intrinsic value of the Company’s stock options is nil as there is no trading market for its common stock.
Warrants — During the three months ended March 31, 2009 and 2008, the Company issued no warrants.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 6. Stock Based Compensation and Other Equity Transactions — (continued)
The following table summarizes information and terms of warrants outstanding.

Warrants Outstanding and Exercisable at March 31, 2009
Weighted
Average
		Remaining	Weighted
Range of		Contractual	Average
Exercise	Number of	Life	Exercise
Prices	Shares	(in years)	Price
$1.00 — 12.00	3,396,901	2.52	$2.12

Common stock — The Company issued no common stock during the three months ended March 31, 2009 and 2008.
Restricted Stock — In March 2009, the Company issued 60,451 shares of restricted stock to its independent Directors. This restricted stock has a purchase price of $0.001 per share and will vest as soon as the Company’s common stock is publicly trading. This restricted common stock was issued in lieu of the payment of cash director’s fees and the Company recorded general and administrative expenses of $73,750 as a result of this issuance.
Note 7. Commitments and Contingencies
The Company entered into a lease agreement for a field office beginning September 1, 2007 and expiring on August 31, 2010. Under this lease the Company will make monthly lease payments of $1,980. The future annual minimum lease payments due under this lease at March 31, 2009 are $23,760.
Effective on March 31, 2009, a former officer of the Company resigned. As consideration for settling all claims under this officer’s employment agreement, the Company will pay the following:
(i)	Separation fees of $91,000 will be paid over the eight months beginning on July 1, 2009, and

(ii)	50,000 shares of restricted common stock will be issued which will vest when the Company’s common stock begins to trade publicly.
All of the expense associated with this settlement transaction has been recorded as general and administrative expense by the Company as of March 31, 2009.
In connection with the private placement of common stock which closed on July 31, 2009, the Company also entered into a registration rights agreement with the investors requiring it to register the shares of common stock purchased and the shares of common stock issuable upon conversion of the warrants purchased pursuant to the securities purchase agreement by September 14, 2008 and to cause it to become effective by April 30, 2009 in the event of a full review by the Securities and Exchange Commission. Once a registration statement for these shares becomes effective, the Company is obligated to keep this registration statement continuously effective until all shares covered by such registration rights agreement have been sold, or until July 31, 2012. If the Company fails to meet certain requirements

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 7. Commitments and Contingencies (continued)
Under the registration rights agreement, it is required to pay each investor a monthly cash payment of one- half percent of the aggregate purchase price (approximately $9,300 per month in the aggregate) paid by such investor commencing on January 31, 2009 and continuing until the default is cured (but in no event beyond the 3-year anniversary of the closing of the securities purchase agreement). Our maximum liability under this requirement would be approximately $288,000 if we are unable to file a registration statement and we are required to make payments from January 31, 2009 until July 1, 2011. At March 31, 2009, the Company has accrued $15,000 to satisfy our liability under this requirement.
Note 8. Subsequent Events
On April 10, 2009, the Company extended the expiry of 908,280 warrants with an exercise price of $1.75 and 38,400 warrants with an exercise price of $3.00 all of which were to expire on April 30, 2000 until December 31, 2009. As the holders of these 946,680 warrants are independent investors, the extension of the term was determined to be non-compensatory as the holders are not providing any services to the Company and no expense has been recognized by the Company on the extension of these warrants.
On May 21, 2009, the Company completed a private placement offering in which we sold an aggregate of $498,644 principal amount of 15% convertible debentures and an aggregate of 817,449 common stock warrants. The private placement was conducted so as to comply with the private placement exemption under Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. The debentures are convertible at the initial conversion price of $1.22 per share and the warrants have an initial exercise price of $1.00 per share. The warrants have an exercise term of four years. The debentures are due and payable between April 22, 2013 and May 21, 2013.
The Company’s founder subscribed for $48,644 in this debenture offering. The Company has agreed to accept as payment for his subscription marketable securities at an amount equal to their volume weighted average trading price on the day prior to the closing. If the net sales proceeds realized by the Company from the sale of such marketable securities over a period not to exceed 120 from closing are more or less than the subscription amount, then the debenture issued to the founder will be increased or decreased to equal the net proceeds realized by the Company. These marketable securities were sold for $48,644 during May 2009.
On May 21, 2009, the Company entered into an Agency & Advisory Agreement for Uranium Concentrates and Other Metals with the metals trading company that purchased $450,000 of its 15% convertible debentures in the offering that closed on May 21, 2009. Under the terms of this agreement, the metals trader has the exclusive right to sell all uranium placed for sale by the Company for sales commissions of 5% of the invoice price of uranium sold under long-term contracts and 4.5% of the invoice price of uranium spot sales. Additional bonus commissions may be paid if certain conditions are met. In addition, the metals trader will assist the Company with additional administrative and distribution services associated with the sale of uranium. This agreement will expire on May 21, 2013. However, it is subject to automatic one-year extensions unless either party opts to cancel the contract by giving the other party written notice of such intent no later than six months prior to the expiration date. The Company has issued 300,000 $1.00 four year warrants to the other party as an engagement fee for these services.

Concentric Energy Corp.
(An Exploration Stage Company)
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 8. Subsequent Events (continued)
The founder of the Company and another major stockholder subscribed to $54,000 and $14,831, respectively, of the Company’s 15% convertible debentures issued on December 31, 2008. The Company agreed to accept as payment for these subscriptions marketable securities at an amount equal to their volume weighted average trading price on the day prior to the closing. Under the terms of these debenture agreements, if the net sales proceeds realized by the Company from the sale of such marketable securities over a period not to exceed 120 days from closing were more or less than the subscription amounts, then the debentures issued to the founder and the major stockholder were to be increased or decreased to equal the net proceeds realized by the Company. Following the sale of these marketable securities, the debentures issued to the founder and to the major stockholder were increased by $2,764 and $1,179, respectively.
Under the anti-dilution terms of the Company’s agreements with the purchasers in its private placement which closed on July 31, 2008, when common stock or rights to purchase common stock are issued which allow the holders to purchase common stock at a price that is less than the adjusted exercise prices of the $2.63, $3.86 and $5.07 warrants, the Company is required to decrease the exercise price and increase the number of warrants exercisable for the warrants previously issued to such holders. As a result of the May 2009 debenture offering, the issuance of the 300,000 engagement fee warrants and the adjustments to the December 2008 debentures purchased by the founder and another major stockholder, the Company has decreased the exercise price of the $2.63 warrants to $2.44 and will issue an additional 5,774 of such warrants. In addition, the Company will decrease the exercise price of the $3.86 warrants to $3.50 and will issue an additional 36,297 of such warrants and it will decrease the exercise price of the $5.07 warrants to $4.55 and will issue an additional 17,460 of such warrants.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. Other Expenses of Issuance and Distribution.
     The following table sets forth a list of the registrant’s expenses in connection with the issuance and distribution of the securities being registered hereby:

Amount
SEC registration fee	$63.95
Legal expenses*	$100,000.00
Accounting expenses*	$20,000.00
Printing expenses*	$5,000.00
Miscellaneous expenses*	$4,936.05

Total*	$130,000.00

*	Estimated
ITEM 14. Indemnification of Directors and Officers.
     Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.
     Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.
     Our bylaws include an indemnification provision under which we have the power to indemnify, to the fullest extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.
     In addition, our by-laws that will be in effect upon completion of this offering provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.
     We have entered into indemnification agreements with certain of our directors and former directors which may, in certain cases, be broader than the specific indemnification provisions contained in our certificate of incorporation and by-laws. The indemnification agreements may require us, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors of the Company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

     We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.
ITEM 15. Recent Sales of Unregistered Securities.
     In late 2005 and early 2006, we sold 972,200 shares of common stock at $2.50 per share to individual and institutional private investors in a private placement offering. As part of this private placement transactions, in December 2005, we issued 45,940 shares of common stock as sales commission for this private placement. One subscriber in this private placement received 10,000 shares of common stock on May 3, 2007, the date which we received the subscriber’s subscription payment.
     On July 16, 2007, we sold 840,000 shares of common stock at $7.00 per share to individual and institutional private investors in a private placement offering. We received $5,368,000 in proceeds from this offering, net of sales commissions and other expenses of $537,000. Westminster Securities Corporation served as our placement agent for this private placement. We issued warrants to purchase 58,500 shares of common stock at a price of $7.00 per share with an expiration date of July 16, 2010 as compensation for marketing efforts of this private placement.
     On January 1, 2007, we issued $110,000 in convertible notes to certain of our officers and directors. The notes bear interest at 6% per annum and are convertible into shares of our common stock at $5.00 per share. Principal and interest on these notes was payable December 31, 2007. On November 1, 2007, the holders of $65,000 of these convertible notes elected to convert their notes plus accrued interest of approximately $3,000 into 13,652 shares of our common stock. On March 1, 2007 and May 9, 2007, we issued convertible notes totaling $100,000 and $35,000, respectively. These notes bear interest at 10% per annum. The notes are convertible into our common stock at $5.60 and $7.00 per share, respectively. On November 15, 2007, the holders of both of these notes elected to convert the notes plus accrued interest of approximately $11,000 into 24,678 shares of common stock. The holders, dates, principal amount, interest rate, conversion rate, and number of shares issued upon conversion of these notes are summarized in the table below:

							Number
					Principal		of
Convertible	Date of	Date	Principal	Interest	& Interest	Conversion	Shares
Note Holder	Note	Converted	Amount	Rate	Converted	Rate/Share	Issued
Thomas Fudge*	1/1/2007	N/A	$45,000	6%	—	$5.00	—
Andrew Simpson	1/1/2007	11/1/2007	$5,000	6%	$5,250.68	$5.00	1,050
Stew Hollingsworth	1/1/2007	11/1/2007	$5,000	6%	$5,250.68	$5.00	1,050
Pete Ingersoll	1/1/2007	11/1/2007	$45,000	6%	$47,256.16	$5.00	9,451
Lynn Oates	1/1/2007	11/1/2007	$10,000	6%	$10,501.37	$5.00	2,100
John O’Shea	2/28/2007	11/1/2007	$100,000	10%	$108,383.56	$5.60	19,354
Dick Price	5/8/2007	11/1/2007	$35,000	10%	$37,272.60	$7.00	5,325

*	Note was paid in January 2008.
     In March 2008, we issued a $150,000 convertible promissory note to John O’Shea of Westminster and a $200,000 convertible to promissory note to John Averett of Westminster. The notes mature in March 2009 and bear interest at 10% per annum payable in cash or in kind with common stock at the option of the holder. The note is convertible at the lesser of (i) $7.00 or (ii) the lowest purchase price of any subsequent financing we conduct prior to maturity. Additionally, the note provided us the option to force the noteholder to exchange the note if we raised more than $500,000 in a subsequent financing. On May 27, 2008, we notified the holders of these notes of our exercise of our option to convert the notes into shares of our common stock at a price of $3.00 per share.

     On July 31, 2008, we sold 619,968 shares of our common stock and warrants to purchase an additional 929,952 shares of our common stock to certain investors pursuant to a private placement. With respect to each share of common stock purchased pursuant to the Securities Purchase Agreement entered into with respect to the private placement, the investors received two warrants exercisable for a period of four years from the date of issuance — one to purchase one share of common stock at an exercise price of $4.50 per share for each share of common stock purchased in the private placement and the other to purchase one share of common stock at an exercise price of $6.00 per share for every two shares of common stock purchased in the private placement. We received proceeds of approximately $1,282,000 in connection with this private placement.
     Westminster Securities Corporation acted as our placement agent in connection with the private placement. As part compensation for its services, we issued Westminster Securities Corporation warrants to purchase 61,997 shares of our common stock at $3.00 per share, warrants to purchase 61,997 shares of our common stock at $4.50 per share, and warrants to purchase 30,999 shares of our common stock at $6.00 per share which we refer to as the commission warrants. The commission warrants are exercisable for a period of four years from the date of issuance. In addition, in January 2007, Westminster Securities Corporation and its President, Richard Price, were issued 35,000 shares and 65,000 shares of common stock, respectively, as fees for investment advisory services.
     On September 3, 2008, Ralph Kettell, our founder, purchased 40,000 shares of common stock for $3.00 per share and in addition received 40,000 warrants to purchase common stock at an exercise price of $4.50 per share and 20,000 warrants to purchase common stock at an exercise price of $6.00. All of these warrants are exercisable for a period of four years from the date of issuance.
     On December 31, 2008, we completed a private placement of 15% cumulative convertible debentures in the principal amount of $628,376 that are convertible into shares of common stock at $0.90 per share and have a maturity date of December 31, 2012 and four year warrants to purchase 1,396,391 shares of common stock at an exercise price of $1.00 per share. In connection with this private placement, the investors surrendered, as part of the purchase price, 427,581 warrants with an original exercise price of $4.50 and 235,164 warrants with an original exercise price of $6.00. In addition, investors who failed to hold sufficient warrants to satisfy the warrant portion of their subscription price tendered an aggregate of $11,325 to us, representing the Black and Scholes valuation of such number of warrants having an original exercise price of $6.00 as was necessary to satisfy their subscription price, assuming a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such $6.00 warrants as of December 31, 2008 and an expected volatility equal to 105%. We received net cash proceeds of $514,707, net of expenses of approximately $63,669 in connection with this private placement and $50,000 of financial advisory fees not connected with the private placement. We granted each of the investors in this private placement piggy back registration rights in a future registration statement with respect to the shares of common stock underlying these debentures and warrants.
     Westminster Securities Corporation acted as our placement agent in connection with this private placement. As part compensation for its services, we issued Westminster Securities Corporation four year warrants to purchase 204,349 shares of our common stock at $1.00 per share.
     On May 21, 2009, we completed a private placement of 15% cumulative convertible debentures in the principal amount of $498,644 that are convertible into shares of common stock at $1.22 per share and have a maturity date of April 22, 2009 for $48,644 in principal and May 21, 2009 for $450,000 in principal and four year warrants to purchase 817,449 shares of common stock at an exerciase price of $1.00 per share. The Company received net cash proceeds of $498,644 as there were no placement agent or cash expenses associated with the debenture offering. We granted each of the investors in this private placement piggy back registration rights in a future registration statement with respect to the shares of common stock underlying these debentures and warrants.
     All of the foregoing securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

ITEM 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1*	Articles of Incorporation of Concentric Energy Corp., a Nevada corporation

3.2*	By-Laws of Concentric Energy Corp., a Nevada corporation

3.3*	Articles of Incorporation for the Anderson Mining Company, an Arizona corporation

3.4*	By-Laws of the Anderson Mining Company, an Arizona corporation

5.1†	Form of Legal Opinion of Sichenzia Ross Friedman Ference LLP

9.1†	Voting Trust Agreement dated as of September 30, 2008 among Concentric Energy Corp., Ralph Kettell, II, Laura Kettell, Chloe Kettell UGM Trust, Collin Kettell UGM Trust, Ralph Kettell, III UGM Trust, George Ollinger, Helen Ollinger, Nadine Osborn, LARK Enterprises, Ltd., and Andy Simpson as the Voting Trustee

10.1†	Concentric Energy Corp. Stock Option Plan

10.2*	Form of $1.75 Warrant Agreement between Concentric Energy Corp. and Purchaser

10.3*	Form of Securities Purchase Agreement between Concentric Energy Corp. and Purchaser, dated July 31, 2008

10.4*	Form of Registration Rights Agreement between Concentric Energy Corp. and Purchaser, dated July 31, 2008

10.5*	Form of $4.50 Warrant Agreement between Concentric Energy Corp. and Purchaser

10.6*	Form of $6.00 Warrant Agreement between Concentric Energy Corp. and Purchaser

10.7*	Lock-up Agreement, dated May 31, 2008, between Concentric Energy Corp. and Ralph Kettell

10.8*	Warrant Agreement dated December 28, 2007 between Concentric Energy Corp. and Thomas F. Fudge, Jr.

10.9*	Indemnification Agreement dated November 15, 2007 by and between Concentric Energy Corp. and Rockell N. Hankin

10.10*	Indemnification Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Richard P. Graff

10.11*	Indemnification Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Ronald L. Parratt

10.12*	Retention Agreement dated November 7, 2007 by and between Concentric Energy Corp. and Rockell N. Hankin

10.13*	Retention Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Richard P. Graff

10.14*	Retention Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Ronald L. Parratt

10.15*	Restricted Stock Purchase Agreement dated November 15, 2007 by and between Concentric Energy Corp. and The Rockell Nathan Hankin Living Trust

10.16*	Restricted Stock Purchase Agreement dated February 14, 2008 by and between Concentric Energy Corp. and Richard P. Graff

10.17*	Restricted Stock Purchase Agreement dated January 2, 2008 by and between Concentric Energy Corp. and Ronald L. Parratt

10.18*	Employment Agreement dated November 2, 2007 by and between Concentric Energy Corp. and Bonita Bogaert

10.19*	Employment Agreement entered into in November 1, 2006 by and between Concentric Energy Corp. and Andrew Simpson

10.20*	Employment Agreement between Concentric Energy Corp. and Lynn Oates

10.21*	Consulting Agreement dated January 15, 2007 by and between Concentric Energy Corp. and Arden Larson

10.22*	Severance and Consulting Agreement dated December 27, 2007 by and between Concentric Energy Corp. and Thomas F. Fudge

10.23*	Restricted Stock Purchase Agreement dated January 4, 2008 by and between Concentric Energy Corp. and Thomas F. Fudge

10.24*	Quitclaim Transfer of Title and Claims dated July 30, 2007, executed by Concentric Energy Corp. to benefit Nevada Fluorspar, Inc., effective as of July 29, 2005

10.25*	Quitclaim Deed dated April 13, 2007 executed by Ralph W. Kettell to the benefit of Concentric Energy Corp.

10.26**	Form of Securities Purchase Agreement between Concentric Energy Corp. and Purchaser, dated December 31, 2008

10.27**	Form of 15% Cumulative Convertible Debenture due December 31, 2012

10.28**	Form of $1.00 Warrant to Purchase Common Stock dated December 31, 2008

10.29**	Form of Securities Purchase Agreement between Concentric Energy Corp. and Purchaser, dated May 21, 2009

10.30**	Form of 15% Cumulative Convertible Debenture due May 21, 2013

10.31**	Form of $1.00 Warrant to Purchase Common Stock dated May 21, 2009

10.32†	Exclusive Marketing Agreement dated May 21, 2009 between Concentric Energy Corp. and Traxys North America LLC

10.33**	Amendment to Employment Agreement between Concentric Energy Corp. and Andrew K. Simpson dated October 17, 2008

23.1**	Consent of Semple, Marchal & Cooper, LLP

Exhibit No.	Description
23.2†	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page)

*	Previously filed.

**	Filed herein.

†	To be filed by Amendment.

ITEM 17. Undertakings.
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)	If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use..

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wickenburg, State of Arizona, on August 10, 2009.

CONCENTRIC ENERGY CORP.
By:	/s/ Andrew K. Simpson
Name:	Andrew K. Simpson
Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated,

Signature	Title	Date

/s/ Andrew K. Simpson Andrew K. Simpson	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	August 10, 2009

By: /s/ Andrew K. Simpson	President, Vice President — Finance,	August 10, 2009
Andrew K. Simpson
Attorney-in-fact
Lynn F. Oates	Controller

By: /s/ Andrew K. Simpson	Chairman of the Board	August 10, 2009
Andrew K. Simpson
Attorney-in-fact Rockell N. Hankin

By: /s/ Andrew K. Simpson	Director	August 10, 2009
Andrew K. Simpson
Attorney-in-fact Richard P. Graff

By: /s/ Andrew K. Simpson	Director	August 10, 2009
Andrew K. Simpson
Attorney-in-fact Ronald L. Parratt

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Articles of Incorporation of Concentric Energy Corp., a Nevada corporation

3.2*	By-Laws of Concentric Energy Corp., a Nevada corporation

3.3*	Articles of Incorporation for the Anderson Mining Company, an Arizona corporation

3.4*	By-Laws of the Anderson Mining Company, an Arizona corporation

5.1†	Form of Legal Opinion of Sichenzia Ross Friedman Ference LLP

9.1†	Voting Trust Agreement dated as of September 30, 2008 among Concentric Energy Corp., Ralph Kettell, II, Laura Kettell, Chloe Kettell UGM Trust, Collin Kettell UGM Trust, Ralph Kettell, III UGM Trust, George Ollinger, Helen Ollinger, Nadine Osborn, LARK Enterprises, Ltd., and Andy Simpson as the Voting Trustee

10.1†	Concentric Energy Corp. Stock Option Plan

10.2*	Form of $1.75 Warrant Agreement between Concentric Energy Corp. and Purchaser

10.3*	Form of Securities Purchase Agreement between Concentric Energy Corp. and Purchaser

10.4*	Form of Registration Rights Agreement between Concentric Energy Corp. and Purchaser

10.5*	Form of $4.50 Warrant Agreement between Concentric Energy Corp. and Purchaser

10.6*	Form of $6.00 Warrant Agreement between Concentric Energy Corp. and Purchaser

10.7*	Lock-up Agreement, dated May 31, 2008, between Concentric Energy Corp. and Ralph Kettell

10.8*	Warrant Agreement dated December 28, 2007 between Concentric Energy Corp. and Thomas F. Fudge, Jr.

10.9*	Indemnification Agreement dated November 15, 2007 by and between Concentric Energy Corp. and Rockell N. Hankin

10.10*	Indemnification Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Richard P. Graff

10.11*	Indemnification Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Ronald L. Parratt

10.12*	Retention Agreement dated November 7, 2007 by and between Concentric Energy Corp. and Rockell N. Hankin

10.13*	Retention Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Richard P. Graff

10.14*	Retention Agreement dated December 12, 2007 by and between Concentric Energy Corp. and Ronald L. Parratt

10.15*	Restricted Stock Purchase Agreement dated November 15, 2007 by and between Concentric Energy Corp. and The Rockell Nathan Hankin Living Trust

10.16*	Restricted Stock Purchase Agreement dated February 14, 2008 by and between Concentric Energy Corp. and Richard P. Graff

10.17*	Restricted Stock Purchase Agreement dated January 2, 2008 by and between Concentric Energy Corp. and Ronald L. Parratt

10.18*	Employment Agreement dated November 2, 2007 by and between Concentric Energy Corp. and Bonita Bogaert

10.19*	Employment Agreement entered into in November 1, 2006 by and between Concentric Energy Corp. and Andrew Simpson

10.20*	Employment Agreement between Concentric Energy Corp. and Lynn Oates

10.21*	Consulting Agreement dated January 15, 2007 by and between Concentric Energy Corp. and Arden Larson

10.22*	Severance and Consulting Agreement dated December 27, 2007 by and between Concentric Energy Corp. and Thomas F. Fudge

10.23*	Restricted Stock Purchase Agreement dated January 4, 2008 by and between Concentric Energy Corp. and Thomas F. Fudge

10.24*	Quitclaim Transfer of Title and Claims dated July 30, 2007, executed by Concentric Energy Corp. to benefit Nevada Fluorspar, Inc., effective as of July 29, 2005

10.25*	Quitclaim Deed dated April 13, 2007 executed by Ralph W. Kettell to the benefit of Concentric Energy Corp.

10.26**	Form of Securities Purchase Agreement between Concentric Energy Corp. and Purchaser, dated December 31, 2008

10.27**	Form of 15% Cumulative Convertible Debenture due December 31, 2012

10.28**	Form of $1.00 Warrant to Purchase Common Stock dated December 31, 2008

10.29**	Form of Securities Purchase Agreement between Concentric Energy Corp. and Purchaser, dated May 21, 2009

10.30**	Form of 15% Cumulative Convertible Debenture due May 21, 2013

10.31**	Form of $1.00 Warrant to Purchase Common Stock dated May 21, 2009

10.32†	Exclusive Marketing Agreement dated May 21, 2009 between Concentric Energy Corp. and Traxys North America LLC

10.33**	Amendment to Employment Agreement between Concentric Energy Corp. and Andrew K. Simpson dated October 17, 2008

23.1**	Consent of Semple Marchal & Cooper, LLP

Exhibit No.	Description
23.2†	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page)

*	Previously filed.

**	Filed herein.

†	To be filed by Amendment.